Filed pursuant to Rule 424(b)(3)
Registration No. 333-197148

PROSPECTUS

RCS CAPITAL CORPORATION

14,657,980 Shares of 7.00% Series A Convertible Preferred Stock
$120,000,000 5.00% Convertible Senior Notes due 2021
21,450,490 Shares of Class A Common Stock

This prospectus relates to the possible resale, from time to time, by the selling stockholders named in this prospectus, which we refer to as the selling stockholders, of up to: (i) 2,469,136 shares of our Class A common stock, which we refer to as the PIPE shares; (ii) 14,657,980 shares of our 7.00% Series A Convertible Preferred Stock, par value $0.001 per share, having an aggregate liquidation preference of $270,000,000, which we refer to as the convertible preferred stock; (iii) 13,326,752 shares of our Class A common stock that are issuable upon conversion of shares of convertible preferred stock, estimated based on the conversion price applicable as of June 30, 2014; (iv) $120,000,000 aggregate face amount of our 5.00% Convertible Notes due 2021, which we refer to the convertible notes; (v) 5,665,722 shares of our Class A common stock that are issuable upon conversion of convertible notes; and (vi) 2,458,016 shares of our Class A common stock, which we refer to as the put/call shares, that may be issuable upon exercise by the selling stockholders of their put right with respect to their membership interests in RCS Capital Management, LLC, or upon our exercise of our call right with respect to such membership interests. We refer to the PIPE shares, the convertible preferred stock, the shares of our Class A common stock that are issuable upon conversion of convertible preferred stock, the convertible notes, the shares of our Class A common stock that are issuable upon conversion of the convertible notes and the put/call shares, collectively, as the registered securities. The number of shares of Class A common stock that may be issuable upon conversion of the convertible preferred stock is subject to adjustment due to changes in the conversion price on account of fluctuations in the market price of our Class A common stock or accrued and unpaid dividends that increase the aggregate liquidation preference outstanding. The maximum number of shares of Class A common stock that may be issuable as put/call shares is subject to adjustment due to changes in the number of shares of our Class A common stock outstanding and/or the number of shares of our Class A common stock issuable on conversion of the convertible preferred stock and convertible notes.

Pursuant to a securities purchase agreement among us, RCAP Holdings, LLC, our controlling stockholder, and certain of the selling stockholders dated as of April 29, 2014 as amended June 10, 2014, which we refer to as the securities purchase agreement, we issued and sold to the selling stockholders in private placements: (i) the convertible notes and the convertible preferred stock on April 29, 2014; and (ii) the PIPE shares on June 10, 2014. In connection with the securities purchase agreement, certain of the selling stockholders purchased a percentage of the membership interests in RCS Capital Management, LLC, which we refer to as the Luxor percentage interest, and entered into a put/call agreement with us and the members of RCS Capital Management, LLC pursuant to which (i) such selling stockholders currently have the right, which we refer to as the Luxor put, to require us to purchase the Luxor percentage interest in exchange for, at our election, either cash, shares of our Class A common stock or a combination thereof; and (ii) we will have the right, commencing on the earlier of December 29, 2016 or the occurrence of a change of control of the selling stockholders, to require such selling stockholders to sell the Luxor percentage interest to us in exchange for, at our election, either cash, shares of our Class A common stock or a combination thereof. We are registering the registered securities to provide the selling stockholders with freely tradable securities pursuant to our obligation under the securities purchase agreement.

We will receive no proceeds from any sale of the registered securities covered by this prospectus by the selling stockholders, but we have agreed to pay certain expenses relating to the registered securities. The selling stockholders from time to time may offer and sell the shares held by them directly or through one or more underwriters, broker-dealers or agents on terms to be determined at the time of sale, as described in more detail in this prospectus.

Our Class A common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “RCAP.” On July 16, 2014, the closing price of our Class A common stock on NYSE was $21.23. There is no established public trading market for the convertible preferred stock or the convertible notes, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the convertible preferred stock or the convertible notes on any national securities exchange or other nationally recognized trading system.

Investing in any of the registered securities involves risks. You should carefully read and consider “Risk Factors” included in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and our Current Report on Form 8-K dated July 1, 2014, on page 8 of this prospectus and in any related prospectus supplement before investing in any of the registered securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 17, 2014

Except where the context requires otherwise, in this prospectus:

•	“RCS Capital Corporation,” “our company,” “we,” “us” and “our” refer to RCS Capital Corporation, a Delaware corporation, and, unless the context otherwise requires, any operating subsidiaries or any other subsidiaries of ours, formed for acquisition purposes or otherwise;
•	“RCS Capital” refers to, and is the marketing name for, our investment banking and capital markets business, which is a division of our operating subsidiary, Realty Capital Securities, LLC, or Realty Capital Securities, as well as to our transaction management business, which is operated through our operating subsidiary RCS Advisory Services, LLC, or RCS Advisory;
•	“RCS Holdings” refers to RCS Capital Holdings, LLC, an intermediate holding company formed by us to own our operating subsidiaries and any other subsidiaries of ours;
•	“RCAP Holdings” refers to RCAP Holdings, LLC, a Delaware limited liability company, the selling stockholder of our Class A common stock under this prospectus and the holder of the Class B Units and of the sole outstanding share of our Class B common stock, that is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors;
•	“RCS Capital Management” refers to RCS Capital Management, LLC, a Delaware limited liability company that provides strategic planning and consulting services to assist us and our subsidiaries in implementing our business strategies, subject to oversight, directly or indirectly, by our board of directors, and is directly or indirectly controlled by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors, both of whom directly or indirectly control RCAP Holdings and RCAP Equity, LLC;
•	Our “principals” refers to Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors, who directly or indirectly control RCAP Holdings and RCAP Equity, LLC;
•	The “members of RCAP Holdings” refers to the members of RCAP Holdings, who consist of Mr. Schorsch, Mr. Kahane, Mr. Schorsch’s wife, Shelley D. Schorsch, as well as three other members of our board of directors, namely Edward M. Weil, Jr., Peter M. Budko and Brian S. Block, all of whom are also members of AR Capital, LLC, RCS Capital Management, RCAP Equity, LLC and RCS Holdings;
•	“American Realty Capital” refers to AR Capital, LLC and, to the extent applicable, the American Realty Capital group of companies, which were founded in 2007 by Nicholas S. Schorsch, the executive chairman of our board of directors, and William M. Kahane, our chief executive officer and a member of our board of directors, to provide sponsors and advisors of direct investment programs with strategic and financial advice in connection with the formation, distribution, maintenance and liquidation phases of their offerings;
•	“Luxor” refers to Luxor Capital Group, LP, which is also a member of RCS Capital Management, and its affiliates, which include all of the selling stockholders;
•	The “recent and pending acquisitions” refers, collectively, to: (i) our recently completed acquisition of Cetera Financial Holdings, Inc., or Cetera, through a merger transaction which we refer to as the Cetera acquisition; (ii) our recently completed acquisition of First Allied Holdings Inc., or First Allied, through a contribution transaction which we refer to as the First Allied acquisition; (iii) our recently completed acquisition of Hatteras Investment Partners LLC and certain of its affiliates, or Hatteras, through an asset purchase transaction which we refer to as the Hatteras acquisition; (iv) our recently completed acquisition of J.P. Turner & Company, LLC and J.P. Turner & Company Capital Management, LLC, or J.P. Turner, through a membership interest purchase transaction which we refer to as the J.P. Turner acquisition; (v) our recently completed acquisition of Summit Financial Services Group, Inc., or Summit, through a merger transaction which we refer to as the Summit acquisition; (vi) our recently completed acquisition of Investors Capital Holdings, Ltd., or ICH, through a merger transaction which we refer to as the ICH acquisition; and (vii) our pending acquisition of Validus/Strategic Capital Partners, LLC, which we refer to as StratCap, through an asset purchase transaction which we refer to as the StratCap acquisition;
•	The “acquired businesses” refers collectively to the businesses acquired, or to be acquired, in the recent and pending acquisitions;
•	“REITs” refers to real estate investment trusts for U.S. federal income tax purposes; and
•	“direct investment programs” refers to investment programs which provide for flow-through tax treatment under U.S. tax law, including REITs and other types of real estate programs, business development companies, equipment leasing programs and oil and gas programs. Generally, securities issued in a direct investment program are not listed on a national securities exchange.

You should rely only on the information contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any applicable free writing prospectus. Neither we nor any of the selling stockholders have authorized any other person to provide you with different or additional information or make any representation that is different. If anyone provides you with different or additional information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the registered securities to which it relates, and this prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any related prospectus supplement, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for more information.

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ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC. Under this process, selling stockholders named in this prospectus may sell registered securities from time to time. The exhibits to the registration statement of which this prospectus is a part and documents incorporated by reference herein contain the full text of certain contracts and other important documents that we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to acquire or purchase registered securities offered by this prospectus, you should review the full text of these documents. The registration statement and the exhibits and other documents can be obtained from the SEC as indicated under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

This prospectus only provides you with a general description of the convertible preferred stock, the convertible notes and our Class A common stock that any selling stockholder may offer, which is not meant to be a complete description of the convertible preferred stock, the convertible notes and our Class A common stock. Each time a selling stockholder sells registered securities, such selling stockholder will provide a prospectus and any related prospectus supplement containing specific information about the terms of the applicable offering, as required by law. Such prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any related prospectus supplement together with the additional information described under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

Selling stockholders may offer the registered securities directly or through one or more underwriters, broker-dealers or agents. A prospectus supplement may describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of registered securities. See “Plan of Distribution.”

Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto, references to “our company,” “we,” “us” and “our” mean RCS Capital Corporation and its consolidated subsidiaries.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

SEC rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of registered securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 28, 2014;
•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, filed with the SEC on May 15, 2014;
•	our Current Reports on Form 8-K filed with the SEC on January 7, 2014, January 16, 2014 (two reports on that date), January 17, 2014, January 23, 2014, February 4, 2014, February 7, 2014, February 12, 2014 (two reports on that date), March 10, 2014, March 14, 2014, March 18, 2014, March 21, 2014, March 26, 2014, April 1, 2014, April 7, 2014, April 28, 2014, April 29, 2014, April 30, 2014, May 1, 2014, May 2, 2014 (as amended May 9, 2014), May 6, 2014, May 13, 2014, May 20, 2014, May 22, 2014, May 28, 2014, June 3, 2014, June 11, 2014 (as amended July 1, 2014), June 12, 2014, June 13, 2014 (two reports on that date), June 19, 2014 (two reports on that date), June 20, 2014, June 24, 2014, July 1, 2014 (two reports on that date), July 3, 2014 and July 11, 2014; and
•	the description of our Class A common stock included in our registration statement on Form 8-A filed with the SEC on May 13, 2013.

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any of the registered securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any related prospectus supplement and any previously filed documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests for those documents should be directed to us as follows: RCS Capital Corporation, 405 Park Avenue, 14th Floor, New York, New York 10022, Attn: Investor Relations, Telephone: (866) 904-2988.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance with those requirements, file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as this registration statement and the exhibits and schedules thereto, can be inspected at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may be obtained at prescribed rates. Information about the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants, including us, that file such information electronically with the SEC. The address of the SEC’s website is www.sec.gov. Copies of these documents may be available on our website at www.rcscapital.com. Our internet website and the information contained therein or connected thereto are not incorporated into this prospectus or any amendment or supplement thereto.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the registered securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted in accordance with the SEC’s rules and regulations. For further information about us and the registered securities, we refer you to the registration statement and to such exhibits and schedules. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. and through the SEC’s website. Please be aware that statements in this prospectus referring to a contract or other document are summaries and you should refer to the exhibits that are part of the registration statement for a copy of the contract or document.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements:

•	our ability to complete the StratCap acquisition on the anticipated terms, in the anticipated timeframes or at all;
•	our ability to integrate the acquired businesses with our existing businesses;
•	whether and when we will be able to realize the anticipated benefits from the recent and pending acquisitions;
•	our indebtedness could adversely affect our financial health and may limit our ability to use debt to fund future capital needs;
•	significant dilution could result from future issuances of Class A common stock;
•	future sales of our Class A Common Stock could lower the market price of our Class A Common Stock;
•	adverse developments in the direct investment program industry;
•	deterioration in the business environment in the specific sectors of the economy in which we focus or a decline in the market for securities of companies within these sectors;
•	substantial fluctuations in our financial results;
•	our ability to retain our senior professionals and key management personnel of the acquired businesses;
•	pricing and other competitive pressures;
•	changes in laws and regulations and industry practices that adversely affect our business;
•	incurrence of losses in the future;
•	competition from larger firms;
•	limitations on our access to capital;
•	malfunctioning or failure in our operations and infrastructure;
•	failure to achieve and maintain effective internal controls; and
•	the factors included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, including those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The forward-looking statements contained in this prospectus reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to shares of our common stock.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

RCS CAPITAL CORPORATION

Overview

We are an integrated financial services company focused on retail investors. We currently are engaged in the independent retail advice business through our recent acquisitions of Cetera, First Allied, ICH, J.P. Turner and Summit, and the wholesale distribution, investment banking, capital markets and transaction management services and investment research businesses through our other operating subsidiaries. We have recently acquired Hatteras through which we will establish an investment management platform specializing in alternative investments. We have entered into an agreement to acquire StratCap, which will become part of our wholesale distribution platform following completion of the acquisition. We may also pursue additional complementary acquisitions.

We believe that the combination of our businesses makes us a pre-eminent source for independent retail advice, interests in direct investment programs and alternative investment solutions to retail investors. In particular, we believe our complementary independent retail advice platform, wholesale distribution platform, and investment banking, capital markets and transaction management services platform positions us to capture value across the direct investment program lifecycle.

Our principal executive offices are located at 405 Park Avenue, 14th Floor, New York, New York 10022. Our telephone number is (866) 904-2988. We maintain a website at www.rcscapital.com. Information on our website is not, and should not be interpreted to be, part of this prospectus.

Independent Retail Advice

Through the broad network of financial advisors on our independent retail advice platform, we offer financial advice and investment solutions to mass affluent investors with investment needs that are not served by the offerings and capabilities of captive investment advisors and broker-dealers. Cetera and the acquired business that comprise, or will be incorporated into, our independent retail advice platform, operate as independent subsidiaries under their own brands and management, but with shared back-office and support systems.

After giving effect to the completion of all the recent and pending acquisitions, we will have the second largest network of financial advisors with over 9,100 in the United States that collectively have approximately $208.3 billion in assets under administration on a pro forma basis as of March 31, 2014.

Financial advisors in the independent channel are financial professionals, most of whom operate out of small offices, who provide affluent individuals investment and wealth management advice and services and use independent channels, such as our independent retail advice platform, to provide their clients with access to financial products and investment advisory services. Financial advisors generally are registered as investment advisory representatives with a registered investment adviser and registered with a broker-dealer as registered representatives, which allows them to perform brokerage services for clients by executing specific securities transactions, and may also be licensed insurance agents affiliated with insurance companies.

Our independent retail advice platform provides independent groups of affiliated financial advisors or other financial professionals with the technology, infrastructure and other support and services they need to serve their clients. We also provide our financial advisors with a wide array of practice development and operational support services that we believe will help our financial advisors launch new relationships and strengthen existing ones.

We also provide our financial advisors with access to a wide range of financial products, including mutual funds, fixed and variable annuities, alternative investments, equity and fixed income securities, and other financial products. The independent subsidiaries that comprise our independent retail advice platform are able to determine independently which of these products they offer and their financial advisors are able to select which of these products to recommend to their clients.

Wholesale Distribution

Our wholesale distribution platform is the leading multi-product distributor of direct investment program offerings to independent broker-dealers and the retail financial advisor community as measured by total equity capital raised by direct investment programs distributed by us and number of direct investment programs distributed as of March 31, 2014, according to Robert A. Stanger & Co. Leveraging the expertise of our affiliate, American Realty Capital, the leading sponsor of real estate direct investment programs, we have developed substantial distribution capabilities through a selling group of approximately 260 brokerage firms with approximately 900 active selling agreements supporting approximately 80,000 financial advisors as of March 31, 2014.

From inception through March 31, 2014, our wholesale distribution platform has distributed 24 offerings (public non-listed and private) with total equity capital raised in such offerings of approximately $17.3 billion. The offerings distributed by our wholesale distribution platform are direct investment programs registered with the SEC, consisting primarily of non-traded REITs. The offerings are sector-specific and consist of net lease real estate, healthcare, grocery anchored retail, real estate debt, oil and gas, anchored core retail, small mid-market lending, global sale-leaseback, New York office and retail, a closed-end real estate securities fund, an open-end real estate securities fund and a non-traded business development company fund. Substantially all of our offerings relate to direct investment programs sponsored by our affiliate, American Realty Capital.

Investment Banking, Capital Markets and Transaction Management Services

Our investment banking, capital markets and transaction management services platform provides comprehensive strategic advisory services focused on direct investment programs, particularly non-traded REITs. These strategic advisory services include mergers and acquisitions advisory, capital markets activities, registration management, and other transaction support services that capture value across the direct investment program lifecycle. To date, these services have been provided primarily to clients that were sponsored or managed by American Realty Capital. Due to the specialized nature of the direct investment program industry, we believe we are particularly well suited to advise funds and direct investment programs that are distributed by Realty Capital Securities.

Research Division

In March 2014, we launched SK Research, LLC, or SK Research, the initial component of a new research division dedicated to alternative investment programs. As a first step in our establishment of a research division, SK Research provides focused research, consulting, training and education, and due diligence on traditional and non-traditional investment products. We believe that adding a research division augments our back-office and investment management capabilities and enhance the training, education and practice management tools available to our independent retail advice platform and the financial advice we can provide to our clients. We believe SK Research benefits both our independent retail advice platform and the broader community of mass affluent investors who will rely on our financial advisors and our investment programs.

Investment Management

Our investment management platform, which primarily will involve fund-of-funds investments, will provide investment advisory, distribution and other services, such as transfer agent and fund administration services, to the Hatteras family of funds.

A broker-dealer subsidiary of Hatteras will act as distributor for the funds and a subsidiary of Hatteras will serve as manager and advisor for all of the Hatteras funds and perform all investment management services pursuant to contracts with the funds.

These funds will be available through unaffiliated third-party financial institutions, our independent retail advice platform and Hatteras’ existing internal distribution channel.

RISK FACTORS

Investing in the registered securities involves risks. Before purchasing shares of convertible preferred stock or convertible notes, converting shares of convertible preferred stock or convertible notes into shares of our Class A common stock or purchasing shares of our Class A common stock from the selling stockholders offered by this prospectus you should carefully consider the risks discussed below and the risks, uncertainties and additional information set forth in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and any subsequent Current Reports on Form 8-K, which are incorporated, or deemed to be incorporated, by reference into this prospectus, and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” The risks and uncertainties discussed below and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

Risks Related to our Common Stock

The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

The market price of our Class A common stock may be volatile and could be subject to wide fluctuations. In addition, the trading volume on Class A common stock may fluctuate and cause significant price variations to occur. If the market price of our Class A common stock declines significantly, you may be unable to resell your shares of our Class A common stock at or above your purchase price, if at all. There can be no assurance that the market price of our Class A common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our Class A common stock, or result in fluctuations in the price or trading volume of Class A common stock, include:

•	adverse publicity about direct investment programs, generally, or individual scandals specifically;
•	general market and economic conditions;
•	variations in our quarterly operating results;
•	our failure to meet the market’s earnings expectations;
•	departures of principals or additions/departures of other key personnel;
•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;
•	actions by our stockholders;
•	changes in market valuations of similar companies;
•	actual or anticipated poor performance in our underlying investment strategies;
•	publication of research reports about us or the securities industry, or the failure of securities analysts to cover our Class A common stock;
•	changes or proposed changes in laws or regulation, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters; and
•	litigation and governmental investigations.

Public perceptions of the actual or expected risks or benefits of the recent and pending acquisitions could also affect the price of our Class A common stock. If we do not achieve the perceived benefits of the recent and pending acquisitions as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the recent and pending acquisitions on our financial results is otherwise not consistent with the expectations of financial or industry analysts, the market price of our Class A common stock may decline as a result of the recent and pending acquisitions. Similarly, uncertainty about the completion of the StratCap acquisition, which are subject to conditions, may also affect the market price of our Class A common stock.

The structure of our Class B common stock has the effect of concentrating voting control over us in RCAP Holdings and, indirectly, in those who control RCAP Holdings.

For so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock. This concentrated control will limit or preclude your ability to influence corporate matters as a holder of Class A common stock. RCAP Holdings, which is directly or indirectly controlled by Messrs. Schorsch and Kahane, holds the sole outstanding share of our Class B common stock and thereby controls a majority of the voting power of our outstanding common stock, retains effective control of our board of directors and has the ability to control all matters submitted to our stockholders for approval. In addition, even if the share of Class B common stock were not outstanding as of June 30, 2014, Messrs. Schorsch and Kahane and the other members of RCAP Holdings, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and their direct ownership of shares of our Class A common stock, would own 48.00% of the outstanding Class A common stock and would still control us through their ownership of those shares.

Messrs. Schorsch and Kahane currently have the ability to control all matters affecting us, including:

•	the composition of our board of directors and, through our board of directors, any determination with respect to our business plans and policies;
•	any determinations with respect to mergers, acquisitions and other business combinations;
•	our acquisition or disposition of assets;
•	our financing activities;
•	certain changes to our amended and restated certificate of incorporation;
•	amendments to any agreements between us and RCAP Holdings;
•	corporate opportunities that may be suitable for us, RCAP Holdings or Messrs. Schorsch and Kahane;
•	determinations with respect to enforcement of rights we may have against third parties;
•	the payment of dividends, if any, on our common stock and the convertible preferred stock; and
•	the number of shares available for issuance under our stock plans for prospective and existing employees, as well as the number of shares available under our stock purchase program.

If RCAP Holdings does not provide any requisite consent allowing us to conduct such activities when requested, we will not be able to conduct such activities and, as a result, our business and our operating results may be harmed. Messrs. Schorsch and Kahane also control RCS Capital Management, which means that these individuals may have an even greater influence over our affairs than their control over RCAP Holdings and RCAP Equity alone would dictate.

RCAP Holdings’ ability to control our board of directors may also make it difficult for us to recruit high-quality independent directors. Persons who would otherwise have accepted an invitation to join our board of directors may decline to do so, which makes the recruitment of the most qualified independent directors more difficult.

On April 29, 2014, RCAP Holdings pledged substantially all of its assets, including its shares of Class A common stock and the sole outstanding share of our Class B common stock, to secure the bank facilities. See “Description of Other Indebtedness — The Bank Facilities.” An event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of Class B common stock could give rise to a change in control of our company.

In the event RCAP Holdings is acquired or otherwise undergoes a change of control, any acquiror or successor will be entitled to exercise the voting control and contractual rights of RCAP Holdings, and may do so in a manner that could vary significantly from that of RCAP Holdings.

Following the redemption of the sole outstanding share of our Class B common stock, the concentration of ownership of our Class A common stock in RCAP Holdings, RCAP Equity, LLC and Luxor could continue to limit other stockholders’ ability to influence corporate matters.

RCAP Holdings holds the sole outstanding share of our Class B common stock and thereby controls a majority of the voting power of our outstanding common stock, retains effective control of our board of directors and has the ability to control all matters submitted to our stockholders for approval. Luxor (which includes and controls the selling stockholders), RCAP Holdings and the members of RCAP Holdings have agreed to use their reasonable best efforts to cause the rights of our Class B common stock to be amended to allow us to redeem any outstanding Class B common stock owned by RCAP Holdings for cash although we would be prohibited from doing so by the restricted payments covenant contained in the bank facilities currently in effect. Any such redemption would also be subject to our obtaining the affirmative vote of those holders of Class A common stock owning a majority of the outstanding Class A common stock. Luxor currently holds shares of Class A common stock, convertible preferred stock and convertible notes that can be converted into newly issued shares of our Class A common stock, and the Luxor put under which, if exercised, Luxor may receive consideration in the form of shares of our Class A common stock. For so long as it holds a majority of the convertible preferred stock outstanding, Luxor is also entitled to appoint at least one member to our board of directors and has other rights. See “Description of Capital Stock — Series A Convertible Preferred Stock — Voting Rights” for further details.

As of June 30, 2014, Messrs. Schorsch and Kahane and the other members of RCAP Holdings, through their direct or indirect control of RCAP Holdings and RCAP Equity, LLC and their direct ownership of our Class A common stock, would control 74.00% of our combined voting power through their ownership of 30,336,428 shares of our Class A common stock (67.93% assuming conversion of the convertible preferred stock and convertible notes held by Luxor and exercise of the Luxor put), and Luxor would control 28.78% of our combined voting power through its ownership of 24,344,355 shares of our Class A common stock assuming conversion of the convertible preferred stock and convertible notes held by Luxor and exercise of the Luxor put. The potential for continued significant concentration of share ownership and control through Messrs. Schorsch and Kahane, Luxor or all of them, acting together, may adversely affect the trading price for our Class A common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Moreover, this concentrated voting control would have similar effects to the current concentrated voting control of Messrs. Schorsch and Kahane, as described in more detail above in “— The structure of our Class B common stock has the effect of concentrating voting control over us in RCAP Holdings and, indirectly, in those who control RCAP Holdings.”

Future sales of our Class A common stock in the public market or future issuances in connection with acquisitions of businesses could lower the market price of our Class A common stock.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock or the perception that such sales could occur. Sales and issuances of our Class A common stock may also occur in connection with the estimated issuance of 471,032 additional shares of our Class A common stock to pay consideration at the completion of the StratCap acquisition (based on the closing price of our Class A common stock on June 30, 2014, or $21.23 per share). These sales or issuances, or the possibility that these sales or issuances may occur, also might make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate.

Pursuant to a lock-up agreement entered into in connection with a public offering of Class A common stock by us and RCAP Holdings that closed concurrently with the issuance of the PIPE shares, which we refer to as the underwritten public offering, 21,002,909 shares of Class A common stock held by our executive officers, directors, RCAP Holdings and RCAP Equity, LLC will become eligible for future sale (subject, in some cases, to volume limitations) on December 1, 2014.

The selling stockholders are subject to similar lock-up agreements, and the registered securities will not become eligible for future sale until September 2, 2014, with respect to the 2,469,136 shares of our Class A common stock comprising the PIPE shares, and until December 1, 2014, with respect to the 18,992,474 shares of our Class A common stock estimated to be issuable upon conversion of the convertible notes and the convertible preferred stock.

There can be no assurance as to the size or price of future issuances of our Class A common stock or the effect, if any, that such future issuances and future sales of shares of our Class A common stock, including future sales by the selling stockholders, may have on the market price of our Class A common stock. Sales or distributions of substantial amounts of our Class A common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may cause the market price of our Class A common stock to decline.

You may suffer immediate and substantial dilution in connection with the conversion of the convertible preferred stock and the convertible preferred notes and upon the issuance of Class A common stock in connection with the StratCap acquisition.

Significant dilution may occur due to the estimated 18,992,474 shares of our Class A common stock issuable upon conversion of the convertible preferred stock and the convertible preferred notes. This amount is expected to increase because we do not expect to pay cash dividends on the convertible preferred stock, which will accrue additional liquidation preference and be convertible into additional shares of Class A common stock. Significant dilution to existing stockholders may also occur in connection with the estimated issuance of 471,032 additional shares of our Class A common stock to pay consideration at the completion of the StratCap acquisition (based on the closing price of our Class A common stock on June 30, 2014, or $21.23 per share).

Furthermore, in connection with the Cetera acquisition, Luxor purchased a membership interest in RCS Capital Management and received the Luxor put, the right to require us to purchase the interest in exchange for, at our election, either cash, shares of our Class A common stock or a combination thereof. As of the date of this prospectus and after giving effect to the conversion of all outstanding convertible preferred stock and convertible notes and the completion of the StratCap acquisition, 2,458,016 shares of our Class A common stock would be issuable upon exercise of the Luxor put. An exercise of the Luxor put that requires us to issue additional shares of our Class A common stock could also cause dilution.

Collectively, the issuances and potential issuances described above would constitute 34.59% of our currently outstanding Class A common stock.

These issuances will also increase the number of shares that may be issued under our equity plan, pursuant to which the number of shares of our Class A common stock equal to 10% of our issued and outstanding Class A common stock (on a fully diluted basis) at any time may be granted as awards. Issuances of awards under our equity plan or sales of shares under our stock purchase program may result in dilution of the economic interests of our public stockholders.

Any additional capital raised by us through the sale of equity or convertible securities or any equity or convertible securities issued as consideration in future acquisitions may also dilute your ownership in us. Furthermore, if we issue additional equity securities, our stockholders will experience dilution, the new equity securities could have rights senior to those of our Class A common stock and the convertible preferred stock. Because our decision to issue securities in any future offering may depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. As a result, our stockholders bear the risk of our future securities offerings reducing the market price of our Class A common stock and diluting their interest in us.

Our ability to pay dividends is restricted.

We paid cash dividends to our Class A stockholders on a quarterly basis as approved by our board of directors commencing in July 2013 (with respect to the second quarter of 2013) through July 2014 (with respect to the second quarter of 2014). At the present time, we do not expect to continue paying quarterly dividends in subsequent quarters, as our ability to pay cash dividends is restricted due to the negative covenants that are contained in the bank facilities and the indenture, which prohibit payment of dividends by us and our operating subsidiaries, subject to certain limited exceptions. See “Description of Convertible Notes — Restricted Payments” and “Description of Other Indebtedness — The Bank Facilities.” We also do not expect to pay cash dividends on the convertible preferred stock for the same reason. See “— Risks Related to the Convertible Preferred Stock — Our ability to pay cash dividends on the convertible preferred stock is restricted.”

Our stockholders also may not receive the same dividends for other reasons, including the following:

•	we may not have enough cash to pay such dividends due to changes in our cash requirements, capital spending plans, cash flow or financial position;
•	we may desire to retain cash to maintain or improve our credit rating;
•	our stockholders have no contractual or other legal right to dividends that have not been declared and decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of our board of directors, which reserves the right to change our dividend practices at any time and for any reason; and
•	the amount of dividends that our operating subsidiaries may distribute to us may be subject to restrictions imposed by state law, or regulators and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

As a consequence, we also may have to limit or eliminate payment of dividends on our Class A common stock without regard for the negative covenants described above.

Anti-takeover provisions in our amended and restated certificate of incorporation and by-laws could discourage a change of control that our stockholders may favor, which could negatively affect the market price of our Class A common stock.

Provisions in our amended and restated certificate of incorporation and by-laws may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. For example, our amended and restated certificate of incorporation authorizes the issuance of preferred stock that could be issued by our board of directors to thwart a takeover attempt. In addition, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock. The market price of our Class A common stock could be adversely affected to the extent that the provisions of our amended and restated certificate of incorporation and by-laws will discourage potential takeover attempts that our stockholders may favor. See “Description of Capital Stock — Anti-Takeover Effects of Provisions of Delaware Law” for additional information on the anti-takeover measures applicable to us.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price and trading volume of our Class A common stock could decline.

The trading market for our Class A common stock depends in part on the research and reports that securities or industry analysts publish about us. If few or no securities or industry analysts cover us, the market price of our Class A common stock could be negatively impacted. If securities or industry analysts cover us and if one or more of such analysts downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, the price of our Class A common stock may decline. If one or more of the analysts covering us fail to publish reports on us regularly, demand for our Class A common stock could decline, which could cause the price and trading volume of our Class A common stock to decline.

All of our debt obligations, and any future indebtedness we may incur, will have priority over our Class A common stock with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of our company, our Class A common stock would rank below all debt claims against us, such as claims by holders of the convertible notes. In addition, any convertible or exchangeable securities or other equity securities that we have issued, such as the convertible preferred stock, or may issue in the future, may have rights, preferences and privileges more favorable than those of our Class A common stock. As a result, holders of our Class A common stock will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of equity securities that rank senior to our Class A common stock have been satisfied.

Risks Related to the Convertible Preferred Stock and the Convertible Notes

Volatility in the market price and trading volume of our Class A common stock could adversely impact the trading price of the convertible preferred stock and the convertible notes.

The market price and trading volume of our Class A common stock could fluctuate significantly for many reasons related and unrelated to our operations, including in response to the risks described in this section, elsewhere in this prospectus or the documents we have incorporated by reference in this prospectus. See “— Risks Related to our Class A Common Stock — The market price and trading volume of our Class A common stock may be volatile, which could result in rapid and substantial losses for our stockholders.” The issuance and sale of substantial amounts of our Class A common stock, or the perception that such issuances and sales may occur, could also adversely affect the market price of our Class A common stock. See “— Risks Related to our Class A Common Stock — Future sales of our Class A common stock in the public market or future issuances in connection with acquisitions of businesses could lower the market price of our Class A common stock.”

A decrease in the market price of our Class A common stock for any reason would likely adversely impact the trading price of the convertible preferred stock and the convertible notes.

An active trading market is not expected develop for the convertible preferred stock or the convertible notes.

Since their issuance in April 2014, there has been no trading market for the convertible preferred stock or the convertible notes, and we do not intend to apply to list the convertible preferred stock or the convertible notes on any securities exchange or to arrange for quotation on any automated dealer quotation system.

As of the date of this prospectus, all of the outstanding convertible preferred stock and convertible notes are held by the selling stockholders, all of whom are affiliates of Luxor. Until there are additional holders of the convertible preferred stock and convertible notes willing and able to trade with Luxor, no active trading market for the convertible preferred stock and convertible notes can develop. Moreover, the liquidity of the trading market in the convertible preferred stock or the convertible notes, and the market price quoted for the convertible preferred stock or the convertible notes, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

As a result, we cannot assure you that an active trading market will develop for the convertible preferred stock or the convertible notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the convertible preferred stock or the convertible notes may be adversely affected. In that case you may not be able to sell your convertible preferred stock or convertible notes at a particular time or at a favorable price.

Upon conversion of the convertible preferred stock or the convertible notes, you may receive less valuable consideration than expected because the value of our Class A common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

A converting holder of the convertible preferred stock or the convertible notes will be exposed to fluctuations in the value of our Class A common stock during the period from the date such holder surrenders such convertible preferred stock or convertible notes for conversion until the date we settle our conversion obligation. Upon fulfillment of the conditions precedent to conversion, we will be required to deliver the shares of our Class A common stock with respect to the convertible preferred stock as promptly as practicable but in no event later that 15 business days, and, with respect to the convertible notes, within three business days. Accordingly, if the price of our Class A common stock decreases during this period, the value of the shares of Class A common stock that you receive will be adversely affected and would be less than the conversion value of the convertible preferred stock on the date you surrendered them.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the convertible preferred stock and the convertible notes.

We expect that many investors in, and potential purchasers of, the convertible preferred stock and the convertible notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the convertible preferred stock and the convertible notes. Investors would typically implement such a strategy by selling short the Class A common stock underlying the convertible preferred stock and the convertible notes and dynamically adjusting their short position while continuing to hold the convertible preferred stock and the convertible notes. Investors may also implement this type of strategy by entering into swaps on our Class A common stock in lieu of or in addition to short-selling Class A common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short-selling activity involving equity securities (including our Class A common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by FINRA and the national securities exchanges of a “Limit Up — Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the convertible preferred stock and the convertible notes to effect short sales of our Class A common stock, borrow our Class A common stock or enter into swaps on our Class A common stock could adversely affect the trading price and the liquidity of the convertible preferred stock and the convertible notes.

Risks Related to the Convertible Preferred Stock

The convertible preferred stock is subordinated to our debt, including the convertible notes, and any liabilities of our subsidiaries.

The convertible preferred stock ranks effectively junior in right of payment to any of our indebtedness and other liabilities (including trade payables) of our subsidiaries. The convertible preferred stock would also be junior to any other series of preferred stock we may issue that by its terms is senior to the convertible preferred stock. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the convertible preferred stock then outstanding.

As of June 30, 2014, we had an aggregate of $845.0 million of indebtedness outstanding, and we are permitted to incur additional indebtedness in the future. As of March 31, 2014, on a pro forma basis giving effect to the completion of all the recent and pending acquisitions, the outstanding liabilities (including trade payables) and indebtedness of our subsidiaries would have been $205.9 million.

Our ability to pay cash dividends on the convertible preferred stock is restricted.

Shares of convertible preferred stock are entitled to a cash dividend of 7.00% of the liquidation preference per annum and a dividend of 8.00% of the liquidation preference if monthly dividends accrued are not paid in cash on the quarterly dividend payment date. At the present time, we expect to pay cash dividends on the convertible preferred stock on July 10, 2014 but not on future quarterly dividend payment dates, as our ability to pay cash dividends is restricted due to the negative covenants that are contained in the bank facilities and the indenture, which prohibit payment of dividends by us and our operating subsidiaries, subject to certain limited exceptions. See “Description of Convertible Notes — Restricted Payments” and “Description of Other Indebtedness — The Bank Facilities.”

Our convertible preferred stockholders also may not receive cash dividends because we may not have enough cash to pay such dividends and for other reasons unrelated to the covenants described above. See “— Risks Related to our Class A Common Stock — Our ability to pay dividends is restricted.”

As a holder of convertible preferred stock, you will have limited voting rights.

Class A common stock and Class B common stock are the only classes of our securities that carry full voting rights with respect to most matters affecting our company. The vote or consent of an affirmative majority of holders of convertible preferred stock is generally only required in connection with: (i) the issuance of any shares of, or of any security convertible into, or convertible or exchangeable for, shares of, preferred stock or any other capital stock of our company, which shares rank prior to or on a parity with the convertible preferred stock; (ii) the amendment, alteration or repeal of any of the provisions of the certificate of designation, our certificate of incorporation or our by-laws so as to materially and adversely affect the powers, designations, preferences and rights of the convertible preferred stock or change the size of our board of directors; (iii) entering into any transaction or series of related transactions with any affiliate of ours or any of its subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to our company or such subsidiary as would reasonably be obtained by our company or such subsidiary at that time in a comparable arm’s-length transaction with a person other than an affiliate; and (iv) incurring any indebtedness or guarantee with an aggregate value of more than 4.0 times LTM Adjusted EBITDA (as defined in the certificate of designation).

In addition, for so long as the selling stockholders own at least a majority of the convertible preferred stock outstanding, they have the ability to elect one, but not more than one, independent director to our board of directors and, under certain circumstances, additional directors. These rights are only applicable to the selling stockholders.

See “Description of Convertible Preferred Stock — Voting Rights.”

The conversion rate of the convertible preferred stock may not be adjusted for all dilutive events that may adversely affect the market price of the convertible preferred stock or our Class A common stock issuable upon conversion.

The number of shares of our Class A common stock that you are entitled to receive upon conversion of the convertible preferred stock is subject to adjustment for stock splits and combinations, dividends and certain other transactions described in “Description of Capital Stock — 7.00% Series A Convertible Preferred Stock — Adjustments to Fixed Conversion Price to Prevent Dilution.” However, other events, such as grants of Class A common stock under our equity plan at current market prices, underwritten public offerings and issuances to unaffiliated third parties for an acquisition on an arm’s-length basis, which may adversely affect the market price of our Class A common stock, may not result in any adjustment.

We have no obligation to consider the interests of the holders of the convertible preferred stock in engaging in any such offering or transaction.

Risks Related to the Convertible Notes

The convertible notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The convertible notes rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the convertible notes; equal in right of payment to any of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the convertible notes will be available to pay obligations on the convertible notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the convertible notes then outstanding.

As of June 30, 2014, we had an aggregate of $725.0 million of secured indebtedness outstanding under the bank facilities and no other indebtedness to which the convertible notes would have been structurally subordinated. As of March 31, 2014, on a pro forma basis giving effect to the completion of all the recent and pending acquisitions, the outstanding liabilities (including trade payables) and indebtedness of our subsidiaries would have been $205.9 million.

The indenture includes restrictions on the incurrence of additional senior debt or secured debt by us and our subsidiaries, but we will still be able to incur a substantial amount of additional senior debt and secured debt which could rank structurally senior to the convertible notes.

The convertible notes are our obligations only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The convertible notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. As a result, the convertible notes are structurally subordinated to all indebtedness and other obligations of our subsidiaries. All of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the convertible notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the convertible notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the convertible notes or to make any funds available for that purpose. Moreover, in the event of a bankruptcy, liquidation, reorganization or other winding up of one of our subsidiaries, the assets of such subsidiary will be available to pay obligations on the convertible notes only after the other creditors of such subsidiary (including trade creditors) been repaid in full from such assets.

In addition, substantially all of our subsidiaries are broker-dealers registered with the SEC and FINRA and are required to comply with their net capital rules. These rules could restrict the ability of our subsidiaries to make distributions to us and could adversely affect our ability to make payment on the convertible notes.

Dividends, loans or other distributions to us from our subsidiaries may also be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to do so.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the convertible notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

The convertible notes were issued with original issue discount, or OID, for U.S. federal income tax purposes and a holder subject to U.S. federal income taxation will be required to pay U.S. federal income tax on such OID.

The $120.0 million (face amount) of convertible notes were issued by us and purchased by the selling stockholders at a price of $666.67 per $1,000 of par value (for gross proceeds to us upon issuance of $80.0 million) on April 29, 2014. Accordingly, the convertible notes were issued with OID for U.S. federal income tax purposes in an aggregate amount equal to the excess of the total payments of principal and stated interest on the notes over their “issue price.” See “Material U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Consequences to U.S. Holders of Holding the Convertible Notes — Original Issue Discount.” A holder of convertible notes subject to U.S. federal income taxation, whether on the cash or accrual method of accounting for U.S. federal income tax purposes, generally will be required to include OID in gross income as ordinary interest income for U.S. federal income tax purposes as it accrues (on a constant yield to maturity basis), regardless of whether such holder receives any cash payment attributable to such OID at such time. See “Material U.S. Federal Income Tax Considerations” for a discussion of certain U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the convertible notes.

We may not have the ability to raise the funds necessary to repurchase the convertible notes upon a fundamental change; the bank facilities contain, and our future debt may contain, limitations on our ability to repurchase the convertible notes.

Holders of the convertible notes have the right to require us to repurchase their convertible notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of Convertible Notes — Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered. In addition, our ability to repurchase the convertible notes may be limited by law, by regulatory authority or by agreements governing our indebtedness. The bank facilities limit our ability to make payments on the convertible notes, even if at the time of payment a default thereunder has occurred and is continuing or would result therefrom. The failure to repurchase convertible notes at a time when the repurchase is required by the indenture or to pay any cash due and payable on the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our existing and future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the convertible notes.

The increase in the conversion rate for convertible notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your convertible notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our Class A common stock for convertible notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per share of our Class A common stock, as described below under “Description of Convertible Notes — Conversion Rights — Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.” The increase in the conversion rate for convertible notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your convertible notes as a result of such transaction. In addition, if the price of our Class A common stock paid in the transaction is greater than $35.00 per share or less than $18.42 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of convertible notes as a result of this adjustment exceed 56.4394 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Convertible Notes — Conversion Rights — Conversion Rate Adjustments to Prevent Dilution.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the convertible notes may not be adjusted for all dilutive events that may adversely affect the market price of the convertible notes or our Class A common stock issuable upon conversion.

The number of shares of our Class A common stock that you are entitled to receive upon conversion of the convertible notes is subject to adjustment for stock splits and combinations, dividends and certain other transactions described in “Description of Convertible Notes — Conversion Rights — Conversion Rate Adjustments to Prevent Dilution.” However, other events, such as grants of Class A common stock under our equity plan or offerings of our Class A common stock or securities convertible into shares of our Class A common stock for cash or in connection with acquisitions, which may adversely affect the market price of our Class A common stock, may not result in any adjustment. In addition, the terms of the convertible notes do not restrict our ability to engage in other transactions that could dilute our Class A common stock.

Some significant restructuring transactions and significant changes in the composition of our board may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the convertible notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your convertible notes. However, the fundamental change provisions will not afford protection to holders of convertible notes in the event of other transactions that could adversely affect the convertible notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the convertible notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the convertible notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of convertible notes.

In addition, circumstances involving a significant change in the composition of our board may not constitute a fundamental change. In the event of any significant change in the composition of our board, the holders would not have the right to require us to repurchase the convertible notes and would not be entitled to an increase in the conversion rate upon conversion as described under “Description of Convertible Notes —  Conversion Rights — Conversion Rate Adjustments to Prevent Dilution.”

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part pursuant to our contractual obligation to certain of the selling stockholders named in the section entitled “Selling Stockholders.” We will not receive any of the proceeds from the resale of registered securities from time to time by such selling stockholders or upon issuance of any shares of our Class A common stock to holders of convertible preferred stock or convertible notes upon conversion of such convertible preferred stock or convertible notes or upon issuance of any put/call shares.

The selling stockholders will pay any underwriting discounts and agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the registered securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the registered securities covered by this prospectus. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, and any blue sky fees and expenses.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell from time to time under this prospectus any and all of the registered securities. Information about the selling stockholders is set forth herein. Information about additional selling stockholders may be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. There are currently no agreements, arrangements or understandings with respect to the sale of any of the registered securities that will be held by the selling stockholders.

The selling stockholders acquired the convertible preferred stock, the convertible notes and the PIPE shares pursuant to the securities purchase agreement we entered into with them in connection with, and to help finance, our acquisition of Cetera on April 29, 2014. The $270.0 million (aggregate liquidation preference) of convertible preferred stock was issued by us and purchased by the selling stockholders for 88.89% of the liquidation preference per share (for gross proceeds to us upon issuance of $240.0 million) on April 29, 2014. The $120.0 million (face amount) of convertible notes were issued by us and purchased by the selling stockholders at a price of $666.67 per $1,000 of par value (for gross proceeds to us upon issuance of $80.0 million) on April 29, 2014. The 2,469,136 shares of Class A common stock comprising PIPE shares were issued by us and purchased by the selling stockholders at $20.25 per share (the same price per share as in the underwritten public offering) for gross proceeds to us upon issuance of $50.0 million on June 10, 2014.

We are registering the registered securities to provide the selling stockholders with freely tradable securities pursuant to our obligation under the securities purchase agreement.

In connection with entering into the securities purchase agreement, Luxor purchased 23.5% of the membership interests in RCS Capital Management, or the Luxor percentage interest, for $15.3 million. The Luxor percentage interest was reduced to 19.46% following the completion of the underwritten public offering.

In connection with entering into the securities purchase agreement, we also entered into a put/call agreement with Luxor and the members of RCS Capital Management whereby, subject to certain conditions, (i) we will have the right, commencing on the earlier of December 29, 2016 or the occurrence of a change of control of Luxor, to repurchase the Luxor percentage interest from Luxor in exchange for its fair market value (as determined by us and Luxor pursuant to the agreement) in shares of our Class A common stock (or, at our election, a cash equivalent); and (ii) Luxor currently has the right to require us to purchase the Luxor percentage interest in exchange for a number of shares of our Class A common stock (or, at our election, a cash equivalent) that is equal to 15% multiplied by the then existing Luxor percentage interest multiplied by the then outstanding number of shares of our Class A common stock (assuming the conversion immediately prior thereto of the then outstanding convertible notes and convertible preferred stock).

The put/call agreement also provides that the members of RCS Capital Management (who are also the members of RCAP Holdings, American Realty Capital, RCS Holdings and RCAP Equity, LLC) may elect to purchase all of the Luxor percentage interest offered to us upon exercise of the Luxor put or our call right for an amount equal to the value of the Class A common stock required to be delivered by us for cash, shares of our Class A common stock or a combination thereof. If we are prohibited by the bank facilities from purchasing the Luxor percentage interest, the members of RCS Capital Management will be required to purchase the Luxor percentage interest under the same terms.

The following table provides the names of the selling stockholders, the number or amount of securities of each class of our securities offered beneficially owned by such selling stockholders as of June 30, 2014, the amount to be offered for such selling stockholders’ account, the amount and (if one percent or more) the percentage of the class to be owned by such selling stockholder before and after completion of the offering. The percentage ownership is determined for each selling stockholder is based on 63,203,142 shares of our Class A common stock outstanding as of June 30, 2014 and its beneficial ownership as determined in accordance with the rules of the SEC and by taking into account, as applicable, only the issuance of shares of our Class A common stock upon conversion of convertible preferred stock and convertible notes beneficially owned by such selling stockholder and only the issuance of shares of our Class A common stock issuable upon exercise of the put right with respect to the Luxor percentage interest attributable to such selling stockholder.

Name(1)	No. of Shares of Class A Common Stock Beneficially Owned Before Offering	% of Class A Common Stock Before Offering(2)	% of Combined Voting Power Before Offering(3)	No. of Shares of Class A Common Stock Offered	No. of Shares of Class A Common Stock Beneficially Owned After Offering	% of Class A Common Stock After Offering(4)	% of Combined Voting Power After Offering(3)(4)	No. of Shares of Convertible Preferred Stock Offered(5)	% of Convertible Preferred Stock	Aggregate Principal Amount of Convertible Notes Offered(5)	% of Convertible Notes
Luxor Capital Partners, LP(6)	8,986,516	9.90%	6.32%	8,794,778	191,738	*	*	5,402,931	36.86%	$44,232,000	36.86%
Luxor Capital Partners Offshore Master Fund, LP(7)	10,139,662	9.90%	7.04%	9,924,988	214,674	*	*	6,778,644	46.25%	$55,494,000	46.25%
Luxor Spectrum Offshore Master Fund, LP(8)	754,561	1.18%	*	738,685	15,876	*	*	504,479	3.44%	$4,131,000	3.44%
Luxor Wavefront, LP(9)	2,134,640	3.28%	1.64%	2,090,426	44,214	*	*	1,427,748	9.74%	$11,688,000	9.74%
OC 19 Master Fund, L.P. – LCG(10)	813,762	1.27%	*	796,763	16,909	*	*	544,178	3.71%	$4,455,000	3.71%
Blue Sands LLC(11)	1,109,661	1.73%	*	1,109,661	—	—	—	—	—	—	—
Blue Sands B Inc.(11)	82,609	*	*	82,609	—	—	—	—	—	—	—
Blue Sands C Inc.(11)	233,028	*	*	233,028	—	—	—	—	—	—	—
Blue Sands D Inc.(11)	90,006	*	*	90,006	—	—	—	—	—	—	—

*	Less than 1%.
(1)	Selling stockholders that are entities may distribute registered securities to the holders of their equity interests prior to sale under this prospectus. The selling stockholders also may include persons who are donees, pledgees or successors-in-interest of the listed selling stockholders.
(2)	Due to the ownership limits described below, no selling stockholder beneficially owns more than 9.9% of our Class A common stock as of the date hereof. The securities purchase agreement, the indenture, the certificate of designation and the put/call agreement provide that in no event will any selling stockholder be allowed to accept an aggregate number of shares of our Class A common stock upon conversion of the convertible preferred stock or convertible notes that, collectively and together with the PIPE shares and any other shares of Class A common stock otherwise beneficially owned by such selling stockholder, exceeds 9.9% of our then outstanding Class A common stock (as appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like and taking into account the number of Class A common stock resulting from such conversion). We and the selling stockholders have also agreed that these provisions can be waived by the selling stockholders on 65 days’ notice to us. We refer to these provisions, collectively, as the ownership limits.
(3)	Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation provides that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control our company. RCAP Holdings holds the sole outstanding share of our Class B common stock and controls one vote more than the majority of the combined voting power of our company.
(4)	Assumes the issuance of all shares of Class A common stock issuable upon conversion of the convertible preferred stock and convertible notes or upon exercise of the Luxor put and the sale of such shares by the selling stockholders.

(5)	The selling stockholders own and are offering all of the convertible preferred stock and convertible notes currently outstanding.
(6)	Luxor Capital Partners, LP directly holds: (i) 191,738 shares of our Class A common stock purchased on the open market; (ii) 910,123 shares of our Class A common stock purchased as PIPE shares; (iii) 5,402,931 shares of convertible preferred stock, which are convertible into 4,912,240 shares of our Class A common stock; (iv) $44,232,000 aggregate principal amount of convertible notes, which are convertible into 2,088,385 shares of our Class A common stock; and (v) 884,030 shares of our Class A common stock issuable upon exercise of the Luxor put. If the ownership limits were not in effect, Luxor Capital Partners, LP would beneficially own 12.64% of our Class A common stock assuming the conversion of all of its convertible preferred stock and convertible notes and the issuance of all shares of our Class A common stock issuable upon exercise of the put right with respect to the Luxor percentage interest. Luxor Capital Group LP, or Luxor Capital, as the investment manager of Luxor Capital Partners, LP, has voting and investment discretion over securities held by Luxor Capital Partners, LP. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Capital Partners, LP.
(7)	Luxor Capital Partners Offshore Master Fund, LP directly holds: (i) 214,674 shares of our Class A common stock purchased on the open market; (ii) 1,141,863 shares of our Class A common stock purchased as PIPE shares; (iii) 6,778,644 shares of convertible preferred stock, which are convertible into 6,163,012 shares of our Class A common stock; and (iv) $55,494,000 aggregate principal amount of convertible notes, which are convertible into 2,620,113 shares of our Class A common stock. If the ownership limits were not in effect, Luxor Capital Partners Offshore Master Fund, LP would beneficially own 14.09% of our Class A common stock assuming the conversion of all of its convertible preferred stock and convertible notes and the issuance of all shares of our Class A common stock issuable upon exercise of the put right with respect to the Luxor percentage interest. Luxor Capital as the investment manager of Luxor Capital Partners Offshore Master Fund, LP has voting and investment discretion over securities held by Luxor Capital Partners Offshore Master Fund, LP. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Capital Partners Offshore Master Fund, LP.
(8)	Luxor Spectrum Offshore Master Fund, LP directly holds: (i) 15,876 shares of our Class A common stock purchased on the open market; (ii) 84,979 shares of our Class A common stock purchased as PIPE shares; (iii) 504,479 shares of convertible preferred stock, which are convertible into 458,663 shares of our Class A common stock; and (iv) $4,131,000 aggregate principal amount of convertible notes, which are convertible into 195,043 shares of our Class A common stock. Luxor Capital as the investment manager of Luxor Spectrum Offshore Master Fund, LP has voting and investment discretion over securities held by Luxor Spectrum Offshore Master Fund, LP. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Spectrum Offshore Master Fund, LP.
(9)	Luxor Wavefront, LP directly holds: (i) 44,214 shares of our Class A common stock purchased on the open market; (ii) 240,504 shares of our Class A common stock purchased as PIPE shares; (iii) 1,427,748 shares of convertible preferred stock, which are convertible into 1,298,081 shares of our Class A common stock; and (iv) $11,688,000 aggregate principal amount of convertible notes, which are convertible into 551,841 shares of our Class A common stock. Luxor Capital, as the investment manager of Luxor Wavefront, LP, has voting and investment discretion over securities held by Luxor Wavefront, LP. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to Luxor Wavefront, LP.
(10)	OC 19 Master Fund, L.P. — LCG directly holds: (i) 16,909 shares of our Class A common stock purchased on the open market; (ii) 91,667 shares of our Class A common stock purchased as PIPE shares; (iii) 544,178 shares of convertible preferred stock, which are convertible into 494,756 shares of our Class A common stock; and (iv) $4,455,000 aggregate principal amount of convertible notes, which are convertible into 210,340 shares of our Class A common stock. Luxor Capital as the investment manager of OC 19 Master Fund, L.P. — LCG has voting and investment discretion over securities held by OC 19 Master Fund, L.P. — LCG. Christian Leone, in his capacity as Manager of Luxor Management,

LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital in its capacity as investment manager to OC 19 Master Fund, L.P. — LCG.
(11)	Direct holdings consist exclusively of shares of Class A shares issuable upon exercise of the Luxor put. Luxor Capital has the authority to act on behalf of Blue Sands LLC, Blue Sands B Inc., Blue Sands C Inc., Blue Sands D Inc. with respect to the put/call agreement and, as such, may be deemed to beneficially own such shares. Christian Leone, in his capacity as Manager of Luxor Management, LLC, the general partner of Luxor Capital, makes voting and investment decisions on behalf of Luxor Capital. Christian Leone is also the Managing Member of Blue Sands LLC and LCG Holdings, LLC, the General Partner of (i) Luxor Spectrum Offshore Master Fund, LP, the owner of Blue Sands B Inc.; (ii) Luxor Wavefront, LP, the owner of Blue Sands C Inc.; and (iii) the General Partner of OC 19 Master Fund, L.P. — LCG, the owner of Blue Sands D Inc.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of the registered securities beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agents. The selling stockholders will be responsible for any underwriting discounts or agent’s commissions. The registered securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	on the NYSE or any other national securities exchange or quotation service on which the registered securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	through block trades in which the broker-dealer will attempt to sell the registered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	through the settlement of short sales;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders also may sell registered securities under Rule 144 promulgated under the Securities Act rather than under this prospectus or any related prospectus supplement.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers which may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and deliver the shares to close out such short position. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus or any related prospectus supplement.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any compensation received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. While neither we nor any selling stockholder can presently estimate the amount of such compensation, in compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any related prospectus supplement or pricing supplement, as the case may be.

We have agreed to indemnify certain of the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act.

The selling stockholders will be subject to the Exchange Act, including Regulation M promulgated thereunder, which may limit the timing of purchases and sales of registered securities by the selling stockholders and their affiliates.

Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of registered securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s) or underwriter(s), (ii) the number of shares of common stock involved, (iii) the price at which such shares were or will be sold, (iv) the commissions paid or to be paid or discounts or concessions allowed to such broker-dealer(s) or underwriter(s), where applicable, (v) that, as applicable, such broker-dealer(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (iv) other facts material to the transaction.

There can be no assurance that the selling stockholders will sell any or all of the registered securities registered pursuant to the registration statement, of which this prospectus or any related prospectus supplement forms a part.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our second amended and restated by-laws, which are incorporated by reference into the registration statement of which this prospectus forms a part, and by applicable law. See “Where You Can Find More Information.” Under our amended and restated certificate of incorporation, the purpose of our company is to engage in any lawful act for which corporations may be organized under the Delaware General Corporation Law, or DGCL.

Our authorized capital stock consists of 100 million shares of Class A common stock, par value $0.001 per share, 100 million shares of Class B common stock, par value $0.001 per share, and 100 million shares of preferred stock, par value $0.001 per share. The issuance of the registered securities was authorized by resolutions of our board of directors. The issuance of Class A common stock upon conversion of the convertible preferred stock and the convertible notes and upon exercise of the Luxor put was approved by stockholders having a majority of the voting power of our outstanding common stock.

Common Stock

Class A Common Stock

Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation provides that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control our company.

Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation or the sale of all or substantially all our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A common stock will be entitled to receive, pro rata, our remaining assets available for distribution.

Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

Class B Common Stock

RCAP Holdings holds one share of our Class B common stock, which is the only share outstanding. Our certificate of incorporation provides that so long as any of our Class B common stock remains outstanding, the holders of our Class B common stock always will have a majority of the voting power of our outstanding common stock, and thereby control our company.

The holder of our Class B common stock has no right to receive dividends (other than dividends consisting of shares of our Class B common stock or in rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock) or to receive a distribution upon the dissolution, liquidation or sale of all or substantially all our assets.

Voting

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, amendments affecting rights of Class B shares must be approved by majority of Class B voting as a separate class, and any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class of common stock must be approved upon the affirmative vote of the holders of a majority of the shares of Class A common stock and Class B common stock, voting together as a single class.

No shares of any class of common stock will be subject to redemption or will have preemptive rights to purchase additional shares of any class of common stock. All the outstanding shares of common stock are legally issued, fully paid and nonassessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock are available for issuance without further action by you. Our board of directors may determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;
•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates at which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders may believe is in their best interests or in which they may receive a premium for their Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which will apply so long as the Class A common stock remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law

We are a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•	at or subsequent to the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Amendments to our Governing Documents

Generally, the amendment of our amended and restated certificate of incorporation requires approval by our board of directors and a majority vote of stockholders, voting together as a single class. Any amendment to our by-laws requires the approval of either a majority of our board of directors or, at a stockholders’ meeting, the holders of not less than a majority of the outstanding shares of stock entitled to vote thereat. Accordingly, the holder of our Class B common stock generally will be able to approve any such amendment to our amended and restated articles of incorporation or our by-laws.

Series A Convertible Preferred Stock

On April 29, 2014, we issued the convertible preferred stock, designated as the 7.00% Series A Convertible Preferred Stock pursuant to a certificate of designation filed the same date. The $270.0 million (aggregate liquidation preference) of convertible preferred stock was issued by us and purchased by the selling stockholders for 88.89% of the liquidation preference per share (for gross proceeds to us upon issuance of $240.0 million). The following description is a summary of the material provisions of the convertible preferred stock and the certificate of designation and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the convertible preferred stock and the certificate of designation, including the definitions of certain terms used in the certificate of designation. We urge you to read these documents because they, and not this description, define your rights as a holder of the convertible preferred stock.

You may request a copy of the certificate of designation from us as described under “Incorporation of Certain Documents by Reference.”

No holder of shares of convertible preferred stock shall be entitled to any preemptive rights with respect to any securities of our company.

The shares of convertible preferred stock have no stated maturity and are not be subject to any sinking fund or mandatory redemption. The shares of convertible preferred stock will remain outstanding indefinitely unless we redeem them under the circumstances described below in “— Redemption” or otherwise repurchases them or they become convertible and are converted as described below under “— Conversion Rights.”

Dividends

The holders of shares of convertible preferred stock shall be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends. See “Risk Factors — Risks Related to the Convertible Preferred Stock — Our ability to pay cash dividends on the convertible preferred stock is restricted.”

All dividends shall be cumulative from April 29, 2014, and shall be payable monthly, when, as and if authorized and declared, in arrears on the tenth calendar day of each of January, April, July and October, commencing on July 10, 2014.

The dividend rate per share is equal to the greater of (i) 7.00% of liquidation preference per annum in cash (or 8.00% of the liquidation preference per annum if not paid in cash on the quarterly dividend payment date); and (ii) the aggregate annual amount of cash dividends paid or payable, if any, with respect to the number of Class A common stock, or portion thereof, into which each share of convertible preferred stock is then convertible at the Fixed Conversion Price (as defined below in “— Conversion Rights”).

Liquidation Preference

In the event of (A) a dissolution or winding up, whether voluntary or involuntary, of our company, (B) a consolidation or merger of our company with and into one or more entities which are not its affiliates which results in a change of control, or (C) a sale or transfer of all or substantially all of our company’s assets other than to an affiliate, before any payment or distribution of the assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares (as defined below in “— Rank”), the holders of shares of convertible preferred stock shall be entitled (subject to the Continuation Right of such holders described below in “— Redemption”) to receive an amount equal to the greater of (i) $18.42 in cash per share plus dividends (whether or not earned or declared) accrued and unpaid thereon to the date of the final distribution to such holder or (ii) an amount per share equal to the amount or consideration which would have been payable had each share of convertible preferred stock been converted into shares of Class A common stock immediately prior to such liquidation.

Dividends accrued and not paid in cash on the quarterly dividend payment date on shares of our Class A Common Stock are also included as part of the liquidation preference of such shares of convertible preferred stock.

The foregoing amounts shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the convertible preferred stock.

Rank

The convertible preferred stock ranks, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of our company,

(1)	senior to all Class A common stock and to all other equity securities of our company other than equity securities referred to in clauses (2) and (3) of this sentence (“Junior Shares”);
(2)	to the extent authorized under the certificate of designation, on a parity with all equity securities of our company the terms of which specifically provide that such equity securities rank on a parity with the convertible preferred stock; and
(3)	to the extent authorized under the certificate of designation, junior to all equity securities of our company the terms of which specifically provide that such equity securities rank senior to the convertible preferred stock.

See “— Voting Rights — Matters Requiring Approval of Convertible Preferred Stockholders” for a description of the types of issuances of equity securities and other securities of our company requiring approval of the majority of the convertible preferred stock then outstanding.

Redemption

The shares of convertible preferred stock are not redeemable except in connection with a consolidation or merger of our company with one or more entities that are not its affiliates which results in a change of control and as a result of which our company is not the surviving entity. In such circumstances, we have the right to elect, by delivering prior written notice, to redeem any or all of the outstanding convertible preferred stock for an amount per share equal to the liquidation preference.

If we do not exercise our redemption right in such circumstances, each holder of convertible preferred stock shall have the right (a “Continuation Right”) to elect, by delivering written notice to us not less than five business days prior, to require us to make provision for such holder’s convertible preferred stock to be assumed by the surviving entity. Upon a merger or consolidation of our company with one or more entities that are its affiliates, we shall similarly make a provision for the shares of convertible preferred stock to be assumed by the surviving entity.

Conversion Rights

The holders of shares of convertible preferred stock have the right, at any time, to convert some or all of their shares of convertible preferred stock into shares of our Class A common stock at the conversion price applicable on the date they provide written notice of exercise of their conversion right in accordance with the certificate of designation. Accrued but unpaid dividends to the date of conversion of such specified shares of convertible preferred stock are also included in calculating the liquidation preference eligible for conversion into shares of Class A common stock. Cash is paid in lieu of fractional shares.

The conversion price of each share of convertible preferred stock is the lowest of (i) a 2% discount to the volume weighted average price (“VWAP”) of our Class A Common Stock for the ten trading days prior to the date of the election to convert; (ii) a 2% discount to the closing price of our Class A Common Stock on the date of the election to convert; and (iii) $20.26 (the “Fixed Conversion Price”).

Any shares of our Class A common stock issued upon conversion of the shares of convertible preferred stock shall be validly issued, fully paid and non-assessable.

Mandatory Conversion

At any time following April 29, 2016, if (A) both the one-day VWAP and the daily closing price of our Class A common stock are in excess of $50.66 (as adjusted for Common Share Events, as defined in “— Adjustments to Fixed Conversion Price to Prevent Dilution”) and (B) shares of our Class A common with an aggregate value of at least $10,000,000 have been traded for 30 consecutive full trading days, we have the right to require the conversion of any amount (subject to the limitations described below in “— Ownership Limits”) of shares of convertible preferred stock into shares of our Class A common stock at the conversion price applicable on the date we provide written notice of exercise of our conversion right in accordance with the certificate of designation.

This right may not be exercised by us more than two times in any 12-month period.

Adjustments to Fixed Conversion Price to Prevent Dilution

The Fixed Conversion Price shall be adjusted according to formulas provided in the certificate of designation to prevent dilution from time to time upon the occurrence of certain events.

As used in this section, “current market price” means, with respect to our Class A common stock, on any date specified herein, the average of the last reported sales prices, regular way, for each day during the period of the most recent ten consecutive trading days ending on such date.

Adjustments to the Fixed Conversion Price will be calculated to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. We will not be required to make an adjustment in the Fixed Conversion Price unless the adjustment would require a change of at least 1% in the Fixed Conversion Price. However, we will carry forward any adjustments that are less than 1% of the Fixed Conversion Price and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, on the conversion date for any convertible preferred stock.

We are also subject to certain notice obligations related to actual and potential adjustments to the Fixed Conversion Price (and the events underlying them) as described in the certificate of designation.

The adjustments described below (and the defined terms used to describe them) are effectively the same as the adjustments applicable to the convertible notes described under “Description of Convertible Notes —  Conversion Rights — Conversion Rate Adjustments to Prevent Dilution.”

Common Stock Events

If we (A) pay a dividend or makes a distribution on shares of our capital stock in Class A common stock, (B) subdivide our outstanding Class A common stock into a greater number of shares, (C) combine our outstanding Class A common stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of our Class A common stock (the events set forth in clauses (A), (B), (C) and (D) above being hereinafter referred to as the “Common Stock Events”), the Fixed Conversion Price shall be adjusted so that the holder of any shares of convertible preferred stock thereafter converted shall be entitled to receive the number of Class A common stock that such holder would have owned or have been entitled to receive after the happening of any Common Stock Event, had such convertible preferred stock been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to the above shall become effective immediately upon the opening of business on the day next following the record date in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

Rights, Options or Warrants

If we issue rights, options or warrants to all holders of Class A common stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Class A common stock at a price per share less than the current market price per share on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the Fixed Conversion Price shall be adjusted to equal the price determined by multiplying (A) the Fixed Conversion Price theretofore in effect by (B) a fraction, the numerator of which shall be the sum of (I) the amount of Class A common stock outstanding on the close of business on the date fixed for such determination and (II) the amount of Class A common stock that the aggregate proceeds to us from the exercise of such rights, options or warrants for Class A common stock would purchase at such current market price, and the denominator of which shall be the sum of (I) the amount of Class A common stock outstanding on the close of business on the date fixed for such determination and (II) the amount of additional Class A common stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately upon the opening of business on the day next following such record date. In determining whether any rights, options or warrants entitle the holders of Class A common stock to subscribe for or purchase Class A common stock at less than such current market price, there shall be taken into account any consideration received by us upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by our board of directors, whose determination shall be conclusive, absent manifest error.

Distributions of Capital Stock Other than Class A Common Stock

If we distribute to all holders of our Class A common stock any shares of our capital stock (other than Class A common stock), evidence of our indebtedness or assets or rights or warrants to subscribe for or purchase any of our securities (excluding those rights and warrants referred to in and treated under “— Rights, Options or Warrants” above) (any of the foregoing being hereinafter referred to as the “Securities”), then in each case the conversion rate shall be adjusted so that it shall equal the price determined by multiplying (A) the Fixed Conversion Price theretofore in effect by (B) a fraction, the numerator of which shall be the current market price per Class A common stock on the record date mentioned below less the then fair market value (as determined by our board of directors, whose determination shall be conclusive, absent manifest error) of the portion of the shares of capital stock or assets or cash or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Class A common stock and the denominator of which shall be the current market price per share of Class A common stock on the record date mentioned below. Such adjustment shall become effective immediately upon the opening of business on the day next following the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this paragraph, the distribution of a Security, which is distributed not only to the holders of the Class A common stock on the date fixed for the determination of stockholders entitled to such distribution of such Security, but also is required to be distributed with each share of Class A common stock delivered to a Person converting a share of convertible preferred stock after such determination date, shall not require an adjustment of the Fixed Conversion Price pursuant to this paragraph; provided that on the date, if any, on which a Person converting a share of convertible preferred stock would no longer be entitled to receive such Security with Class A common stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Fixed Conversion Price shall be adjusted as provided in this paragraph (and such day shall be deemed to be “the date fixed for the determination of the stockholders entitled to receive such distribution” and “the record date” within the meaning of the two preceding sentences).

The occurrence of a distribution or the occurrence of any other event as a result of which holders of shares of convertible preferred stock shall not be entitled to receive rights, including exchange rights (the “Rights”), pursuant to any stockholders protective rights agreement that may be adopted by us as if such holders had converted such shares of convertible preferred stock into Class A common stock immediately prior to the occurrence of such distribution or event shall not be deemed a distribution of Securities for the purposes of any Fixed Conversion Price adjustment pursuant to the paragraph above or otherwise give rise to any Fixed Conversion Price adjustment; provided, however, that in lieu of any adjustment to the Fixed Conversion Price as a result of any such distribution or occurrence, we shall make provision so that Rights, to the extent issuable at the time of conversion of any convertible preferred stock into Class A common stock, shall issue and attach to such Class A common stock then issued upon conversion in the amount and manner and to the extent and as provided in such stockholders protective rights agreement.

Sale or Issuance of Additional Shares

If we issue or sell any shares of Class A common stock (other than in connection with any underwritten public offering and issuances to unaffiliated third parties for an acquisition on an arm’s-length basis) (“Additional Shares”) for a consideration per share that is less than the current market price on the business day immediately preceding the earlier of the issuance or sale, or public announcement of the issuance or sale, of such Additional Shares, then the Fixed Conversion Price shall be reduced to an amount determined by multiplying the Fixed Conversion Price in effect at such time by a fraction of which (x) the numerator is the sum of (i) the product of (A) the number of shares of Class A common stock outstanding immediately prior to such issuance or sale multiplied by (B) the greater of (1) the Fixed Conversion Price in effect at such time and (2) the closing price on the date preceding the earlier of the issuance or sale or public announcement of the issuance or sale of such Additional Shares (the greater of (1) and (2) above hereinafter referred to as the “Adjustment Price”) and (ii) the aggregate consideration receivable by us for the total number of shares of Class A common stock so issued or sold, and (y) the denominator equals the product of (i) the sum of (A) the total number of shares of Class A common stock outstanding immediately prior to such issuance or sale and (B) the number of additional shares of Class A common stock issued or sold, multiplied by (ii) the Adjustment Price. An adjustment made pursuant to this paragraph shall be made on the next business day following the date on which any such issuance or sale is made and shall be effective retroactively to the close of business on the date of such issuance or sale.

Conversion Transactions

If we become party to any transaction (including without limitation a merger, consolidation, self-tender offer for all or substantially all Class A common stock outstanding or recapitalization of the Class A common stock but excluding any Common Stock Events (each of the foregoing being referred to herein as a “Conversion Transaction”)), in each case as a result of which Class A common stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of convertible preferred stock that is not redeemed or converted into the right to receive stock, securities or other property in connection with such Conversion Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Conversion Transaction by a holder of that number of Class A common stock into which share of convertible preferred stock was convertible immediately prior to such Conversion Transaction.

Other Actions

If we take any action affecting the shares of our Class A common stock, other than actions described above, that in the opinion of our board of directors would materially adversely affect the conversion rights of the holders of shares of convertible preferred stock, the Fixed Conversion Price may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as our board of directors, in its sole discretion, may determine to be equitable in the circumstances.

Ownership Limits

Notwithstanding any other provision contained the certificate of designation or in our certificate of incorporation, in no event will a holder of convertible preferred stock affiliated with Luxor be allowed to accept an aggregate number of shares of Class A common stock issuable on conversion that, when taken together with the Class A common stock otherwise held, collectively exceeds 9.9% of the Class A common stock outstanding on the trading day immediately preceding the conversion date (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and the like and taking into account the number of shares of Class A common stock resulting from such conversion). We and Luxor have agreed that this provision is for the benefit of Luxor and can be waived by Luxor on 65 days prior written notice to us.

In no event will the aggregate number of shares of Class A common stock issued as the PIPE shares pursuant to the securities purchase agreement, upon conversion of the convertible preferred stock issued pursuant to the securities purchase agreement and upon conversion of convertible notes pursuant to the securities purchase agreement, exceed, collectively, 24.9% of the number of shares of Class A Common Stock outstanding on the trading day immediately preceding the date of such issuance, unless such issuance is duly approved in advance by FINRA.

Voting Rights

Holders of the convertible preferred stock do not have any voting rights with respect to matters holders of common stock are entitled to vote on. As to matters upon which holders of convertible preferred stock are entitled to vote, each share shall be entitled to one vote per share.

Luxor Board Rights

Until Luxor and its affiliates no longer collectively own a majority of the outstanding convertible preferred stock, the holders of a majority of the outstanding convertible preferred stock shall be entitled to elect one director and to designate one observer to our Board of Directors. After Luxor and its affiliates no longer collectively own a majority of the outstanding convertible preferred stock, this right and the terms of office of the independent director and the board observer shall automatically terminate, and the authorized number of directors constituting the board of directors shall thereupon be reduced accordingly.

Until Luxor and its affiliates no longer collectively own a majority of the outstanding convertible preferred stock, if and whenever at any time or times there is a Bankruptcy Event (as defined in the certificate of designation) or an acceleration of our outstanding obligations under the bank facilities, then the number of directors constituting our board of directors shall, without further action, be increased by one and the holders of a majority of the outstanding convertible preferred stock shall have the exclusive right to elect an additional director to fill such newly created directorship. If the Bankruptcy Event or acceleration event no longer exists or has been waived, cured, discharged or rescinded or Luxor and its affiliates no longer collectively own a majority of the outstanding convertible preferred stock, the terms of office of the additional director shall automatically terminate, and the authorized number of directors constituting the board of directors shall thereupon be reduced accordingly.

Following April 29, 2016 and until Luxor and its affiliates no longer collectively own a majority of the outstanding convertible preferred stock and for so long as Luxor has not exercised its put right with respect to its membership interest in RCS Capital Management, if and whenever at any time or times dividends payable on the convertible preferred stock shall have been in arrears and unpaid for six or more quarterly dividend periods and such arrearages are not the result of any prohibition on the payment of dividends under the bank facilities (or any subsequent refinancing thereof) or any prohibition of such payment by law, then the number of directors constituting our board of directors shall, without further action, be increased by one and the holders of a majority of the outstanding convertible preferred stock shall have the exclusive right to elect the additional director to fill such newly created directorship. When all dividends accumulated on the convertible preferred stock, including those due in the then current quarterly dividend period, have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment, the terms of office of the additional director shall automatically terminate, and the authorized number of directors constituting the board of directors shall thereupon be reduced accordingly.

Notwithstanding the foregoing, the holders of the convertible preferred stock shall not at any time be entitled to appoint a number of members of the board of directors which would constitute 50% or more of the total number of members of the board of directors.

Matters Requiring Approval of Convertible Preferred Stockholders

So long as any convertible preferred stock remains outstanding and without the affirmative vote at a meeting or the written consent without a meeting of the holders of at least a majority of convertible preferred stock then outstanding, we shall not, directly or indirectly (including through merger or consolidation with any other corporation) and shall not permit any of our subsidiaries to:

(1)	authorize or approve the issuance of any shares of, or of any security convertible into, or convertible or exchangeable for, shares of, preferred stock or any other capital stock of our company, which shares rank prior to or on a parity with the convertible preferred stock (unless such prior or parity shares are not redeemable, except for a change of control, delisting event, or similar event, by the holder or are not convertible and are not equity linked) in the payment of dividends or in the distribution of assets upon liquidation, dissolution or winding up of the affairs of our company or authorize or create, or increase the authorized number of, any class or series of capital stock of our company the shares of which rank prior to or on a parity with the convertible preferred stock (unless such prior or parity shares are not redeemable, except for a change of control, delisting event, or similar event, by the holder or are not convertible and are not equity linked) in the payment of dividends or in the distribution of assets upon liquidation (complete or partial), dissolution or winding up of the affairs of our company or any security convertible into, or convertible or exchangeable for, shares of any such class or series (other than any increase in the authorized number of convertible preferred stock);
(2)	amend, alter or repeal any of the provisions of the certificate of designation, our certificate of incorporation or our by-laws so as to materially and adversely affect the powers, designations, preferences and rights of the convertible preferred stock or change the size of our board of directors;
(3)	enter into any transaction or series of related transactions with any affiliate of ours or any of its subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to our company or such subsidiary as would reasonably be obtained by our company or such subsidiary at that time in a comparable arm’s-length transaction with a person other than an affiliate; or
(4)	contract, create, incur, assume or suffer to exist any Indebtedness or guarantee any such Indebtedness with an aggregate value of more than 4.0 times LTM Adjusted EBITDA.

“Acquired EBITDA” means, with respect a person, business, property or asset acquired by our company or any of its subsidiaries (any of the foregoing a “Pro Forma Entity”), the Adjusted EBITDA of such Pro Forma Entity, and which, for the avoidance of doubt, shall include pro forma adjustment reflecting the amount of net cost savings and synergies projected by our company in good faith to be realized as a result of actions taken or to be taken within 12 months after the date the acquisition of a Pro Forma Entity (which cost savings or synergies shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period); provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable, (B) no cost savings or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to LTM Adjusted EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (C) such actions have been taken or are to be taken within 12 months after the date of determination to take such action.

“Indebtedness” has the same meaning under the certificate of designation as it does under the indenture. See “Description of Convertible Notes — Certain Definitions.”

“LTM Adjusted EBITDA” means net income on a consolidated basis for our company and its subsidiaries, plus interest expense, plus tax expense, plus depreciation and amortization expense, plus employee share-based compensation expense, plus acquisition and integration related expenses, and plus equity issuance and related offering costs (“Adjusted EBITDA”), in each case, for the trailing 12 calendar months, and plus, without duplication, the Acquired EBITDA of any Pro Forma Entity (as defined below) acquired by our company or a subsidiary during such period to the extent not subsequently disposed by our company, and calculated as if such acquisition occurred on the first day of such period with adjustments made through the date of acquisition.

Listing

Our Class A common stock is listed on NYSE under the symbol “RCAP.” We do not intend to apply for listing of our Class B common stock, the convertible preferred stock or the convertible notes on any national securities exchange or other nationally recognized trading system.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A.

DESCRIPTION OF CONVERTIBLE NOTES

The convertible notes were issued on April 29, 2014 under an indenture dated as of that date between us and Wilmington Trust, National Association, as supplemented by a supplemental indenture, which we refer to collectively as the indenture. The terms of the convertible notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

The following description is a summary of the material provisions of the convertible notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the convertible notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the convertible notes.

You may request a copy of the indenture from us as described under “Incorporation of Certain Documents by Reference.”

For purposes of this description, references to “we,” “our,” “our company” and “us” refer only to RCS Capital Corporation and not to its subsidiaries.

General

The convertible notes:

•	are our general unsecured, senior obligations;
•	bear cash interest from April 29, 2014 at an annual rate of 5.00% payable on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2014;
•	are subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “— Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes”), at a fundamental change repurchase price equal to 100% of the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;
•	mature on November 1, 2021, unless earlier converted or repurchased;
•	are not redeemable by us prior to maturity;
•	are not subject to any sinking fund;
•	be issued in denominations of $1,000 and multiples of $1,000; and
•	are represented by one registered note in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, Settlement and Clearance.”

As of the date of this prospectus, $120,000,000 aggregate principal amount of convertible notes are outstanding, all of which are held by the selling stockholders. The convertible notes were issued by us and purchased by the selling stockholders on April 29, 2014 in a private placement pursuant to the securities purchase agreement at a price of $666.67 per $1,000 of par value (for gross proceeds to us upon issuance of $80.0 million).

As of June 30, 2014, subject to satisfaction of certain conditions and as otherwise described below, the convertible notes may be converted at a conversion rate of 47.2144 shares of Class A common stock per $1,000 principal amount of convertible notes (equivalent to a conversion price of approximately $21.18 per share of Class A common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of convertible notes by delivering shares of our Class A common stock and cash in lieu of fractional shares, as described under “— Conversion rights — Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture includes covenants that relate, among other things, to:

•	Indebtedness;
•	Liens;
•	Investments, Loans and Advances;
•	Asset Sales;
•	Restricted Payments;
•	Other Indebtedness and Agreements;
•	Transactions with Affiliates; and
•	Future Guarantors.

Other than restrictions described under “— Fundamental Change Permits Holders to Require us to Repurchase Convertible Notes” and “— Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “— Conversion Rights — Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the convertible notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture and issue additional convertible notes under the indenture with the same terms as the convertible notes offered hereby (other than differences in the issue price and interest accrued prior to the issue date of such additional convertible notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the convertible notes offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

We do not intend to list the convertible notes on any securities exchange or any automated dealer quotation system.

Purchase and Cancellation

We will cause all convertible notes surrendered for payment, repurchase (including as described below), redemption, registration of transfer or exchange or conversion, if surrendered to any Person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All convertible notes delivered to the trustee shall be cancelled promptly by the trustee. No convertible notes shall be authenticated in exchange for any convertible notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such convertible notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. We will cause any convertible notes so repurchased (other than convertible notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Payments on the Convertible Notes; Paying Agent and Registrar; Transfer and Exchange

We pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where convertible notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the convertible notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these convertible notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of convertible notes may transfer or exchange convertible notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any convertible note selected for redemption or surrendered for conversion or required repurchase.

The registered holder of a convertible note will be treated as its owner for all purposes.

Interest

The convertible notes will bear cash interest at a rate of 5.00% per year until maturity. Interest on the convertible notes will accrue from April 29, 2014 or from the most recent date on which interest has been paid or duly provided for. Interest is payable quarterly in arrears on each February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2014.

Interest will be paid to the Person in whose name a note is registered at the close of business on the preceding January 15, April 15, July 15, or October 15, as the case may be, immediately preceding the relevant interest payment date, or a regular record date. Interest on the convertible notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or any fundamental change required repurchase date of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term business day means, with respect to any convertible note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “— Events of Default.”

If (1) the convertible notes remain outstanding after April 29, 2019 (the fifth anniversary of the initial issuance thereof) and (2) the aggregate amount of the accrued but unpaid interest on the convertible notes (including any amounts treated as interest for U.S. federal income tax purposes, such as “original issue discount”) as of any Testing Date occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual, then all such accrued but unpaid interest on the convertible notes (including any amounts treated as interest for U.S. federal income tax purposes, such as “original issue discount”) as of such time in excess of an amount equal to the Maximum Accrual shall be paid in cash on such Testing Date to the holders thereof as of the most recent regular record date. For these purposes, the “Maximum Accrual” is an amount equal to the product of such convertible note’s issue price (as defined in Sections 1273(b) and 1274(a) of the Internal Revenue Code of 1986, as amended, or the Code) and their yield to maturity, and a “Testing Date” is any Interest Payment Date and the date on which any “accrual period” (within the meaning of Section 1274(a)(5) of the Code) closes.

Any accrued interest which for any reason has not theretofore been paid shall be paid when otherwise due or in full on the date on which the final principal payment on a convertible note is made.

Ranking

The convertible notes are our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the convertible notes. The convertible notes rank equal in right of payment with all of our liabilities that are not so subordinated. The convertible notes effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the convertible notes the consolidated assets of our subsidiaries will be available to pay obligations on the convertible notes only after the secured debt has been repaid in full from these assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the convertible notes then outstanding.

As of June 30, 2014, we had an aggregate of $725.0 million of secured indebtedness outstanding under the bank facilities and no other indebtedness to which the convertible notes would have been structurally subordinated. As of March 31, 2014, on a pro forma basis giving effect to the completion of all the recent and pending acquisitions, the outstanding liabilities (including trade payables) and indebtedness of our subsidiaries would have been $205.9 million.

Conversion Rights

General

Until the close of business on October 29, 2021 (the business day immediately preceding the maturity date), holders may convert all or any portion of their convertible notes at the conversion rate at any time irrespective of the foregoing conditions.

As of June 30, 2014, subject to satisfaction of certain conditions and as otherwise described below, the convertible notes may be converted at a conversion rate of 47.2144 shares of Class A common stock per $1,000 principal amount of convertible notes (which is equivalent to a conversion price of approximately $21.18 per share of Class A common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering shares of our Class A common stock and cash in lieu of fractional shares, as described under “— Conversion rights — Settlement upon Conversion.” The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s convertible notes so long as the convertible notes converted are a multiple of $1,000 principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our Class A common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “— Settlement upon Conversion.” Our payment and delivery to you of the shares of our Class A common stock and cash in lieu of fractional shares into which a convertible note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and
•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the immediately preceding paragraph, if convertible notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such convertible notes at 5:00 p.m., New York City time, on such regular record date will receive the full amount of interest payable on such convertible notes on the corresponding interest payment date notwithstanding the conversion. Convertible notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the convertible notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;
•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the corresponding interest payment date; or
•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date regardless of whether their convertible notes have been converted following such regular record date.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;
•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;
•	if required, furnish appropriate endorsements and transfer documents; and
•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our Class A common stock upon conversion of the convertible notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes” with respect to a convertible note, the holder may not surrender that convertible note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its convertible notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the convertible notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of Class A common stock equal to the conversion rate. We will pay cash in lieu of delivering any fractional share of Class A common stock issuable upon conversion based on the daily VWAP for the relevant conversion date.

The “daily VWAP” means, for each of the 20 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “RCAP:US” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our Class A common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our Class A common stock generally occurs on the NYSE or, if our Class A common stock is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which our Class A common stock is then listed or, if our Class A common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our Class A common stock is then listed or admitted for trading. If our Class A common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our Class A common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our Class A common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our Class A common stock or in any options contracts or future contracts relating to our common stock.

Except as described under “— Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “— Recapitalizations, Reclassifications and Changes of our Class A Common Stock,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date.

Each conversion will be deemed to have been effected as to any convertible notes surrendered for conversion on the conversion date; provided, however, that the Person in whose name any shares of our Class A common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date.

Ownership Limitations

No holder of convertible notes shall be entitled to receive shares of our Class A common stock (taking into account any Class A common stock obtained pursuant to the securities purchase agreement, or in connection with any securities purchased thereunder) upon conversion to the extent that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Class A common stock outstanding at such time. See “Selling Stockholders.”

In no event will the aggregate number shares of Class A common stock issued upon conversion of the convertible notes (taking into account any Class A common stock obtained pursuant to the securities purchase agreement, or in connection with any securities purchased thereunder) exceed 24.9% of the number of shares of Class A common stock outstanding on the trading day immediately preceding the date of the issuance, unless the issuance of shares of Class A common stock in excess of the 24.9% share cap is duly approved in advance by FINRA.

Conversion Rate Adjustments to Prevent Dilution

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the convertible notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our Class A common stock and solely as a result of holding the convertible notes, in any of the transactions described below without having to convert their convertible notes as if they held a number of shares of

Class A common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of convertible notes held by such holder.

As used in this section, “current market price” means, with respect to our Class A common stock, on any date specified herein, the average of the last reported sales prices, regular way, for each day during the period of the most recent ten consecutive trading days ending on such date.

The adjustments described below (and the defined terms used to describe them) are effectively the same as the adjustments applicable to the convertible preferred stock described under “Description of Capital Stock — Series A Convertible Preferred Stock — Adjustments to Fixed Conversion Price to Prevent Dilution.”

Common Stock Events

If we (A) pay a dividend or makes a distribution on shares of our capital stock in Class A common stock, (B) subdivide our outstanding Class A common stock into a greater number of shares, (C) combine our outstanding Class A common stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of our Class A common stock (the events set forth in clauses (A), (B), (C) and (D) above being hereinafter referred to as the “Common Stock Events”), the conversion rate shall be adjusted so that the holder of any convertible notes thereafter converted shall be entitled to receive the number of Class A common stock that such holder would have owned or have been entitled to receive after the happening of any Common Stock Event, had such convertible note been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to the above shall become effective immediately upon the opening of business on the day next following the record date in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

Rights, Options or Warrants

If we issue rights, options or warrants to all holders of Class A common stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase Class A common stock at a price per share less than the current market price per share on the record date for the determination of stockholders entitled to receive such rights, options or warrants, then the conversion rate shall be adjusted to equal the price determined by multiplying (A) the conversion rate theretofore in effect by (B) a fraction, the numerator of which shall be the sum of (I) the amount of Class A common stock outstanding on the close of business on the date fixed for such determination and (II) the amount of additional Class A common stock offered for subscription or purchase pursuant to such rights, options or warrants, and the denominator of which shall be the sum of (I) the amount of Class A common stock outstanding on the close of business on the date fixed for such determination and (II) the amount of Class A common stock that the aggregate proceeds to us from the exercise of such rights, options or warrants for Class A common stock would purchase at such current market price. Such adjustment shall become effective immediately upon the opening of business on the day next following such record date. In determining whether any rights, options or warrants entitle the holders of Class A common stock to subscribe for or purchase Class A common stock at less than such current market price, there shall be taken into account any consideration received by us upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by our board of directors, whose determination shall be conclusive, absent manifest error.

Distributions of Capital Stock Other than Class A Common Stock

If we distribute to all holders of our Class A common stock any shares of our capital stock (other than Class A common stock), evidence of our indebtedness or assets or rights or warrants to subscribe for or purchase any of our securities (excluding those rights and warrants referred to in and treated under “— Rights, Options or Warrants” above) (any of the foregoing being hereinafter referred to as the “Securities”), then in each case the conversion rate shall be adjusted so that it shall equal the price determined by multiplying (A) the conversion rate theretofore in effect by (B) a fraction, the numerator of which shall be the current market price per share of Class A common stock on the record date mentioned below, and the denominator of which shall be the current market price per Class A common stock on the record date mentioned below less the then fair market value (as determined by our board of directors, whose determination shall be conclusive, absent manifest error) of the portion of the shares of capital stock or assets or cash or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Class A common stock. Such adjustment shall become effective immediately upon the opening of business on the day next following the record date for the determination of stockholders entitled to receive such distribution. For the purposes of this paragraph, the distribution of a Security, which is distributed not only to the holders of the Class A common stock on the date fixed for the determination of stockholders entitled to such distribution of such Security, but also is required to be distributed with each share of Class A common stock delivered to a Person converting a convertible note after such determination date, shall not require an adjustment of the conversion rate pursuant to this paragraph; provided that on the date, if any, on which a Person converting a convertible note would no longer be entitled to receive such Security with Class A common stock (other than as a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the conversion rate shall be adjusted as provided in this paragraph (and such day shall be deemed to be “the date fixed for the determination of the stockholders entitled to receive such distribution” and “the record date” within the meaning of the two preceding sentences).

The occurrence of a distribution or the occurrence of any other event as a result of which holders of convertible notes shall not be entitled to receive rights, including exchange rights (the “Rights”), pursuant to any stockholders protective rights agreement that may be adopted by us as if such holders had converted such convertible notes into Class A common stock immediately prior to the occurrence of such distribution or event shall not be deemed a distribution of Securities for the purposes of any conversion rate adjustment pursuant to the paragraph above or otherwise give rise to any conversion rate adjustment ; provided, however, that in lieu of any adjustment to the conversion rate as a result of any such distribution or occurrence, we shall make provision so that Rights, to the extent issuable at the time of conversion of any convertible notes into Class A common stock, shall issue and attach to such Class A common stock then issued upon conversion in the amount and manner and to the extent and as provided in such stockholders protective rights agreement.

Sale or Issuance of Additional Shares

If we issue or sell any shares of Class A common stock (other than in connection with any underwritten public offering and issuances to unaffiliated third parties for an acquisition on an arm’s-length basis) (“Additional Shares”) for a consideration per share that is less than the current market price on the business day immediately preceding the earlier of the issuance or sale, or public announcement of the issuance or sale, of such Additional Shares, then the conversion rate shall be reduced to an amount determined by multiplying the conversion rate theretofore in effect by a fraction of which (x) the numerator equals the product of (i) the sum of (A) the total number of Class A common stock outstanding immediately prior to such issuance or sale and (B) the number of additional Class A common stock issued or sold, multiplied by (ii) the greater of (1) the conversion price theretofore in effect and (2) the closing price on the date preceding the earlier of the issuance or sale or public announcement of the issuance or sale of such Additional Shares (the greater of (1) and (2) above hereinafter referred to as the “Adjustment Price”), and (y) the denominator is the sum of (i) the product of (A) the number of Class A common stock outstanding immediately prior to such issuance or sale multiplied by (B) the Adjustment Price and (ii) the aggregate consideration receivable by us for the total number of Class A common stock so issued or sold. An adjustment made pursuant to this paragraph shall be made on the next business day following the date on which any such issuance or sale is made and shall be effective retroactively to the close of business on the date of such issuance or sale.

Conversion Transactions

If we become party to any transaction (including without limitation a merger, consolidation, self-tender offer for all or substantially all Class A common stock outstanding or recapitalization of the Class A common stock but excluding any Common Stock Events (each of the foregoing being referred to herein as a “Conversion Transaction”), in each case as a result of which Class A common stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each $1,000 of principal amount of convertible notes that is not redeemed or converted into the right to receive stock, securities or other property in connection with such Conversion Transaction shall thereafter be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Conversion Transaction by a holder of that number of Class A common stock into which $1,000 of principal amount of convertible notes was convertible immediately prior to such Conversion Transaction.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its convertible notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our Class A common stock as of the related conversion date as described under “— Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our Class A common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our Class A common stock or any securities convertible into or exchangeable for shares of our Class A common stock or the right to purchase shares of our Class A common stock or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which the shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our Class A common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

We are permitted to increase the conversion rate of the convertible notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our Class A common stock or rights to purchase shares of our Class A common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

If we have a rights plan in effect upon conversion of the convertible notes into Class A common stock, you will receive, in addition to any shares of Class A common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of Class A common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our Class A common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Except as described above, the conversion rate will not be adjusted:

•	upon the issuance of any shares of our Class A common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our Class A common stock under any plan;
•	upon the issuance of any shares of our Class A common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;
•	upon the issuance of any shares of our Class A common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the convertible notes were first issued;
•	solely for a change in the par value of the Class A common stock or a change in our jurisdiction of incorporation;
•	for accrued and unpaid interest, if any; or

•	for an event otherwise requiring an adjustment, as described herein if such event is not consummated.

Adjustments to the conversion rate will be calculated to the nearest  1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustment, regardless of whether the aggregate adjustment is less than 1%, on the conversion date for any convertible notes.

Recapitalizations, Reclassifications and Changes of our Class A Common Stock

In the case of:

•	any recapitalization, reclassification or change of our Class A common stock (other than changes resulting from a subdivision or combination),
•	any consolidation, merger or combination involving us, or
•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety,

in each case, as a result of which our Class A common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of convertible notes will be changed into a right to convert such principal amount of convertible notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Class A common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive, or the reference property, upon such transaction. However, at and after the effective time of the transaction, (i) any shares of our Class A common stock that we would have been required to deliver upon conversion of the convertible notes as set forth under “— Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our Class A common stock would have received in such transaction and (ii) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our Class A common stock would have received in such transaction. If the transaction causes our Class A common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the convertible notes will be convertible will be deemed to be (A) the weighted average of the types and amounts of consideration received by the holders of our Class A common stock that affirmatively make such an election or (B) if no holders of our Class A common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our Class A common stock. If the holders of our Class A common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (x) the consideration due upon conversion of each $1,000 principal amount of convertible notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “— Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of Class A common stock in such transaction and (y) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made. We have agreed in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices over a span of multiple days (including the “stock price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period when the last reported sale prices are to be calculated.

Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change

If the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to November 1, 2021 and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the convertible notes so surrendered for conversion by a number of additional shares of Class A common stock, or the additional make-whole shares, as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the relevant notice of conversion of the convertible notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

Upon surrender of convertible notes for conversion in connection with a make-whole fundamental change, we will satisfy our conversion obligation as described under “— Conversion Rights — Settlement upon Conversion.” However, if the consideration for our Class A common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of convertible notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted convertible notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional make-whole shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective, or the effective date, and the price, or the stock price, paid (or deemed to be paid) per share of our Class A common stock in the make-whole fundamental change. If the holders of our Class A common stock receive in exchange for their Class A common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our Class A common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the convertible notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional make-whole shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “— Conversion Rate Adjustments to Prevent Dilution.”

The following table sets forth the number of additional make-whole shares by which the conversion rate will be increased per $1,000 principal amount of convertible notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$18.42	$19.00	$20.00	$21.183	$22.50	$27.50	$30.00	$32.50	$35.00
April 29, 2014	7.0811	6.2589	5.0544	3.9088	2.9168	1.6221	0.8393	0.3739	0.1171
November 1, 2014	7.0811	6.4859	5.2343	4.0446	3.0140	1.6701	0.8613	0.3831	0.1190
November 1, 2015	7.0811	6.9572	5.6065	4.3209	3.2088	1.7623	0.8981	0.3929	0.1186
November 1, 2016	7.0811	7.0811	5.9498	4.5644	3.3665	1.8192	0.9068	0.3837	0.1071
November 1, 2017	7.0811	7.0811	6.2301	4.7397	3.4566	1.8162	0.8697	0.3440	0.0812
November 1, 2018	7.0811	7.0811	6.3081	4.7215	3.3688	1.6764	0.7395	0.2511	0.0351
November 1, 2019	7.0811	7.0811	6.0088	4.3481	2.9629	1.3105	0.4768	0.1017	0.0000
November 1, 2020	7.0811	6.8180	4.9518	3.2727	1.9596	0.5987	0.0922	0.0000	0.0000
November 1, 2021	7.0811	5.4238	2.7923	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional make-whole shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional make-whole shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.
•	If the stock price is greater than $35.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional make-whole shares will be added to the conversion rate.
•	If the stock price is less than $18.42 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional make-whole shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of convertible notes exceed 56.4394 shares of Class A common stock, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments to Prevent Dilution.”

Our obligation to increase the conversion rate for convertible notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Convertible Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their convertible notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the convertible notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time any of the following occurs:

(1)	our Class A common stock is no longer listed and trading on a national securities exchange registered under the Exchange Act;
(2)	if, other than in connection with any merger, consolidation, assignment, conveyance, sale, transfer, lease or other disposition in which at least 90% of the consideration paid for our Class A common stock, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of Class A common stock listed and trading on a national securities exchange registered under the Exchange Act, or which will be so listed and admitted immediately following such transaction, and as a result of such transaction such consideration will constitute reference property (as defined under “— Recapitalizations, Reclassifications and Changes of our Class A Common Stock” above), (A) any “Person” or “group” (other than RCAP Holdings or its affiliates) is or becomes the “beneficial owner,” directly or indirectly, of shares of our common stock, voting or otherwise, representing 50% or more of the total voting power or economic interests of all outstanding classes of the our common stock, voting or otherwise; or (B) we consolidate with, or merge with or into, another Person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any Person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the Persons that “beneficially owned,” directly or indirectly, the shares of the our common stock, voting or otherwise, immediately prior to such transaction “beneficially own,” directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving or transferee Person (or any parent thereof) immediately after giving effect to such transaction; provided, however, that a transaction described in clauses (A) or (B), (i) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction or (ii) effectuated solely to change our jurisdiction of incorporation or to form a holding company for us that results in (1) the surviving entity or the holding company becoming the sole obligor on the convertible notes, (2) a reclassification or share exchange or similar exchange of our outstanding common stock into solely common equity in the surviving entity that is listed or quoted on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors) and (3) such common equity becoming the reference property (as defined under “— Recapitalizations, Reclassifications and Changes of our Class A Common Stock” above) for the convertible notes, shall not be a fundamental change pursuant to this clause; or
(3)	our stockholders approve any plan or proposal for the liquidation or dissolution of us.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the convertible notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;
•	the date of the fundamental change;
•	the last date on which a holder may exercise the repurchase right;
•	the fundamental change repurchase price;
•	the fundamental change repurchase date;
•	the name and address of the paying agent and the conversion agent, if applicable;
•	if applicable, the conversion rate and any adjustments to the conversion rate;

•	that the convertible notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and
•	the procedures that holders must follow to require us to repurchase their convertible notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the convertible notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your convertible notes to be delivered for repurchase;
•	the portion of the principal amount of convertible notes to be repurchased, which must be $1,000 or an integral multiple thereof; and
•	that the convertible notes are to be repurchased by us pursuant to the applicable provisions of the convertible notes and the indenture.

If the convertible notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn convertible notes;
•	if certificated notes have been issued, the certificate numbers of the withdrawn convertible notes; and
•	the principal amount, if any, which remains subject to the repurchase notice.

If the convertible notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the convertible notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the convertible notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the convertible notes on the fundamental change repurchase date, then, with respect to the convertible notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•	the convertible notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the convertible notes is made or whether or not the convertible notes are delivered to the paying agent); and
•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;
•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the convertible notes;

in each case, so as to permit the rights and obligations described under this section to be exercised in the time and in the manner specified in the indenture.

No convertible notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the convertible notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such convertible notes).

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the convertible notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders may not be entitled to require us to repurchase their convertible notes or entitled to an increase in the conversion rate upon conversion as described under “— Conversion Rights — Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” in certain circumstances involving a significant change in the composition of our board.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the convertible notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the convertible notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors — Risks Related to the Convertible Notes — We may not have the ability to raise the funds necessary to repurchase the convertible notes upon a fundamental change; the bank facilities contain, and our future debt may contain, limitations on our ability to pay cash upon conversion or repurchase of the convertible notes.” If we fail to repurchase the convertible notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another Person, unless (i) the resulting, surviving or transferee Person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the convertible notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee Person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the convertible notes and the indenture except in the case of any such lease.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the convertible notes of such holder as described above.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Indebtedness

We will not, and will not permit any of our subsidiaries to, incur, create, assume or permit to exist any Indebtedness; provided, however, our company and any of its subsidiaries may incur Indebtedness, if the Fixed Charge Coverage Ratio for our company and its subsidiaries on a consolidated basis for our company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1.00, determined on a Pro Forma Basis (including a pro forma application of the net proceeds therefrom including to refinance other Indebtedness), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period. The forgoing limitation does not apply to any of the following incurrences of Indebtedness (collectively, “Permitted Debt”):

(1)	Indebtedness incurred by our company and its subsidiaries pursuant to the first lien term facility and the second lien term facility, in an amount at any time outstanding not to exceed $1.0 billion and the incurrence or issuance by any of our company and its subsidiaries of Indebtedness or Disqualified Stock, which serves to refinance the loans under the first lien term facility and the second lien term facility or any Indebtedness incurred or Disqualified Stock issued to so refinance (in a single occurrence of in multiple occurrences) such Indebtedness or Disqualified Stock including, in each case, additional Indebtedness or Disqualified Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith;
(2)	Indebtedness outstanding on April 29, 2014;
(3)	Indebtedness (including Capital Lease Obligations, Synthetic Lease Obligations, and mortgage financings as purchase money obligations) and Disqualified Stock incurred by any of our company and its subsidiaries to finance the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment, whether through the purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of any of our company and its subsidiaries under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of such company, and all Refinancing Indebtedness incurred to refinance any Indebtedness and Disqualified Stock incurred pursuant to this paragraph; provided that at the time of issuance or incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness and the aggregate outstanding liquidation preference of Disqualified Stock outstanding under this paragraph when aggregated with the amount of Refinancing Indebtedness outstanding pursuant to paragraph (12) in respect of Indebtedness originally incurred pursuant to this paragraph, shall not exceed $22,000,000; provided further that such Indebtedness is incurred prior to or within 270 days after such purchase, lease, construction, installation, repair or improvement of such property, plant or equipment;
(4)	Indebtedness incurred by any of our company and its subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(5)	Indebtedness arising from agreements of any of our company and its subsidiaries providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets of such company and the deferred purchase price of assets, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets of any of our company and its subsidiaries for the purpose of financing such acquisition;
(6)	Indebtedness of our company or any of its subsidiaries owing to any of our company, RCS Capital Management, RCAP Holdings and their respective subsidiaries;
(7)	to the extent permitted under “— Investments, Loans and Advances,” Indebtedness of any subsidiary of our company that is not a guarantor under the bank facilities or any refinancings thereof owing to any of our company, RCS Capital Management, RCAP Holdings and their respective subsidiaries;
(8)	(A) shares of Disqualified Stock of our company or any subsidiary of our company that is a guarantor under the bank facilities or any refinancings thereof issued to any of our company, RCS Capital Management, RCAP Holdings and their respective subsidiaries and (B) to the extent permitted by “— Investments, Loans and Advances,” shares of Disqualified Stock of any subsidiary of our company that is not a guarantor under the bank facilities or any refinancings thereof issued to any of our company, RCS Capital Management, RCAP Holdings and their respective subsidiaries;
(9)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);
(10)	obligations in respect of self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by any of our company and its subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;
(11)	other Indebtedness of any of our company and its subsidiaries not otherwise permitted hereunder in an aggregate principal amount not to exceed $30,000,000 at any one time outstanding; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate outstanding principal amount of Indebtedness incurred or guaranteed by subsidiaries of our company that are not guarantors under the bank facilities or any refinancings thereof in reliance on this paragraph shall not exceed, when taken together with Indebtedness referred to in paragraph (13)(C) of this section and paragraph (17) of this section exceed $15,000,000;
(12)	the incurrence or issuance by any of our company and its subsidiaries of Indebtedness or Disqualified Stock which serves to refinance any Indebtedness or Disqualified Stock incurred as permitted under paragraph (3) above and this paragraph and paragraph (13) below or any Indebtedness incurred or Disqualified Stock issued to so refinance (in a single occurrence or in multiple occurrences) such Indebtedness or Disqualified Stock including additional Indebtedness or Disqualified Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness or Disqualified Stock being refinanced, (B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations or (ii) Disqualified Stock, such Refinancing Indebtedness must be Disqualified Stock, (C) shall not include Indebtedness or Disqualified Stock of any subsidiary of our company that is not a guarantor under the bank facilities or any refinancings thereof that refinances Indebtedness or Disqualified Stock of any of our company or a any subsidiary of our company that is a guarantor under the bank facilities or any refinancings thereof and (D) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent;
(13)	Indebtedness incurred to finance, or assumed in connection with (or attaching to assets of a Person that becomes a subsidiary of our company in connection with), a Permitted Acquisition or Pending Acquisition, provided that (A) immediately before and immediately after giving Pro Forma Effect to any such acquisition, no default or event of default under the indenture shall have occurred and be continuing, (B) after giving Pro Forma Effect to any such acquisition and the incurrence of such Indebtedness, the Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Test Period is not greater than 3.50:1.00; (C) the maximum aggregate principal amount of Indebtedness pursuant to this paragraph incurred or guaranteed by subsidiaries of our company that are not guarantors under the bank facilities or any refinancings thereof shall not, when aggregated with the amount of Refinancing Indebtedness incurred by subsidiaries of our company that are not guarantors under the bank facilities or any refinancings thereof in respect of Indebtedness originally incurred pursuant to this paragraph, exceed, when taken together with Indebtedness incurred pursuant to paragraphs (11) and (17), $15,000,000 at any one time outstanding and (D) any Indebtedness incurred in reliance on this paragraph (other than Indebtedness of any Person acquired by our company or any of its subsidiaries in a Permitted Acquisition or Pending Acquisition or Indebtedness secured by assets acquired by our company or any of its subsidiaries in a Permitted Acquisition or Pending Acquisition that was not in either case incurred in connection with, or in contemplation of, such acquisition) shall not (i) have a final maturity date (or require commitment reductions) prior to November 1, 2021 and (ii) have mandatory redemption or mandatory offer to repurchase features (other than customary asset sale offers or change of control offers);
(14)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(15)	Indebtedness of any of our company and its subsidiaries supported by a letter of credit or bank guarantee issued pursuant to a credit facility otherwise permitted hereunder, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;
(16)	any Guarantee by any of our company and its subsidiaries of Indebtedness or other obligations of any of our company, RCS Capital Management, RCAP Holdings and their respective subsidiaries so long as in the case of a Guarantee by any subsidiary of our company that is not a guarantor under the bank facilities or any refinancings thereof, such Indebtedness could have been incurred directly by such company providing such Guarantee;
(17)	Indebtedness of subsidiaries of our company that are not guarantors under the bank facilities or any refinancings thereof; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate outstanding principal amount of Indebtedness outstanding in reliance on this paragraph shall not exceed, when taken together with Indebtedness referred to in paragraphs (11) and (13)(C), $15,000,000;
(18)	(A) Indebtedness incurred in the ordinary course of business of our company and any of its subsidiaries with banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances and other Cash Management Services, and (ii) Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements in each case in connection with deposit accounts;
(19)	Indebtedness issued by any of our company and its subsidiaries to future, current or former officers, directors, managers, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of our company to the extent described in paragraph (3) of the exceptions to the prohibitions described under “— Restricted Payments”;
(20)	the convertible notes;

(21)	at any time on or prior to July 28, 2014, Indebtedness under the First Allied Credit Agreement in an aggregate principal amount not to exceed $38,000,000 at any time outstanding; and
(22)	the RCAP Holdings Notes.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or Disqualified Stock for purposes of this covenant. Any Indebtedness incurred to refinance Indebtedness incurred pursuant to paragraphs (1) and (12) above shall be deemed to include additional Indebtedness or Disqualified Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees and expenses in connection with such refinancing. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

The indenture does not treat (A) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (B) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

For purposes of determining compliance with this section, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described above as of the date of incurrence thereof or is entitled to be incurred pursuant to the Fixed Charge Coverage Ratio, our company shall, in its sole discretion, (x) at the time the proposed Indebtedness is incurred, classify all or a portion of that item of Indebtedness on the date of its incurrence under either the Fixed Charge Coverage Ratio or under such category of Permitted Debt, as the case, may be, (y) reclassify at a later date all or a portion of that or any other item of Indebtedness as being or having been incurred in any manner that complies with this section (so long as the Indebtedness being reclassified could have been incurred under the Fixed Charge Coverage Ratio or under such category of Permitted Debt, in each case on the date of its incurrence) and (z) elect to comply with this section and the applicable definitions in any order.

Liens

We will not, and will not permit any of our subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien on any property or assets (real or personal, tangible or intangible), except:

(1)	Liens on property or assets of any of our company and its subsidiaries existing on April 29, 2014; provided that (A) such Lien does not extend to any other property or asset of any of our company and its subsidiaries other than (i) after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under “— Indebtedness” and (ii) the proceeds and products thereof and (B) such Lien shall secure only those obligations that it secures on April 29, 2014 and extensions, renewals and replacements thereof permitted hereunder;
(2)	any Lien securing Indebtedness permitted under “— Indebtedness”;
(3)	any Lien existing on any property or asset prior to the acquisition thereof by any of our company and its subsidiaries or existing on any property or assets of any Person that becomes a subsidiary of our company after April 29, 2014 prior to the time such Person becomes a subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a subsidiary of our company, (ii) such Lien does not apply to any other property or assets of any of our company and its subsidiaries and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a subsidiary of our company, as the case may be, and extensions, renewals and replacements thereof permitted by “— Indebtedness” so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest, fees and premium payable by the terms of such obligations thereon and reasonable underwriting discounts, fees, commissions and expenses in connection with such extensions, renewals and replacements);
(4)	Liens for Taxes not yet due or which are being contested;
(5)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in each case for sums not yet overdue for a period of more than 60 days or being contested in good faith by appropriate proceedings or for which adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(6)	pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations or in connection with performance bonds, surety bonds or statutory obligations incurred in the ordinary course of business and consistent with past practice;
(7)	Liens to secure the performance of bids, trade contracts (other than for Indebtedness), payment of premiums to insurance carriers, leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(8)	zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Companies;
(9)	Liens solely in real property, improvements to real property or equipment (or, in the case of improvements, constructed) by any of our company and its subsidiaries; provided that (i) such Liens secure Indebtedness permitted by paragraphs (3) or (12) of “— Indebtedness” (to the extent consisting of Refinancing Indebtedness incurred in reliance on paragraph (3) of “— Indebtedness”), (ii) such Liens are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction or improvement), (iii) the Indebtedness secured thereby does not exceed the cost of such real property, improvements or equipment at the time of such acquisition (or construction or improvement) and (iv) such Liens do not apply to any other property or assets of any of our company and its subsidiaries;
(10)	judgment Liens securing judgments not constituting an event of default;
(11)	Liens on assets subsidiaries of our company that are not a guarantor under the bank facilities or any refinancings thereof (including Equity Interests owned by such subsidiaries issued by other subsidiaries of our company that are not guarantors under the bank facilities or any refinancings thereof); provided that such Liens extending to the assets of any subsidiary of our company that is not a guarantor under the bank facilities or any refinancings thereof secure only Indebtedness incurred by such subsidiary under “— Indebtedness”;
(12)	Liens in connection with Indebtedness permitted by paragraphs (3) or (12) of “— Indebtedness” (to the extent consisting of Refinancing Indebtedness incurred in reliance on paragraph (3) of “— Indebtedness”), as long as such Liens do not at any time encumber any property other than the property financed by such Indebtedness; provided that (i) such Liens secure Indebtedness permitted by paragraphs (3) or (12) of “— Indebtedness” (to the extent consisting of Refinancing Indebtedness incurred in reliance on paragraph (3) of “— Indebtedness”), (ii) such Liens are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction or improvement), (iii) the Indebtedness secured thereby does not exceed the cost of such real property, improvements or equipment at the time of such acquisition (or construction or improvement) and (iv) such Liens do not apply to any other property or assets of any of our company and its subsidiaries;

(13)	Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(14)	Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Indenture;
(15)	Liens that are rights of setoff, bankers liens or similar non-consensual liens relating to deposit or securities accounts in favor of banks, other depositary institutions and securities intermediaries arising in the ordinary course of business;
(16)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(17)	Liens of a third party insurance company arising in the ordinary course of business on premium cash held in trust for the benefit of such third party insurance company;
(18)	Liens arising from precautionary Uniform Commercial Code filing statements regarding operating leases or consignments;
(19)	(i) contractual or statutory Liens of landlords, to the extent relating to the property and assets relating to any lease agreements with such landlord (so long as the rent payable under any such lease agreement is not more than 30 days past due, unless being contested in good faith and for which reserves have been established in accordance with GAAP), (ii) contractual Liens of suppliers (including sellers of goods) or service providers to the extent limited to property or assets relating to such contract, (iii) contractual or statutory Liens of governmental or other customers to the extent limited to the property or assets relating to such contract, and (iv) Liens in favor of governmental bodies to secure advance or progress payments pursuant to any contract or statute, in each case, incurred or granted in the ordinary course of business;
(20)	leases of the tangible properties of any of our company and its subsidiaries, entered into in the ordinary course of business of such company, so long as such leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of such company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;
(21)	licenses of any material intellectual property of any of our company and its subsidiaries so long as such licenses do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of such company, or (ii) materially impair the value of the intellectual property subject thereto;
(22)	Liens with respect to earnest money deposits made in connection with any Permitted Acquisition, Pending Acquisition or Asset Sale or securing the Indebtedness permitted by paragraph (5) of “— Indebtedness” in an aggregate amount not to exceed $15,000,000 at any time outstanding;
(23)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(24)	Liens on insurance policies and the proceeds thereof securing Indebtedness permitted pursuant to paragraph (4) of “— Indebtedness”;
(25)	Liens on (i) cash deposits maintained for regulatory capital requirements or held on behalf of clients in the course of the ordinary course of business and (ii) receivables required to be directed for subsequent payment to clients in the ordinary course of business;
(26)	Liens securing the Indebtedness outstanding under the convertible notes and other “Obligations” (as such term is defined in the first lien term facility as of April 29, 2014); and

(27)	Liens securing Indebtedness incurred under the Fixed Charge Coverage Ratio; provided that at the time of incurrence and after giving Pro Forma Effect to the incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Leverage Ratio would not exceed 3.75 to 1.00;
(28)	other Liens on assets securing Indebtedness not to exceed $15,000,000 at any one time outstanding; and
(29)	on or prior to July 28, 2014, Liens granted pursuant to the Collateral Documents (as defined in the First Allied Credit Agreement) on assets of First Allied and any Person that is a subsidiary of First Allied and a party to the First Allied Credit Agreement.

Investments, Loans and Advances

We will not, and will not permit any of our subsidiaries to, directly or indirectly, purchase, hold or acquire any Investment, except:

(1)	Investments held by any of our company and its subsidiaries in the form of Permitted Investments or that were Permitted Investments when made;
(2)	loans or advances to officers, directors, employees, consultants and independent contractors of any of our company and its subsidiaries (i) for travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of our company; provided that no cash or Permitted Investments are actually advanced pursuant to this clause (ii), and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clauses (i) (other than for travel and entertainment in the ordinary course of business) and (iii) above shall not exceed $5,400,000;
(3)	Investments by (A) (i) any of our company and its subsidiaries in our company or any wholly owned subsidiary of our company that is a guarantor under the bank facilities or any refinancings thereof or a Broker-Dealer and (ii) any wholly owned subsidiary of our company in our company or a wholly owned subsidiary of our company that is a guarantor under the bank facilities or any refinancings thereof or a Broker Dealer; provided that any such Investments by our company or any subsidiary of our company that is a guarantor under the bank facilities or any refinancings thereof in any subsidiary of our company that is not a guarantor under the bank facilities or any refinancings thereof shall be made in the form of Indebtedness, and (B) any subsidiary of our company that is not a guarantor under the bank facilities or any refinancings thereof in another subsidiary of our company that is not a guarantor under the bank facilities or any refinancings thereof;
(4)	to the extent constituting Investments, transactions expressly permitted (other than by reference to this section) under “— Indebtedness,” “— Liens” and “— Asset Sales” (including the receipt of noncash consideration for the dispositions of assets permitted thereunder), “— Restricted Payments” and “— Other Indebtedness and Agreements”;
(5)	Investments (i) in existence on, or that are made pursuant to legally binding written commitments that are in existence on, April 29, 2014, and (ii) any modification, replacement, renewal or extension thereof; provided no such modification, replacement, renewal or extension shall increase the amount of Investments then permitted under this paragraph except pursuant to the terms of such Investment in existence on April 29, 2014 or as otherwise permitted by this section;
(6)	Investments in Hedging Agreements permitted under “— Indebtedness”;
(7)	promissory notes and other noncash consideration received in connection with dispositions permitted paragraph (1) of “— Asset Sales”;
(8)	other than in respect of any Pending Acquisition, the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of any Person or of assets constituting a business unit, a line of business or division of such Person, or the Equity Interests in a Person that, upon the consummation thereof, will be a subsidiary of our company (including as a result of a merger or consolidation and including the deferred purchase of any remaining minority interests in any such company) (each, a “Permitted Acquisition”); provided that, with respect to each purchase or other acquisition made pursuant to this paragraph:
(a)	no event of default shall have occurred and be continuing or would result therefrom;
(b)	after giving Pro Forma Effect to the consummation of such Permitted Acquisition (and any Indebtedness incurred or repaid upon such consummation), the Secured Leverage Ratio shall be no greater than 3.25:1.00; and
(c)	any such Person so acquired or purchased (i) shall become upon such consummation of such purchase or acquisition a wholly owned subsidiary of our company that is a Broker-Dealer or become a subsidiary of our company that is a guarantor under the bank facilities or any refinancings thereof and any assets or business so acquired shall upon such consummation be held by our company or a wholly owned subsidiary of our company that is a Broker-Dealer or a subsidiary of our company that is a guarantor under the bank facilities or any refinancings thereof or (ii) shall become upon the consummation of such purchase or acquisition any subsidiary of our company that is not a guarantor under the bank facilities or any refinancings thereof (provided that the aggregate consideration so expended for all purchases and acquisitions in reliance of this clause (ii) of this clause (c) does not exceed $15,000,000);
(9)	Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;
(10)	Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(11)	the licensing, sublicensing or contribution of material intellectual property pursuant to joint marketing arrangements with Persons other than our company and its subsidiaries in the ordinary course of business;
(12)	other Investments as valued at the fair market value of such Investment at the time each such Investment is made; provided that the aggregate amount of all such Investments made pursuant to this paragraph measured at the time such Investment is made shall not exceed $30,000,000 (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(13)	Investments in Similar Businesses; provided that the aggregate amount of all such Investments made pursuant to this paragraph measured at the time such Investment is made shall not exceed $30,000,000 (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(14)	Investments to the extent that payment for such Investments is made solely by the issuance of Equity Interests (other than Disqualified Stock) of our company or RCAP Holdings to the seller of such Investments;
(15)	Investments of a Person that is acquired and becomes a subsidiary of our company or of a Person merged or amalgamated or consolidated into any of our company and its subsidiaries, in each case after April 29, 2014 and in accordance with this paragraph and/or “— Consolidation, Merger or Sale of Assets,” as applicable, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(16)	Investments made with the portion, if any, of Cumulative Retained Equity Amount on the date that our company elects to apply all or a portion thereof to this paragraph; provided that immediately after giving Pro Forma Effect to any such Investment no event of default shall be continuing;
(17)	the forgiveness or conversion to equity of any Indebtedness owed to our company or any of its subsidiaries and permitted by “— Indebtedness”;
(18)	advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;
(19)	additional subsidiaries of our company may be established or created if any Investments in such additional companies are permitted by the other paragraphs of this section;
(20)	Guarantees of any of our company and its subsidiaries of leases entered into in the ordinary course of business;
(21)	the Cetera acquisition;
(22)	Investments consisting of contributions by any of our company and its subsidiaries and/or any Subsidiary of any of our company and its subsidiaries to the capital of any Broker-Dealer to the extent such Investments are required by applicable law or regulation;
(23)	Investments by any of our company and its subsidiaries in the Equity Interests of Persons that are affiliated with independent Financial Advisors of our company or its subsidiaries in an aggregate amount at any time outstanding not to exceed $21,500,000;
(24)	the Pending Acquisitions;
(25)	Investments in the form of ordinary course loans to Financial Advisors affiliated with our company, consistent with past practice; and
(26)	Investments in the ordinary course of business consistent with practice in one or more mutual funds designated by a Financial Advisor who is affiliated with our company, to the extent that such Investments comprise part of such Financial Advisor’s deferred compensation plan.

Asset Sales

We will not, and will not permit any of our subsidiaries to, directly or indirectly make any Asset Sale (other than those Asset Sales permitted under “— Consolidation, Merger or Sale of Assets”), except for:

(1)	Sales, transfers or other dispositions of other assets for fair market value by any of our company and its subsidiaries; provided that with respect to any disposition pursuant to this paragraph, such company shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that, for purposes of determining what constitutes cash under this paragraph, (A) any balance sheet liabilities of such company, other than liabilities that are by their terms subordinated to the payment in cash of the obligations, that are assumed by the transferee with respect to the applicable disposition and for which such company shall have been validly released by all applicable creditors in writing and (B) any securities received by such company from such transferee that are converted by such company into cash (to the extent of the cash received) within 180 days following the closing of the applicable Asset Sale and (C) any Designated Non-Cash Consideration received by such company in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed $15,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall, in each case shall be deemed to be cash for purposes of this provision and for no other purpose; provided that the aggregate fair market value of all assets sold, transferred or disposed of pursuant to this paragraph shall not exceed (x) $72,000,000 in any fiscal year of our company and (y) $215,000,000 since April 29, 2014;

(2)	(A) any of our company and its subsidiaries may dispose of property or assets to our company or any wholly owned subsidiary of our company, and any wholly owned subsidiary of our company may dispose of property or assets to a wholly owned subsidiary of our company; provided that if (x) (i) the transferor of such property is a subsidiary of our company that is a guarantor under the bank facilities or any refinancings thereof or our company the transferee thereof must either be our company or a subsidiary of our company that is a guarantor under the bank facilities or any refinancings thereof, (B) any subsidiary of our company that is not a guarantor under the bank facilities or any refinancings thereof may dispose of property or assets to another subsidiary of our company that is not a guarantor under the bank facilities or any refinancings thereof and (C) to the extent such transaction constitutes an Investment, such transaction is made in compliance with paragraph (3) of “— Investments, Loans and Advances”;
(3)	our company and any of its subsidiaries may sell, transfer and otherwise dispose of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(4)	our company and any of its subsidiaries may effect any transaction permitted (other than by reference to “— Asset Sales”) by “— Liens,” “— Restricted Payments” or “— Other Indebtedness or Agreements”;
(5)	our company and any of its subsidiaries may sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
(6)	the unwinding of any Hedging Agreement; and
(7)	Asset Sales of any asset between or among our company and any of its subsidiaries and one or more of our company, RCS Capital Management, RCAP Holdings and their respective subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to paragraphs (1) through (6) above.

Restricted Payments

We will not, and will not permit any of our subsidiaries to, directly or indirectly declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so, unless, at the time of and after giving effect to such Restricted Payment:

(1)	no default or event of default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
(2)	our company would, at the time of such Restricted Payment and after giving Pro Forma Effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth under “— Indebtedness”; and such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by our company and its subsidiaries after April 29, 2014 (excluding Restricted Payments made pursuant to the exceptions to the prohibition described below other than under paragraphs (1), (4), (6) and (7)), is less than the sum, without duplication, of:
(a)	50% of the Consolidated Net Income of our company for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing July 1, 2014 to the end of our company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
(b)	100% of the aggregate net cash proceeds and the fair value of marketable securities received by our company since the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of our company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of our company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a subsidiary of our company); plus
(c)	to the extent that any Investment permitted by “— Investments, Loans and Advances” that was made after April 29, 2014 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (1) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (2) the initial amount of such Investment.

The preceding provisions will not prohibit the following:

(1)	any of our company and its subsidiaries may declare and make Restricted Payments to our company (and, in the case of a Restricted Payment by a subsidiary of our company that is not a wholly owned subsidiary of our company, to such company and to each other owner of Equity Interests of such company based on their relative ownership interests);
(2)	to the extent constituting Restricted Payments, any of our company and its subsidiaries may take actions expressly permitted by “— Investments, Loans and Advances” (other than paragraph (4) thereof);
(3)	any of our company and its subsidiaries may declare and make Restricted Payments;
(a)	the proceeds of which will be used to repurchase, retire or otherwise acquire the Equity Interests of our company (or to make a Restricted Payment to or an Investment in a Parent Holding Company to enable it or another Parent Holding Company to repurchase, retire or otherwise acquire its Equity Interest) from directors, officers, employees or members of management, consultants or independent contractors (or their estate, family trust, family members, spouse, civil partner and/or former spouse or civil partner) of our company or any Parent Holding Company not to exceed $15,000,000 in any calendar year (in each case, provided that any unused or unutilized amounts at the end of any calendar year may be being carried over and used in the subsequent calendar year); provided further that the amounts set forth in this paragraph may be further increased by the proceeds of any key-man life insurance received by our company or a subsidiary of our company that is a guarantor under the bank facilities or any refinancings thereof (solely with respect to the calendar year in which such proceeds are received and without limiting any carry-over thereof permitted above);
(b)	the proceeds of which are applied to the purchase or other acquisition by any Parent Holding Company of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or more than 50% of the Equity Interests in a Person; provided that if such purchase or other acquisition had been made by our company or any of its subsidiaries, it would have constituted a Permitted Acquisition permitted to be made under paragraph (8) of “— Investments, Loans and Advances”; provided that (A) such Restricted Payment shall be made concurrently with the closing of such purchase or other acquisition and (B) any Parent Holding Company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to our company or any subsidiary of our company that is a guarantor under the bank facilities or any refinancings thereof (or other subsidiary to the extent permitted by paragraph (8) of “— Investments, Loans and Advances”) or (2) the merger (to the extent permitted in this section) into our company or any subsidiary of our company that is a guarantor under the bank facilities or any refinancings thereof (or to the extent permitted, other subsidiary) formed or acquired in order to consummate such purchaser or other acquisition;
(c)	repurchases of Equity Interests of any Parent Holding Company of our company deemed to occur upon the noncash exercise of stock options and warrants or similar equity incentive awards;

(d)	(1) with respect to any taxable period ending after April 29, 2014 for which RCAP Holdings is treated as a partnership or disregarded entity for U.S. federal income tax purposes, the payment of distributions to RCAP Holdings’ equity owners in an aggregate amount equal to the product of (x) the taxable income of RCAP Holdings for such taxable period, reduced by any cumulative net taxable loss with respect to all prior taxable periods ending after April 29, 2014 (determined as if all such taxable periods were one taxable period) to the extent such cumulative net taxable loss would have been deductible by the equity owners against such taxable income if such loss had been incurred in the taxable period in question (assuming that the equity owners have no items of income, gain, loss, deduction or credit other than through RCAP Holdings) and (y) the highest combined marginal U.S. federal, state and local income tax rate applicable to an individual resident in New York, New York for such taxable period (taking into account the character of the taxable income in question (long term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitation thereon)); provided that distributions otherwise permitted under this clause (1) in respect of the taxable period beginning prior to April 29, 2014 shall be reduced by the amount of estimated tax payments that should have been made by the equity owners of RCAP Holdings prior to April 29, 2014 (based on the assumptions used in this clause (1)), and (2) with respect to any taxable period ending before April 29, 2014 for which RCAP Holdings was treated as a partnership or disregarded entity for U.S. federal income tax purposes, the payment of distributions to RCAP Holdings’ equity owners in an aggregate amount equal to the product of (x) any additional taxable income for such taxable period resulting from a tax audit adjustment made after April 29, 2014 and (y) the highest combined marginal U.S. federal, state and local income tax rate applicable to an individual resident in New York, New York for such taxable period (taking into account the character of the additional taxable income in question (long term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitations thereon)) plus any penalties, additions to tax or interest that may be imposed as a result of such audit adjustment;
(e)	(1) with respect to any taxable period ending after April 29, 2014 for which RCS Capital Management is treated as a partnership or disregarded entity for U.S. federal income tax purposes, the payment of distributions to RCS Capital Management’s equity owners in an aggregate amount equal to the product of (x) the taxable income of RCS Capital Management for such taxable period, reduced by any cumulative net taxable loss with respect to all prior taxable periods ending after April 29, 2014 (determined as if all such taxable periods were one taxable period) to the extent such cumulative net taxable loss would have been deductible by the equity owners against such taxable income if such loss had been incurred in the taxable period in question (assuming that the equity owners have no items of income, gain, loss, deduction or credit other than through RCS Capital Management) and (y) the highest combined marginal U.S. federal, state and local income tax rate applicable to an individual resident in New York, New York for such taxable period (taking into account the character of the taxable income in question (long-term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitation thereon)); provided that distributions otherwise permitted under this clause (1) in respect of the taxable period beginning prior to April 29, 2014 shall be reduced by the amount of estimated tax payments that should have been made by the equity owners of RCS Capital Management prior to April 29, 2014 (based on the assumptions used in this clause (1)), and (2) with respect to any taxable period ending before April 29, 2014 for which RCS Capital Management was treated as a partnership or disregarded entity for U.S. federal income tax purposes, the payment of distributions to RCS Capital Management’s equity owners in an aggregate amount equal to the product of (x) any additional taxable income for such taxable period resulting from a tax audit adjustment made after April 29, 2014 and (y) the highest combined marginal U.S. federal, state and local income tax rate applicable to an individual resident in New York, New York for such taxable period (taking into account the character of the additional taxable income in question (long term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitations thereon)) plus any penalties, additions to tax or interest that may be imposed as a result of such audit adjustment;
(4)	in addition to the Restricted Payments otherwise permitted under this section, our company and its subsidiaries may declare and make additional Restricted Payments in an aggregate amount not to exceed (A) $15,000,000, plus (B) an amount (which shall not be less than zero) equal to the portion, if any, of the Cumulative Retained Equity Amount on the date of such election that our company elects to apply to this paragraph; provided that, in the case of clause (B) of this paragraph, immediately after giving effect to any such Restricted Payment, no default or event of default shall be continuing;
(5)	any of our company and its subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) or Pending Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;
(6)	the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this section;
(7)	other Restricted Payments; provided that (a) no Event of Default shall have occurred and be continuing or would result therefrom and (b) on a Pro Forma Basis after giving effect to each such Restricted Payment made pursuant to this paragraph, the Secured Leverage Ratio shall not be greater than 3.25:1.00;
(8)	our company may redeem in whole or in part any Equity Interests of our company in exchange for another class of Equity Interests or rights to acquire Equity Interest or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Equity Interests; provided that any terms and provisions material to the interests of the holders of the convertible notes, when taken as a whole, contained in such other class of Equity Interests of our company are no more adverse (taken as a whole) to the holders of the convertible notes than those contained in the Equity Interests redeemed thereby;
(9)	our company may make Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any present or former employee, director, officer, manager, consultant or independent contractor (or their respective affiliates, estates or immediate family members) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or grant, vesting or delivery of any Equity Interests; provided that the aggregate amount of Restricted Payments (other than deemed repurchases made for no value) pursuant to this section shall not exceed $3,000,000 in any fiscal year of our company;
(10)	the Restricted Payments set forth on Schedule 4.09 to the indenture; and
(11)	the payments referred to in paragraph (11) of “— Transactions with Affiliates” may be made.

We will not, and will not permit any of our subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of any of our company and its subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or the ability of any of our company and its subsidiaries to make or repay loans or advances to any of our company and its subsidiaries or to Guarantee Indebtedness of any of our company and its subsidiaries; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Credit Facility or under any refinancing of the indebtedness represented by the Credit Facilities (or any initial or subsequent refinancing thereof) or the convertible notes, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of our company or any of its subsidiaries pending such sale, provided such restrictions and conditions apply only to such company that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Company by the terms of any Indebtedness of such Foreign Company permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by the indenture if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (F) the foregoing shall not apply to customary restrictions on cash or other deposits or net worth required by customers under contracts entered into in the ordinary course of business and joint venture agreements or other similar arrangements if such provisions apply only to the Person (and the Equity Interests in such Person) that is the subject thereof, (G) provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to Equity Interests of a Person other than on a pro rata basis, (H) the foregoing shall not apply to customary restrictions and conditions contained in any agreement relating to any Asset Sale (or other disposition of assets) permitted under this Indenture pending the consummation of such Asset Sale (or other disposition of assets), (I) the foregoing shall not apply to any agreement in effect at the time a Person becomes a subsidiary of our company, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a subsidiary of our company, which encumbrance or restriction is not applicable to the properties or assets of any of our company or any subsidiary that is a guarantor under the bank facilities or any refinancings thereof, other than such company or the property or assets of such company so acquired and (J) the foregoing shall not apply to any other agreement governing Indebtedness or Disqualified Stock entered into after April 29, 2014 that contains encumbrances and restrictions that are not more restrictive than would be permitted by any Credit Facility or under any refinancing of the indebtedness represented by the Credit Facilities (or any initial or subsequent refinancing thereof).

Other Indebtedness and Agreements

We will not, and will not permit any of our subsidiaries to, directly or indirectly:

(1)	Permit any (i) waiver, supplement, modification, amendment, termination or release of any Subordinated Indebtedness or the First Allied Credit Agreement that would have a material and adverse effect on the interests of the holders of the convertible notes or (ii) waiver, supplement, modification or amendment of (x) its certificate of incorporation, certificate of formation, by-laws, operating, management or partnership agreement or other organizational documents or (y) any Management Agreement, in each case to the extent any such waiver, supplement, modification or amendment would be materially adverse to the holders of the convertible notes (it being understood and agreed that any material increase in the fees payable under any Management Agreement shall be deemed to be materially adverse to the holders of the convertible notes).
(2)	Make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Subordinated Indebtedness, except:
(a)	refinancings pursuant to paragraph (12) of “— Indebtedness”;
(b)	the payment of regularly scheduled interest payments as and when due in respect of any Subordinated Indebtedness permitted under “— Indebtedness”;
(c)	so long as no default or event of default has occurred and is continuing, any payment, redemption, repurchase, retirement or other acquisition for consideration of any principal amount of Subordinated Indebtedness in an amount not exceeding the Cumulative Retained Equity Amount; and
(d)	the prepayment, repayment or redemption of the RCAP Holdings Notes.

Transactions with Affiliates

We will not, and will not permit any of our subsidiaries to, enter into any transactions (other than transactions between or among our company, RCS Capital Management, RCAP Holdings and their respective subsidiaries and other than, prior to the repayment of the Indebtedness under the First Allied Credit Agreement, between or among any of our company and its subsidiaries (other than First Allied and its subsidiaries) and First Allied or a subsidiary thereof) involving aggregate payments or consideration in excess of $7,200,000 with any of their respective affiliates on terms that are not substantially as favorable to such company as it would obtain in a comparable arm’s-length transaction with a Person that is not an affiliate, as determined by our board of directors in good faith, provided that the foregoing restrictions shall not apply to:

(1)	transactions permitted by “— Restricted Payments”;
(2)	the Transactions and the payment of the Transaction Expenses;
(3)	the issuance of Capital Stock or Stock Equivalents of our company, including to the management of our company (or any direct or indirect parent thereof) or any of its subsidiaries in connection with certain previously completed transactions, in connection with the Transactions or pursuant to arrangements described in paragraph (5) of this section;
(4)	employment, indemnification and severance arrangements between the our company and its subsidiaries and their respective officers, directors, managers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business and payments pursuant thereto;
(5)	payments by our company and its subsidiaries pursuant to an intercompany expense sharing agreement among such companies, RCAP Holdings, RCS Capital Management and their respective subsidiaries; provided that such payments are on customary terms consistent with past practices;
(6)	transactions or payments pursuant to any agreement or arrangement as in effect as of, or otherwise contemplated on, April 29, 2014 or any amendment thereto (so long as any such amendment is not materially adverse to the holders of the convertible notes when taken as a whole as compared to the applicable agreement as in effect on April 29, 2014) or similar agreements entered into thereafter;
(7)	reasonable and customary payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, managers or consultants of our company and its subsidiaries and employment agreement, stock option plans and other similar arrangements with such employees, officers, directors, manager or consultants;
(8)	leases and intellectual property licenses entered into in the ordinary course of business;
(9)	transactions among any of our company and its subsidiaries and any Person that would constitute a transaction with an affiliate under this clause solely because a director of which is also a director of such company or any other direct or indirect parent of any of our company and its subsidiaries; provided, however, that such director abstains from voting as a director of such company or such direct or indirect parent of such company, as the case may be, on any matter involving such other Person;
(10)	existence of, or the performance by any of our company and its subsidiaries of their obligations under the terms of, any customary registration rights agreement to which it is a party or becomes a party in the future;
(11)	the payment of fees for management, consulting, advisory and financial services rendered to our company and any subsidiary pursuant to the Management Agreement and related expenses (including indemnification and other similar amounts) (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and other similar amounts) accrued in any prior year);
(12)	loans, advances and other transactions between or among any of our company, RCS Capital Management, RCAP Holdings and their respective subsidiaries or any joint venture (regardless of the form of legal entity) in which any of our company, RCS Capital Management, RCAP Holdings and their respective subsidiaries has invested (and which subsidiary or joint venture would not be an affiliate of our company but for such ownership of Capital Stock or Stock Equivalents in such joint venture or subsidiary) to the extent permitted or not prohibited under the indenture;
(13)	transactions undertaken pursuant to membership in a purchasing consortium;
(14)	contributions to the capital of any of our company and its subsidiaries or any Parent Holding Company (other than Disqualified Stock) or any investments by the Permitted Investors, RCAP Holdings or any Parent Holding Company in the Equity Interests of any of our company and its subsidiaries (and payment of reasonable out-of-pocket expenses incurred in connection therewith); and
(15)	investments by affiliates in Indebtedness or preferred Equity Interests of any of our company and its subsidiaries, so long as non-affiliates were also offered the opportunity to invest in such Indebtedness or preferred Equity Interests, and transactions with affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of any of our company and its subsidiaries, so long as such transaction is with all holders of such class (and there are such non-affiliate holders) and such affiliates are treated no more favorably than all other holders of such class generally.

Future Guarantors

To the extent any Indebtedness of our company or any of its subsidiaries (other than the first lien term facility or the second lien term facility or any Indebtedness which serves to refinance them) is guaranteed by any of our company’s or any of its subsidiaries’ existing and future domestic subsidiaries, the convertible notes will receive the same Guarantees on a pari passu basis, unless such Guarantees are prohibited by the first lien term facility or second lien term facility or any Indebtedness which serves to refinance them (in which case, such Guarantees shall not be provided to any other such Indebtedness).

Events of Default

Each of the following is an event of default with respect to the convertible notes:

(1)	default in any payment of interest on any convertible note when due and payable and the default continues for a period of 30 days;
(2)	default in the payment of principal of any convertible note when due and payable at its stated maturity, upon redemption, upon any required repurchase, upon declaration of acceleration or otherwise;
(3)	our failure to comply with our obligation to convert the convertible notes in accordance with the indenture upon exercise of a holder’s conversion right and such default is not cured within five business days;
(4)	our failure to give a fundamental change notice as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” and such failure is not cured within ten days after the due date for such notice;
(5)	our failure to comply with our obligations described under “— Consolidation, Merger and Sale of Assets”;
(6)	our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the convertible notes then outstanding has been received to comply with any of our other covenants or agreements contained in the indenture;
(7)	default by us or any of our subsidiaries that is a guarantor under the bank facilities or any refinancing thereof under the bank facilities or with respect to any other mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $28.75 million (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;
(8)	(a) we or any of our subsidiaries that is a guarantor under the bank facilities or any refinancing thereof, file for bankruptcy or (b) certain events of bankruptcy, insolvency, or reorganization of us or any of our or any of our subsidiaries that is a guarantor under the bank facilities or any refinancing thereof, occur and remain undischarged or unstayed for a period of 50 days; or
(9)	a final judgment for the payment of $28.75 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) rendered against us or any of our subsidiaries that is a guarantor under the bank facilities or any refinancing thereof, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding convertible notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the convertible notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the convertible notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “— Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the convertible notes at a rate equal to (x) 0.25% per annum of the principal amount of the convertible notes outstanding for the first 90 days of the 180-day period during which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs and (y) 0.50% per annum of the principal amount of the convertible notes outstanding for the last 90 days of such 180-day period as long as such event of default is continuing. If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the convertible notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the convertible notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the convertible notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the convertible notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the convertible notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding convertible notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the convertible notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the convertible notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;
•	accrued and unpaid interest, if any, on; and
•	the consideration due upon conversion of,

its convertible notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the convertible notes unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;
(2)	holders of at least 25% in principal amount of the outstanding convertible notes have requested the trustee to pursue the remedy;
(3)	such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;
(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(5)	the holders of a majority in principal amount of the outstanding convertible notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding convertible notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent Person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in Personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification reasonably satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any convertible note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.

We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modification and Amendment

The indenture may be modified and amended as described in “Description of Debt Securities —  Modification and Waiver” in the accompanying prospectus, except that the first bullet point of the first paragraph thereof is deleted with respect to the convertible notes. The convertible notes offered hereby and any further additional notes we may issue in the future would be taken together as one class for the purposes of determining whether any potential modification or amendment has been approved, as well as for all other purposes. Notwithstanding the foregoing, no amendment may without the consent of each holder of an outstanding convertible note affected:

(1)	make any change that adversely affects the conversion rights of any convertible notes;
(2)	reduce the fundamental change repurchase price of any convertible note or amend or modify in any manner adverse to the holders of notes our obligation to pay the redemption price or the fundamental change repurchase price, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;
(3)	make any convertible note payable in money, or at a place of payment, other than that stated in the note;
(4)	change the ranking of the convertible notes;
(5)	impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or
(6)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

In addition, we and the trustee may amend or supplement the indenture or the convertible notes without notice to or the consent of any holder of the convertible notes to:

(1)	cure any ambiguity, omission, defect or inconsistency that does not adversely affect holders of the convertible notes;
(2)	provide for the assumption by a successor corporation of our obligations under the indenture;
(3)	add guarantees with respect to the convertible notes;
(4)	secure the convertible notes;
(5)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;
(6)	in connection with any transaction described under “— Conversion Rights — Recapitalizations, Reclassifications and Changes of our Class A Common Stock” above, provide that the convertible notes are convertible into reference property, subject to the provisions described under “Conversion rights — Settlement upon Conversion” above, and make certain related changes to the terms of the convertible notes to the extent expressly required by the indenture;
(7)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(8)	conform the provisions of the indenture to the description of the convertible notes in the Commitment Letter; or
(9)	evidence and provide for the appointment under the indenture of a successor trustee.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding convertible notes or by depositing with the trustee or delivering to the holders, as applicable, after the convertible notes have become due and payable, whether at maturity, at any fundamental change repurchase date, upon conversion or otherwise, shares of Class A common stock (and cash in lieu of fractional shares), solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding convertible notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Convertible Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the convertible notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our Class A common stock, the daily VWAPs, accrued interest payable on the convertible notes and the conversion rate of the convertible notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of convertible notes upon the request of that holder.

Trustee

Wilmington Trust, National Association is the trustee, security registrar, paying agent and conversion agent. Wilmington Trust, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture provides that it and the convertible notes, and any claim, controversy or dispute arising under or related to the indenture or the convertible notes, will be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws of such state.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to our company and its subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Agreement Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to any such Hedging Agreement, (i) for any date on or after the date such Hedging Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreement.

“Asset Sale” means the sale, transfer or other disposition (other than as a result of a Casualty Event) by any of our company or any of its subsidiaries of (a) any Equity Interests of any subsidiary of any of our company or any of its subsidiaries (other than directors’ qualifying shares) or (b) any other assets of our company or any of its subsidiaries, in each case other than (i) cash, Permitted Investments, or inventory, damaged, unnecessary obsolete or worn out assets, equipment no longer used or useful in the business of our company and its subsidiaries, scrap and other assets, in each case sold, transferred or otherwise disposed of in the ordinary course of business (including allowing any registrations or any applications for registration of any material intellectual property to lapse or go abandoned); (ii) the disposition of all or substantially all of the assets of our company or any of its subsidiaries in a manner permitted pursuant to “— Asset Sales” and the making of any Restricted Payment that is permitted to be made, and is made, pursuant to “— Restricted Payments”; (iii) any disposition of assets or issuance or sale of Equity Interests of any of our company or any of its subsidiaries in any transaction or series of transactions with an aggregate fair market value not in excess of $12,500,000; (iv) transactions pursuant to paragraph (2) of “— Asset Sales”; (v) to the extent allowable under Section 1031 of the Internal Revenue Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business; (vi) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business; (vii) the sale or discount without recourse of accounts receivable in connection with the compromise thereof or the assignment of past due accounts receivable for collection; (viii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business; (ix) the licensing or sub-licensing of material intellectual property or other general intangibles in the ordinary course of business; (x) the unwinding of any Hedging Obligations; (xi) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements; (xii) the lapse or abandonment of any material intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of our company are not material to the conduct of the business of our company and its subsidiaries taken as a whole, (xiii) the sale, transfer or other disposition in the ordinary course of business of mutual funds purchased in reliance on Section 4.11(z).

“Broker-Dealer” means any of our company and its subsidiaries registered as a broker-dealer pursuant to the Exchange Act.

“Calculation Date” means the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Lease Obligations or Synthetic Lease Obligations) by our company and its subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of our company and its subsidiaries (including capitalized software expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs).

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation and including, without limitation, membership interests and partnership interests) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automatic clearinghouse fund transfer services, return items and interstate depository network services, and cash management services for collections, operating, payroll and trust accounts, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services) and (c) any other demand deposit or operating account relationships or other cash management services.

“Casualty Event” means any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, any property or assets of any of our company or its subsidiaries for which any of our company or its subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Commitment Letter” means that certain commitment letter, dated January 16, 2014 by and among Luxor Capital Group, LP, our company, RCAP Holdings, LLC, and RCS Capital Management, LLC.

“Consolidated EBITDA” means, for any period,

(1)	Consolidated Net Income for such period, plus
(2)	without duplication and to the extent deducted (and not added back or excluded) in determining such Consolidated Net Income, the sum of
(a)	Consolidated Interest Expense and Other Net Finance Costs for such period,
(b)	expenses for taxes based upon income, profits or capital, including U.S. and non-U.S. federal and state, franchise, excise and other similar taxes and foreign withholding taxes paid or accrued during such period (including any such taxes deferred or accrued in accordance with GAAP), and any penalties and interest relating to any tax examinations (and not added back) in computing Consolidated Net Income,
(c)	all amounts attributable to depreciation and amortization for such period (including accelerated depreciation and amortization from the write-off or write-down of tangible or intangible assets (other than the write-down of current assets)),
(d)	any extraordinary, nonrecurring or unusual losses or expenses and any non-cash charges for such period, including with respect to write offs or write downs reducing Consolidated Net Income for such period, stock based compensation, goodwill or other asset impairments, restructuring costs, impacts of fair value accounting, recruiting or retention loan expenses, valuation of derivatives, write-offs or deferred financing costs and debt issuance costs, non-cash expenses in respect of options, profits interests and similar interests and non-cash charges in respect of capitalized research and development and organizational costs,
(e)	fees and expenses (other than those payable to affiliates of our company) incurred during such period in connection with (x) the Transactions, (y) any Pending Acquisition and (z) any Permitted Acquisition or proposed or actual acquisitions or Asset Sales permitted hereunder; provided that, in the case of this clause (z), such fees and expenses do not exceed 12.5% of Consolidated EBITDA for such period when taken together with any fees and expenses added back during such period pursuant to clause (f) below,
(f)	fees and expenses (other than those payable to affiliates of our company) incurred during such period in connection with any Equity Issuance or any proposed or actual issuance or incurrence of any Indebtedness, any amendments or modifications to Equity Interests or Indebtedness, including any financing fees and advisor fees (including, to the extent not already included in Consolidated Net Income, fees paid to RCS Capital Management in connection therewith to the extent permitted under “— Transactions with Affiliates”); provided that, in the case of this clause (vi), such fees and expenses do not exceed 12.5% of Consolidated EBITDA for such period when taken together with any fees and expenses added back during such period pursuant to clause (z) of paragraph (e) above,
(g)	all losses during such period resulting from the sale or disposition of any assets of our company or any of its subsidiaries outside the ordinary course of business,
(h)	all losses during such period resulting from the discontinuation of any operations of our company or any of its subsidiaries to the extent permitted or required under Regulation S-X,
(i)	any losses on extinguishment or modification of debt,
(j)	the amount of net cost savings and synergies projected by our company in good faith to be realized as a result of actions taken or to be taken within 12 months after the date of a Permitted Acquisition or Asset Sale (other than the Transactions or any Pending Acquisition), as applicable (which cost savings or synergies shall be calculated on a Pro Forma Basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (i) such cost savings or synergies are reasonably identifiable and factually supportable, (ii) no cost savings or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (iii) such actions have been taken or are to be taken within 12 months after the date of determination to take such action; provided, further, that such cost savings and synergies do not exceed, in the aggregate, 12.5% of Consolidated EBITDA (prior to giving effect to this clause) for any such consecutive four quarter period, and
(k)	the amount of net cost savings and synergies projected by our company in good faith to be realized as a result of certain actions listed on Schedule 1.01(a) to the indenture (such amount, with respect to any such action, the “Permitted Amount”) taken within 18 months after April 29, 2014 with respect to the Transactions and the Pending Acquisitions, as applicable (which cost savings or synergies shall be calculated on a Pro Forma Basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (i) such cost savings or synergies are reasonably identifiable and factually supportable, (ii) no cost savings or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (iii) such actions have been taken within 18 months after the date of determination to take such action;

minus

(3)	without duplication and to the extent included and not deducted in determining such Consolidated Net Income, the sum of
(a)	non-cash gains increasing Consolidated Net Income for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period,
(b)	any extraordinary, unusual or non-recurring gains and all non-cash items of income for such period,
(c)	all gains during such period resulting from the discontinuation of any operations of our company or any of its subsidiaries to the extent permitted or required under Regulation S-X,
(d)	all gains during such period resulting from the sale or disposition of any assets of our company or any of its subsidiaries outside the ordinary course of business, and
(e)	any gains on extinguishment or modification of debt.

For the avoidance of doubt, (A) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by our company or any of its subsidiaries during such period to the extent not subsequently sold, transferred, abandoned or otherwise disposed by our company or such Subsidiary during such period, to the extent the fair market value (as determined by our company in good faith) of the Person, business or assets subject to such acquisition so acquired in any one transaction or series of related transactions is greater than $2,500,000 (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of or closed during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), to the extent the fair market value (as determined by our company in good faith) of the Person, business or assets subject to such sale, transfer, abandonment or disposition so sold, transferred, abandoned or disposed of in any one transaction or series of related transactions is greater than $2,500,000, based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

Additionally, there shall be included in determining Consolidated EBITDA for any period, without duplication, the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, any accruals or reserves that are established or adjusted in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, or as a result of a change in law or regulation, in each case, pursuant to ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively) or relating to investments in debt or equity securities, and the amortization of intangibles arising pursuant to ASC 805 (formerly Financial Accounting Standards Board Statement No. 141). Notwithstanding anything herein to the contrary, for purposes of determining Consolidated EBITDA under the indenture for any period that includes any of the fiscal quarters ended June 30, 2013, September 30, 2013 and December 31, 2013, Consolidated EBITDA for such fiscal quarters shall be $66,100,000, $68,700,000, $66,100,000 and $66,100,000, respectively, in each case, subject to any adjustment set forth above with respect to any transactions occurring after April 29, 2014.

“Consolidated Interest Expense” means with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or greater than par, as applicable, other than with respect to Indebtedness issued in connection with the Transactions, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Indebtedness or derivative instruments pursuant to GAAP) and (d) the interest component of Capital Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (A) accretion or accrual of discounted liabilities not constituting Indebtedness, (B) interest expense attributable to a parent entity resulting from push-down accounting, (C) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (D) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and original issue discount with respect to Indebtedness issued in connection with the Transactions or any intercompany Indebtedness, (E) any “additional interest” owing pursuant to a registration rights agreement and (F) any interest expense in respect of any Indebtedness that is convertible into Qualified Capital Stock or cash (in lieu thereof), in excess of the cash interest on such Indebtedness); plus

(2)	consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income or loss of our company and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that determination of Consolidated Net Income shall exclude the net income for such period of any Person that is not our company or a subsidiary of our company or that is accounted for by the equity method of accounting; provided further that Consolidated Net Income of our company and its subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Permitted Investments during such period) by the referent Person to our company or one of its subsidiaries during such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Facilities” means one or more debt facilities or agreements (including, without limitation, the bank facilities) or commercial paper facilities or indentures, in each case with banks or other institutional lenders providing for, or acting as initial purchasers of, revolving credit loans, term loans, notes, debentures, securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether after or upon termination or otherwise), restructured, restated or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors and including by means of sales of debt securities to institutional investors) in whole or in part from time to time and including increasing the amount of available borrowings thereunder; provided that such increase is permitted under “— Indebtedness.”

“Cumulative Retained Equity Amount” means, at any date, an amount equal to:

(1)	an amount determined on a cumulative basis equal to the Net Cash Proceeds received by our company from Equity Issuances made by our company after April 29, 2014 (other than in connection with the Equity/Debt Contribution or from the issuance of Disqualified Stock), minus
(2)	the aggregate amount on account of Net Cash Proceeds described in clause (1) above used prior to such date to make, without duplication, (i) investments made pursuant to paragraph (16) of “— Investments, Loans and Advances,” (ii) Restricted Payments made pursuant to repurchases of Equity Interests of any Parent Holding Company of our company deemed to occur upon the noncash exercise of stock options and warrants or similar equity incentive awards, and (iii) payments, redemptions, repurchases, retirement or other acquisitions for consideration of any principal amount of Subordinated Indebtedness made in accordance with paragraph (2)(c) of “— Other Indebtedness and Agreements.”

“Daily VWAP” means, for each of the 20 consecutive Trading Days during the relevant Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “RCAP:US” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by our company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Defaulted Amounts” means any amounts on any convertible note (including, without limitation, the Fundamental Change Repurchase Price, principal and interest) that are payable but are not punctually paid or duly provided for.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by any of our company and its subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate substantially simultaneously with the receipt thereof, setting forth the basis of such valuation, less the amount of cash or Permitted Investments received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disposed EBITDA” means with respect to any Sold Entity or Business (any of the foregoing, a “Disposed Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Disposed Pro Forma Entity (determined using such definitions as if references to our company and its subsidiaries therein were to such Disposed Pro Forma Entity and its subsidiaries), all as determined on a consolidated basis for such Disposed Pro Forma Entity.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to January 31, 2022 or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to January 31, 2022. For the avoidance of doubt, any Equity Interest that is convertible solely into, or exchangeable solely for, Qualified Capital Stock of our company shall not be Disqualified Stock.

“Domestic Companies” means any of our company and its subsidiaries organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Equity/Debt Contribution” means cash proceeds of investments in us from Luxor pursuant to the securities purchase agreement, including the issuance and purchase of the convertible preferred stock, the convertible notes and the PIPE shares.

“Equity Interests” means shares of Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right (other than Indebtedness that is convertible into, or exchangeable for, any such equity interest) entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” means any sale by our company of any of its Equity Interests.

“Existing Debt” means the Indebtedness outstanding as of April 29, 2014 (other than Indebtedness under the Credit Facilities and the Notes).

“Financial Advisor” means a Person registered as (i) a representative (as such term is defined in NASD Rule 1031(b)) of a Broker-Dealer or (ii) an investment adviser representative (as defined in 17 CFR 275.203A-3(a)) of an Investment Adviser Company.

“First Allied Credit Agreement” means that certain amended and restated credit agreement, dated as of January 2, 2013 by and between First Allied, as the borrower, and Fifth Third Bank, as the lender, as amended and restated from time to time in accordance with the terms hereof and thereof.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) (i) Consolidated EBITDA, less (ii) the amount of income taxes paid or payable in cash during such period by our company and its subsidiaries to (b) the sum of (i) Consolidated Interest Expense for our company and its subsidiaries for such period, (ii) the amount of income taxes paid or payable in cash during such period by our company and its subsidiaries, (iii) the aggregate amount of all scheduled principal payments of Indebtedness of our company and its subsidiaries during such period and (iv) the aggregate amount of all dividends on any preferred Equity Interests paid by our company in such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio acquisitions that have been made or are, on the Calculation Date, being made by our company or any of its subsidiaries, including through mergers or consolidations, or any subsidiaries acquired by (including acquisitions on the Calculation Date) our company or any of its subsidiaries, and including any related financing transactions and including any increase in ownership of subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given Pro Forma Effect as if they had occurred on the first day of the four-quarter reference period; provided that whenever Pro Forma Effect is to be given to an acquisition or a disposition, the amount of income or earnings related thereto (including the incurrence of any Indebtedness and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, regardless of whether those expense and cost reductions could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any regulation or policy of the SEC related thereto) shall be reasonably determined in good faith by one of our company’s responsible senior financial or accounting officers so long as such cost savings are actually expected to be achieved within 12 months of such acquisition or disposition.

“Foreign Company” means any of our company or any of its subsidiaries that is not a Domestic Company.

“Governmental Authority” means any federal, state, local, county, provincial or foreign court or governmental agency, authority, instrumentality or regulatory body exercising, in each case, any legislative, judicial, administrative or regulatory functions.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof.

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of ISDA Master Agreement, including any such obligations or liabilities under any ISDA Master Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business)); (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person (including all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business)), whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the fair market value of such property and (ii) the amount of the Indebtedness so secured, (e) all Guarantees by such Person of obligations of others of the type referred to in clauses (a), (b), (c) or (f) of this defined term, (f) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (g) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock of such Person or any other Person or any warrants, rights or options to acquire such Disqualified Stock, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (i) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, in each case, if and to the extent that any of the foregoing indebtedness (other than Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer, to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness do not provide that such Person is liable therefor.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Adviser Company” means each Company registered as an investment adviser pursuant to the Investment Advisers Act.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including affiliates) in the form of loans (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and other investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, and return of capital, repayment or other amount received in cash by such Person or a subsidiary of such Person in respect of such Investment.

“ISDA Master Agreement” means the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.

“Leverage Ratio” means, on any date, the ratio of Total Net Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date (or such other date as otherwise specified in the indenture).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Management Agreement” means that certain Amended and Restated Services Agreement, dated as of February 11, 2014 among our company, RCS Capital Management and RCS Holdings as amended.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Obligations” means (a) the obligation of our company to pay (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the first lien term facility, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the second lien term facility, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) the due and punctual payment and performance of all obligations of our company under or pursuant to the indenture (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Other Net Finance Costs” means, for any period, the following costs (or gains) of our for such period determined on a consolidated basis in accordance with GAAP (and without duplication of amounts included in Consolidated Interest Expense): amortization of fair value adjustments to borrowings, interest in respect of post-employment scheme liabilities, fair value losses on financial instruments, and any other “net finance cost” appearing on the consolidated financial statements of our company and not otherwise included in the determination for such period of Consolidated Interest Expense, excluding any interest expense in respect of any Indebtedness that is convertible into Qualified Capital Stock of our company or cash in lieu thereof, in excess of the cash interest on such Indebtedness.

“Parent Holding Company” means any person (other than a natural person) of which our company is a subsidiary.

“Pending Acquisitions” means the Hatteras acquisition (which has closed prior to the date of this prospectus), the ICH acquisition, the Summit acquisition (which has closed prior to the date of this prospectus) and the J.P. Turner acquisition (which has closed prior to the date of this prospectus).

“Permitted Investments” means:

(1)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(2)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;
(3)	investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(4)	investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(5)	fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria of clause (4) above;
(6)	investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act substantially all of whose assets are invested in investments of the type described in clauses (1) through (5) above; and
(7)	other short-term investments utilized by any of the Foreign Companies in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Investors” means Nicholas S. Schorsch, William M. Kahane, Peter M. Budko, Edward M. Weil, Jr., Brian S. Block and one or more investment vehicles owned or controlled by any of the foregoing.

“Permitted Liens” means Liens expressly permitted pursuant to Section 4.10 of the indenture.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Pro Forma Basis” and “Pro Forma Effect” means, for any period, solely for purposes of making all pro forma calculations expressly required to be made under the indenture, such calculations shall give pro forma effect to each issuance, incurrence, assumption or payment of Indebtedness (with any such Indebtedness issued, incurred or assumed being deemed to be amortized over such period in accordance with its terms) that has occurred during such period as if they had occurred on the first day of such period, including, in the case of any acquisition, the Consolidated EBITDA of any entity acquired by us or any of our subsidiaries pursuant to an acquisition during such period pursuant to “— Investments, Loans and Advances” or “— Asset Sales” and in the case of any disposition, the Disposed EBITDA of such entity or business so disposed during such period. In making any determination on a “Pro Forma Basis,” Consolidated Interest Expense with respect to any Indebtedness bearing floating interest rates shall be computed as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

“Pro Forma Entity” shall have the meaning specified in the definition of Acquired EBITDA.

“Qualified Capital Stock” of any Person means any Equity Interest of such Person that is not Disqualified Stock.

“RCAP Holdings Notes” means those certain exchangeable promissory notes, dated September 25, 2013, issued to Lovell Minnick Equity Partners III LP, Lovell Minnick Equity Partners III-A LP, Adam Antoniades, Joel Marks, Gregg Glaser, in an aggregate amount of $26,000,000, which we also refer to as the First Allied notes in “Description of Other Indebtedness — The Bank Facilities.”

“Restricted Indebtedness” means Indebtedness of any of our company or any of its subsidiaries the payment, prepayment, repurchase or defeasance of which is restricted under paragraph (2) of “— Other Indebtedness and Agreements.”

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any of our company or any of its subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any of our company or any of its subsidiaries’ stockholders, partners or members (or the equivalent Persons thereof), (ii) any payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of, any such Indebtedness of our company or any Subsidiary that is unsecured or contractually subordinated to the Notes in any respect (excluding any intercompany Indebtedness between or among our company and any Subsidiary), except a payment of interest or principal at the Stated Maturity thereof and (iii) any Investment not permitted by “— Investments, Loans and Advances.”

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Secured Leverage Ratio” means, on any date, the ratio of Secured Net Debt on such date to Consolidated EBITDA for the Test Period most recently ended on or prior to such date (or such other date as otherwise specified in the indenture).

“Secured Net Debt” means, at any date of determination, (a) the aggregate amount of Indebtedness of our company and its subsidiaries at such time of the type described in clauses (a), (b), (e) (to the extent such Guarantee relates to Indebtedness of the type referred to in clause (a), (b) or (f) of the definition of “Indebtedness”) and (f) of the definition of “Indebtedness” and secured by Liens on the collateral minus (b) an amount up to $62,500,000 of Unrestricted Cash held by our company and its subsidiaries that are guarantors under the bank facilities or any refinancings thereof on such date.

“Similar Business” means any business conducted or proposed to be conducted by our company and its subsidiaries on April 29, 2014 or any business that is similar, reasonably related, incidental or ancillary thereto.

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion as specified in the Settlement Notice related to any converted Notes.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of April 29, 2014, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Equivalents” means all securities convertible into or exchangeable for Capital Stock and all warrants, options or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means Indebtedness of any of our company and its subsidiaries that are guarantor under the bank facilities or any refinancings thereof that is by its terms expressly subordinated in right of payment to the obligations of our company under the indenture.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” means any swap, derivative or other agreement or combination of agreements pursuant to which any of our company or any of its subsidiaries is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than any of our company or any of its subsidiaries of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of any of our company or any of its subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, assessments, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, for any determination under the indenture, the four consecutive fiscal quarters of our company then last ended and for which the financial statements required by Section 4.03 shall have been required to be delivered to the Trustee (or, before the first delivery of financial statements, the most recent period of four fiscal quarters at the end of which financial statements are available).

“Total Net Debt” means, at any date of determination, (a) the aggregate amount of Indebtedness of our company and its subsidiaries at such time, of the type described in clauses (a), (b), (e) (to the extent such Guarantee relates to Indebtedness of the type referred to in clause (a), (b) or (f) of the definition of “Indebtedness”) and (f) of the definition of “Indebtedness,” minus (b) an amount up to $62,500,000 of Unrestricted Cash held by our company and the Specified Subsidiaries on such date.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by any of our company and any of its subsidiaries or any of their respective subsidiaries in connection with the Transactions, the indenture and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the bank facilities; (b) the transactions contemplated by the Commitment Letter; (c) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Debt; (d) the Equity/Debt Contribution; (e) the Cetera acquisition; and (f) the payment of the Transaction Expenses.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as it was in force at the date of execution of the indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after the date hereof, the term “Trust Indenture Act” means, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time.

“Unrestricted Cash” means, at any time, the aggregate amount of unrestricted cash and Permitted Investments on the balance sheet of our company and the Specified Subsidiaries, to the extent that the use of such cash or Permitted Investments for application to the payment of the Obligations is not prohibited by law or any contract or other agreement and such cash and Permitted Investments are free and clear of all Liens (other than Liens under the bank facilities) and Liens permitted under Section 4.10(o)).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(2)	the then outstanding principal amount of such Indebtedness.

Book-entry, Settlement and Clearance

The Global Notes

The convertible notes were initially issued in the form of one registered notes in global form, without interest coupons, or the global note. Upon issuance, the global note was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note is limited to Persons who have accounts with DTC, or DTC participants, or Persons who hold interests through DTC participants. Upon deposit of a global note with DTC’s custodian, DTC credits portions of the principal amount of the global note to the accounts of the DTC participants designated, and ownership of beneficial interests in a global note is shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in a global note may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global note are subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the selling stockholders are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the convertible notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have convertible notes represented by the global note registered in their names;
•	will not receive or be entitled to receive physical, certificated convertible notes; and
•	will not be considered the owners or holders of the convertible notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of convertible notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the convertible notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Convertible Notes

Notes in physical, certificated form will be issued and delivered to each Person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;
•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or
•	an event of default with respect to the convertible notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

DESCRIPTION OF OTHER INDEBTEDNESS

The Bank Facilities

Concurrently with the closing of the Cetera acquisition on April 29, 2014, we entered into the following facilities with Barclays Bank PLC, Bank of America, N.A. and other lenders: (i) a $575.0 million senior secured first lien term loan facility, or the first lien term facility, having a term of five years; (ii) a $150.0 million senior secured second lien term loan facility, having a term of seven years, or the second lien term facility, and together with the first lien term facility, the term facilities; and (iii) a $25.0 million senior secured first lien revolving credit facility having a term of three years or the revolving facility and, together with the term facilities, the bank facilities.

As of June 30, 2014, approximately $575.0 million was outstanding under the first lien term facility, approximately $150.0 million was outstanding under the second lien term facility and no amount was outstanding under the revolving facility.

The first lien term facility includes an original issue discount of 1.0% for gross proceeds to us upon incurrence of $569.3 million, the second lien term facility includes an original issue discount of 1.5% for gross proceeds to us upon incurrence of $147.8 million and no amounts under the revolving facility were drawn down at closing.

The proceeds of the term facilities were used by us to pay a portion of the consideration paid in the Cetera acquisition, to refinance certain existing indebtedness and to pay related fees and expenses.

The first lien term facility has an interest rate equal to LIBOR plus 5.50% per annum, the revolving facility has an interest rate equal to LIBOR plus 5.50% per annum, which may be reduced to 5.25% if the First Lien Leverage Ratio (as defined in the bank facilities) is less than or equal to 1.25 to 1.00, and the second lien term facility has an interest rate equal to LIBOR plus 9.50% per annum. In the case of both term facilities and the revolving facility, LIBOR can be no less than 1.00% per annum.

The bank facilities are subject to: (i) certain mandatory prepayment requirements, including asset sales, insurance/condemnation proceeds, incurrence of certain indebtedness, excess cash flow, and abandonment or termination of the ICH acquisition; (ii) certain agreed prepayment premiums; (iii) customary affirmative covenants; (iv) certain negative covenants, including limitations on incurrence of indebtedness, liens, investments, restricted payments (as described in more detail below), asset dispositions, acquisitions and transactions with affiliates; and (v) financial covenants of a maximum total leverage ratio, a minimum fixed charge coverage ratio and minimum regulatory net capital.

We completed our acquisition of First Allied on June 30, 2014. The bank facilities provide for customary events of default and also provide for an event of default if First Allied does not repay its outstanding indebtedness by July 28, 2014.

Our obligations under the bank facilities are guaranteed, subject to certain exceptions, by RCS Capital Management, RCAP Holdings and each of our direct or indirect domestic subsidiaries that are not SEC-registered broker-dealers dealers, provided that the guarantees by First Allied and its guarantor subsidiaries will not become effective until following repayment of the outstanding indebtedness of First Allied, which is required to occur by July 28, 2014.

We, together with the guarantors (other than First Allied and its guarantor subsidiaries, until their guarantees become effective as described in the immediately preceding sentence), have pledged substantially all of our assets to secure the bank facilities, subject to certain exceptions. The assets of RCAP Holdings subject to this pledge include shares of our Class A Common Stock and the sole outstanding share of our Class B common stock held by RCAP Holdings. Accordingly, an event of a default under the bank facilities and operation of the pledge with respect to the sole outstanding share of our Class B common stock could give rise to a change in control of our company.

The restricted payments covenant prohibits payment of dividends by RCS Capital Management, RCAP Holdings, us and our subsidiaries, subject to certain exceptions, including, among others, (i) certain payments to parent companies and ratable payments to equity holders of non-wholly owned companies, (ii) payments used to retire equity interests held by directors, officers, employees or members of management, consultants or independent contractors, subject to a cap of $10.0 million in any calendar year (with unused amounts permitted to be carried over and used in the subsequent calendar year) plus the proceeds of any key-man life insurance policies in any calendar year, (iii) payments used to repurchase equity interests of direct or indirect parents deemed to occur upon the noncash exercise of stock options, warrants or similar equity incentive awards, (iv) payments in an aggregate amount not to exceed a dollar cap of $10.0 million, plus a basket comprised of a portion of retained excess cash flow, returns on certain investments, and certain other amounts available to us under the terms of the bank facilities, subject to a leverage test of 1.00 to 1.00 (with respect to dividends to affiliates) and 1.25 to 1.00 (with respect to dividends to non-affiliates), (v) cash payments in lieu of fractional shares in connection with a dividend, split or combination of equity interests or permitted acquisition, (vi) payments of dividends and distributions within 60 days after the date such dividends and distributions are declared if otherwise permitted, (vii) other payments not exceeding an amount of pre-closing retained earnings, subject to a cap and a leverage test, (viii) redemptions by us of our equity interests in exchange for another class of equity interest or rights to acquire equity interests or with proceeds from substantially concurrent equity contributions or issuances of new shares of equity interests, and (ix) certain distributions in respect of taxes in an amount up to $2.0 million per fiscal year.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relevant to the purchase, ownership, disposition and conversion of the convertible preferred stock and convertible notes and the ownership and disposition of shares of our Class A common stock, including shares of our Class A common stock received upon conversion of the convertible preferred stock or convertible notes or upon exercise of the Luxor put.

This discussion is based upon the Code, Treasury regulations promulgated under the Code, which we refer to as the Treasury Regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. Any such change could affect the validity of this discussion.

This discussion does not address (i) U.S. federal taxes other than income taxes or (ii) state, local or non-U.S. taxes. In addition, this discussion does not purport to address the U.S. federal income or other tax considerations applicable to holders of the convertible notes, convertible preferred stock, and shares of our Class A common stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;
•	partnerships or entities treated as partnerships for U.S. federal income tax purposes and investors therein, S corporations or other pass-through entities;
•	insurance companies;
•	pension plans or other tax-exempt organizations, except to the extent discussed below;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons that hold their convertible notes, convertible preferred stock or shares of our Class A common stock as part of a straddle, hedge, constructive sale or conversion transaction;
•	persons that do not hold their convertible notes, convertible preferred stock or Class A common stock as a capital asset within the meaning of Section 1221 of the Code;
•	regulated investment companies;
•	real estate investment trusts;
•	certain U.S. expatriates;
•	persons whose “functional currency” is not the U.S. dollar; and
•	persons who acquired their convertible notes, convertible preferred stock or Class A common stock through the exercise of an employee stock option or otherwise as compensation.

Consequences to U.S. Holders

The following is a summary of material U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of the convertible notes, the convertible preferred stock or shares of our Class A common stock. Generally, for purposes of this discussion, you are a U.S. Holder if you are a beneficial owner of the convertible preferred stock, convertible notes or shares of our Class A common stock and you are, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the Unites States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds the convertible notes, the convertible preferred stock or shares of our Class A common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.

Each potential investor should consult with its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of the convertible preferred stock, convertible notes and shares of our Class A common stock.

Consequences to U.S. Holders of Holding the Convertible Notes

Payments of Interest.  Subject to the discussion below under “— Consequences to U.S. Holders of Holding the Convertible Notes — Original Issue Discount,” stated interest paid on a convertible note will be taxable to a U.S. Holder of the convertible notes as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Additional Interest.  We may be required to pay additional interest under certain circumstances such as if we fail to comply with certain reporting obligations as described under “Description of Convertible Notes — Events of Default.” We intend to take the position that the payment of such additional amounts is remote under applicable Treasury Regulations and do not intend to treat those possibilities as affecting the yield to maturity of the convertible notes. Our determination that such possibilities are remote contingencies is binding on you, unless you explicitly disclose to the IRS on your tax return for such year during which you acquire the convertible notes that you are taking a different position. Therefore, if we become obligated to make such payments, we intend to take the position that such payments would be treated as ordinary interest income and taxed as described under “— Consequences to U.S. Holders of Holding the Convertible Notes — Payments of Interest” above. However, the IRS may take a contrary position which is different from that described above, the exact nature of which is not certain under current law and which could affect the timing and character of both your income on the convertible notes and our deduction with respect to the payments of additional interest. If we are required to pay additional interest, you should consult your tax advisor concerning the appropriate tax treatment of the payment of additional interest with respect to the convertible notes.

Original Issue Discount.  For U.S. federal income tax purposes, the “issue price” of the convertible notes equals the first price at which a substantial amount of the convertible notes were sold to investors, excluding sales to bond houses, brokers, or similar persons or persons acting in the capacity of underwriters, placement agents or wholesalers. Given that the stated principal amount of the convertible notes (generally, the sum of all amounts a holder is entitled to receive from us on the convertible notes other than periodic stated interest payable in cash) exceeds the issue price (as defined above) by an amount that equaled or exceeded the statutory de minimis amount (generally ¼ of 1% of the debt instrument’s stated principal amount multiplied by the number of complete years from its issue date to its maturity date), the convertible notes have been issued with original issue discount, or OID, for U.S. federal income tax purposes.

U.S. Holders of the convertible notes will be required to include the OID in gross income, as ordinary income, as the OID accrues on a constant yield basis, in advance of the receipt of the cash payment attributable to the OID, regardless of such U.S. Holder’s usual method of accounting for U.S. federal income tax purposes. The amount of OID that a U.S. Holder must include in gross income for each taxable year is the sum of the daily portions of OID that accrue on the U.S. Holder’s convertible notes for each day of the taxable year during which the U.S. Holder holds the convertible notes. The daily portion of OID is determined by allocating to each day of an accrual period (generally, the period between interest payment dates or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period is the product of the “adjusted issue price” of the convertible notes at the beginning of the accrual period multiplied by the yield to maturity of the convertible notes (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to reflect the length of the accrual period), reduced by the amount of any stated interest allocable to such accrual period. The adjusted issue price of the convertible notes at the beginning of an accrual period generally will equal their issue price, increased by the aggregate amount of OID that has accrued on the convertible notes in all prior accrual periods. The amount of OID included in a U.S. Holder’s gross income will increase the U.S. Holder’s adjusted tax basis in the convertible notes. Under these rules, a U.S. Holder of the convertible notes will have to include increasingly greater amounts of OID over such U.S. Holder’s holding period in the convertible notes. U.S. Holders of the convertible notes should consult their own tax advisors concerning the consequences of, and accrual of, OID on the convertible notes.

A U.S. Holder of the convertible notes generally may irrevocably elect to treat all interest on the convertible notes as OID and calculate the amount includible in income using a constant yield basis. U.S. Holders should consult their own tax advisors regarding this election.

For purposes of determining the amount of the convertible notes to be converted to shares of our Class A common stock, the U.S. Holder’s basis in the convertible notes shall include any accrued OID and accrued and unpaid interest up through the date of conversion.

Market Discount.  A U.S. Holder of the convertible notes will be treated as if the U.S. Holder purchased the convertible notes at a market discount, and the convertible notes will be a market discount debt security, if:

•	the U.S. Holder purchases the convertible notes for less than their issue price as determined above under “— Original Issue Discount”; and
•	the difference between the convertible note’s revised issue price, and the price the U.S. Holder of the convertible notes paid for the convertible notes is equal to greater than ¼ of one percent of the convertible note’s revised issue price multiplied by the number of complete years to the convertible note’s maturity. To determine the revised issue price of the convertible notes for these purposes, OID that has accrued on the convertible notes is generally added to its issue price.

If the convertible note’s revised issue price exceeds the price the U.S. Holder of the convertible notes paid for the convertible notes by less than ¼ of one percent multiplied by the number of complete years to the convertible notes’ maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to the U.S. Holder.

A U.S. Holder of the convertible notes must treat any gain recognized on the maturity or disposition of any market discount convertible notes as ordinary income to the extent of the accrued market discount on the convertible notes. Alternatively, the U.S. Holder may elect to include market discount in income currently over the life of the convertible notes. If a U.S. Holder of convertible notes makes this election, it will apply to all debt instruments with market discount that such U.S. Holder acquires on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS. If a U.S. Holder of convertible notes owns market discount convertible notes and does not make this election, such U.S. Holder will generally be required to defer deductions for interest on borrowings allocable to the convertible notes in an amount not exceeding the accrued market discount on the convertible notes until the maturity or disposition of the convertible notes.

A U.S. Holder of convertible notes will accrue market discount on any market discount convertible notes on a straight-line basis unless such U.S. Holder elects to accrue market discount using a constant-yield method. If a U.S. Holder of market discount convertible notes makes this election, it will apply only to such market discount convertible notes and such U.S. Holder may not revoke it.

Acquisition Premium.  A U.S. Holder of convertible notes that purchases the convertible notes for an amount that is less than or equal to the sum of all amounts, other than periodic stated interest, payable on the convertible notes after the purchase date but is greater than the amount of the convertible note’s revised issue price, as determined above under “— Market Discount,” the excess is acquisition premium. If such

U.S. Holder does not make the election described above under “— Original Issue Discount,” then such U.S. Holder must reduce the daily portions of OID by a fraction equal to:

•	the excess of the U.S. Holder’s adjusted basis in the convertible notes immediately after purchase over the adjusted issue price of the convertible notes, divided by,
•	the excess of the sum of all amounts payable, other than periodic stated interest, on the convertible notes after the purchase date over the convertible notes revised issue price.

Sale, Exchange or Retirement of the Convertible Notes.  Upon the sale, exchange or retirement of a convertible note (other than a conversion into shares of our Class A common stock), a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the convertible notes. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “— Consequences to U.S. Holders of Holding the Convertible Notes — Payments of Interest” above. A U.S. Holder’s tax basis in a convertible note generally will be equal to the cost of the convertible note to such U.S. Holder increased by any amounts that the U.S. Holder included in income under the rules governing OID and market discount as described above.

Subject to the discussions above under “— Consequences to U.S. Holders of Holding the Convertible Notes — Original Issue Discount” and — Consequences to U.S. Holders of Holding the Convertible Notes — Market Discount,” gain or loss recognized on the sale, exchange or retirement of a convertible note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the convertible note has been held for more than one year. Under current law, long-term capital gains recognized by non-corporate U.S. Holders generally are subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Conversion into Shares of Our Class A Common Stock.  A U.S. Holder’s conversion of a convertible note solely into shares of our Class A common stock and cash in lieu of a fractional share of our Class A common stock will not be a taxable event, except that the receipt of cash in lieu of a fractional share of our Class A common stock (such receipt to be treated as if the fractional share were issued and received and then immediately redeemed for cash) will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. Holder’s tax basis in the fractional share) and the fair market value of the share of our Class A common stock received with respect to accrued interest will be taxed as a payment of interest as described under “Consequences to U.S. Holders of Holding the Convertible Notes — Payments of Interest” above.

A U.S. Holder’s tax basis in the shares of our Class A common stock received upon a conversion of a convertible note (other than the shares of our Class A common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the convertible note that was converted. A U.S. Holder’s tax basis in the Class A common stock received with respect to accrued interest (including any previously accrued OID or market discount, as described above under the headings “— Consequences to U.S. Holders of Holding the Convertible Notes — Original Issue Discount” and “— Consequences to U.S. Holders of Holding the Convertible Notes — Market Discount”) will equal the fair market value of the stock received. A U.S. Holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the shares of our Class A common stock received upon conversion between the shares of our Class A common stock received (other than the fractional share) and the fractional share, in accordance with their respective fair market values.

A U.S. Holder’s holding period in the shares of our Class A common stock received will include such U.S. Holder’s holding period for the convertible note converted, except that the holding period of any shares of our Class A common stock received with respect to accrued interest (including any previously accrued OID or market discount, as described above under the headings “— Consequences to U.S. Holders of Holding the Convertible Notes — Original Issue Discount” and “— Consequences to U.S. Holders of Holding the Convertible Notes — Market Discount”) will commence on the day after the date of receipt of such shares of our Class A common stock.

Constructive Dividends.  The conversion rate of the convertible notes will be adjusted in certain circumstances. Under the Code and applicable Treasury Regulations, adjustments that have the effect of increasing a holder’s interest in our assets or earnings and profits may, in some circumstances, result in a deemed distribution to the holder even though the holder has not received any cash or property as a result of such adjustments. If we were to make a distribution of cash or property (for example, evidences of indebtedness or assets) to stockholders and the conversion rate of the convertible notes were increased pursuant to the anti-dilution provisions of the indenture, such increase would be deemed to be a distribution to holders of the convertible notes. In addition, any other increase in the conversion rate of the convertible notes (including an adjustment to the conversion rate in connection with a make-whole fundamental change) may, depending on the circumstances, be deemed to be a distribution to holders. Additionally, in certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution to holders of convertible notes, if as a result of such failure the proportionate interest of the convertible note holders in our assets or earnings and profits is increased. Any deemed distribution will be taxed in the same manner as an actual distribution. See “— Consequences to U.S. Holders of Holding the Convertible Preferred Stock and Shares of Our Class A Common Stock” below. U.S. Holders of the convertible notes should consult their tax advisors as to the tax consequences of receiving constructive dividends.

Possible Effect of a Consolidation or Merger.  In certain situations, we may consolidate or merge into another entity (as described above under “Description of Convertible Notes — Conversion Rights —  Conversion Transactions”). Depending on the circumstances, a change in the obligor of the convertible notes as a result of the consolidation or merger could result in a deemed taxable exchange to a U.S. Holder, and the modified convertible note could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. Such a deemed taxable exchange could also alter the amount of previously accrued OID and market discount on the convertible notes (see “— Consequences to U.S. Holders of Holding the Convertible Notes — Original Issue Discount” and “— Consequences to U.S. Holders of Holding the Convertible Notes — Market Discount”). U.S. Holders should consult their own advisors on the possible tax consequences of our consolidating or merging into another entity on an investment in the convertible notes.

Backup Withholding and Information Reporting.  Information returns will generally be filed with the IRS in connection with payments on the convertible notes and the proceeds from a sale or other disposition of the convertible notes. A U.S. Holder of the convertible notes will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Consequences to U.S. Holders of Holding the Convertible Preferred Stock and Shares of Our Class A Common Stock

Dividends.  Distributions with respect to the convertible preferred stock and shares of our Class A common stock (other than certain stock distributions with respect to the Class A common stock) will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of distributions with respect to the convertible preferred stock or shares of our Class A common stock exceeds our current and accumulated earnings and profits, such excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in such convertible preferred stock or shares of our Class A common stock, as the case may be, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. Holder has held such convertible preferred stock or shares of our Class A common stock, as the case may be, for more than one year as of the time of the distribution.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividends received by non-corporate U.S. Holders of the convertible preferred stock or shares of our Class A common stock currently are subject to tax at a maximum rate of 20%. Subject to similar exceptions for short-term and hedged positions, distributions on the convertible preferred stock and shares of our Class A common stock constituting dividend income paid to U.S. Holders that are U.S. corporations are subject to tax at ordinary corporate rates, but will qualify for the dividends received deduction. However, any distribution (or the portion of any distribution) that exceeds our current and accumulated earnings and profits will not be eligible for the dividends received deduction. A U.S. Holder of the convertible preferred stock or shares of our Class A common stock should consult its own tax adviser regarding the availability of the 20% dividend rate or the dividends received deduction, as applicable, in the light of its particular circumstances.

In certain cases, a U.S. Holder may be treated as having received an “extraordinary dividend,” within the meaning of Section 1059 of the Code. Investors that are U.S. corporations that receive an “extraordinary dividend” in respect of the convertible preferred stock or shares of our Class A common stock generally would be required to reduce their basis in the convertible preferred stock or shares of our Class A common stock (but not below zero) by the portion of the dividend that is not taxed because of the dividends received deduction. To the extent the non-taxed portion of such dividend exceeds the corporate investor’s stock basis, such investor must treat such excess as gain from the sale or exchange of the convertible preferred stock or shares of our Class A common stock for the taxable year in which such dividend is received. Non-corporate U.S. Holders of the convertible preferred stock or shares of our Class A common stock who receive an “extraordinary dividend” would be required to treat any losses on the sale of convertible preferred stock of shares of our Class A common stock as long-term capital losses to the extent of dividends received by them that qualify for the 20% tax rate.

Class A Common Stock Distributions.  If the Company pays a distribution on the convertible preferred stock in the form of shares of our Class A common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above under “Consequences to U.S. Holders of Holding the Convertible Preferred Stock and Shares of Our Class A Common Stock —  Dividends.” The amount of such distribution will equal the fair market value on the distribution date of the shares of our Class A common stock distributed to a U.S. Holder on that date. A U.S. Holder’s tax basis in such shares of our Class A common stock will equal the fair market value of such shares of our Class A common stock on the distribution date, and such U.S. Holder’s holding period for such shares of our Class A common stock will begin on the day following the distribution date.

Sale or Other Disposition.  A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of the convertible preferred stock or shares of our Class A common stock equal to the difference between the amount realized upon the sale or exchange (not including any proceeds attributable to declared and unpaid dividends or interest, which will be taxable as described above to U.S. Holders of record) and the U.S. Holder’s adjusted tax basis in the convertible preferred stock or shares of our Class A common stock sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the convertible preferred stock or shares of our Class A common stock sold or exchanged is more than one year. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 20% rate. The deductibility of capital losses is subject to limitations.

Conversion of Convertible Preferred Stock into Class A Common Stock.  As a general rule, a U.S. Holder of the convertible preferred stock will not recognize any gain or loss in respect of the receipt of shares of our Class A common stock upon the conversion of the convertible preferred stock. Except to the extent of shares of our Class A common stock treated as received in respect of any dividends in arrears, the adjusted tax basis of shares of our Class A common stock received on conversion will equal the adjusted tax basis of the convertible preferred stock converted (reduced by the portion of adjusted tax basis allocated to any fractional shares of our Class A common stock exchanged for cash, as described below), and the holding period of such shares of our Class A common stock received on conversion will generally include the period during which the convertible preferred stock was held prior to conversion. A U.S. Holder of convertible preferred stock may recognize dividend income to the extent there are dividends in arrears on such convertible preferred stock at the time of conversion into Class A common stock.

Cash received in lieu of a fractional share of our Class A common stock will generally be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share.

If a U.S. Holder of the convertible preferred stock exercises its right to convert the convertible preferred stock into shares of our Class A common stock after a regular record date but before the dividend payment date, then upon conversion, the U.S. Holder generally will be required to pay to us in cash an amount equal to the portion of such dividend attributable to the current quarterly dividend period. In this case, the U.S. Holder will be entitled to receive the dividend payment on the corresponding dividend payment date. A U.S. Holder should consult its own tax adviser with respect to the treatment of such cash payment and the subsequent receipt of such dividend payment.

Adjustment of Conversion Price of the Convertible Preferred Stock.  The conversion price of the convertible preferred stock is subject to adjustment under certain circumstances. Treasury Regulations promulgated under Section 305 of the Code would treat a U.S. Holder of the convertible preferred stock as having received a constructive distribution includable in such U.S. Holder’s income in the manner described under “Consequences to U.S. Holders of Holding the Convertible Preferred Stock and Shares of Our Class A Common Stock — Dividends,” above, if and to the extent that certain adjustments in the conversion price increase the proportionate interest of the U.S. Holder in our earnings and profits.

For example, a decrease in the conversion price to reflect a taxable dividend to holders of shares of our Class A common stock will generally give rise to a deemed taxable dividend to the holders of convertible preferred stock to the extent of an allocable portion of our current and accumulated earnings and profits. Thus, under certain circumstances, U.S. Holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interest of the U.S. Holders of the convertible preferred stock (other than an adjustment in respect of a taxable dividend on the shares of our Class A common stock), however, generally will not be considered to result in a constructive dividend distribution.

Backup Withholding and Information Reporting.  Information returns will generally be filed with the IRS in connection with dividends on the convertible preferred stock and shares of our Class A common stock and the proceeds from a sale or other disposition thereof. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

The following is a summary of material U.S. federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the convertible notes, the convertible preferred stock or shares of our Class A common stock. As used herein, the term “Non-U.S. Holder” means a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of the convertible notes, the convertible preferred stock or shares of our Class A common stock, as applicable, that is not a U.S. Holder. A “Non-U.S. Holder” does not include an individual present in the United States for 183 days or more in the taxable year of disposition of the convertible notes, the convertible preferred stock or shares of our Class A common stock.

Each potential investor should consult with its own tax adviser as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of the convertible preferred stock, convertible notes and shares of our Class A common stock.

Consequences to Non-U.S. Holders of Holding the Convertible Notes

Payments on the Convertible Notes.  Subject to the discussion below concerning backup withholding, payments of principal and interest (including any amounts generally treated as OID or accrued market discount for U.S. federal income tax purposes, as described above under “— Consequences to U.S. Holders of Holding the Convertible Notes — Original Issue Discount” and “— Consequences to U.S. Holders of Holding the Convertible Notes — Market Discount”) on the convertible notes to any Non-U.S. Holder of the convertible notes will not be subject to U.S. federal income and withholding tax, provided that, in the case of interest not effectively connected with the conduct of a trade or business in the United States:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;
•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and
•	the U.S. payor of the interest (including us, or any intermediary who pays the interest on our behalf) does not have actual knowledge or reason to know that a holder is a United States person and such holder certifies to the U.S. payor under penalties of perjury on a properly executed IRS Form W-8BEN that such holder is not (or, in the case of a Non-U.S. Holder that is an estate or trust, such forms certifying that the beneficiary of the estate or trust is not) a United States person;

If a Non-U.S. Holder of the convertible notes does not qualify for an exemption under these rules, interest income, OID and any accrued market discount on the convertible notes may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate). If a Non-U.S. Holder of a convertible note is engaged in a trade or business in the United States, and if interest on the convertible note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the 30% withholding tax, generally will be taxed in the same manner as a U.S. Holder (see “— Consequences to U.S. Holders of Holding the Convertible Notes” above), subject to such Non-U.S. Holder being eligible for, and properly claiming the benefits of, an applicable income tax treaty providing otherwise, except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. Non-U.S. Holders engaged in a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of convertible notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate), as well as the potential applicability of an income tax treaty in their individual circumstances.

Sale, Exchange, or Other Disposition of Convertible Notes.  A Non-U.S. Holder of the convertible notes generally will not be subject to U.S. federal income and withholding taxes on any amount that constitutes capital gain upon a sale, exchange, redemption, retirement or other taxable disposition of a convertible note, unless any of the following is true:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	our common stock constitutes a U.S. real property interest within the meaning of the Foreign Investment in Real Property Tax Act by reason of our status as a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A Non-U.S. Holder of the convertible notes that is a foreign corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A Non-U.S. Holder of the convertible notes described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided the Non-U.S. Holder timely files U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we are not, and do not anticipate that we will become, a USRPHC.

Non-U.S. Holders of the convertible notes should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Constructive Dividends.  In the case of a deemed distribution as described under “— Consequences to U.S. Holders of Holding the Convertible Notes — Constructive Dividends,” such deemed distribution will be subject to withholding of U.S. federal income tax. In the case of such a constructive dividend, it is possible that the U.S. federal income tax on the constructive dividend would be withheld from interest, shares of Class A common stock or sales proceeds subsequently paid or credited to the Non-U.S. Holder. A Non-U.S. Holder that is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it is eligible for a refund of all or a portion of the withholding tax.

Backup Withholding and Information Reporting.  Information returns will be filed with the IRS in connection with payments on the convertible notes. Unless the Non-U.S. Holder of the convertible notes complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the convertible notes and the Non-U.S. Holder may be subject to backup withholding on payments on the convertible notes or on the proceeds from a sale or other disposition of the convertible notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders of Holding the Convertible Preferred Stock and Shares of Our Class A Common Stock

Dividends.  Generally, distributions (including any constructive distributions taxable as dividends as described below and any cash paid upon a conversion that is treated as a dividend) treated as dividend income and paid to a Non-U.S. Holder with respect to the convertible preferred stock or shares of our Class A common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable tax treaty. Any dividends paid on the convertible preferred stock in shares of our Class A common stock and taxed as dividend income as described above under “— Consequences to U.S. Holders of Convertible Preferred Stock or Class A common stock — Class A Common Stock distributions” will be subject to withholding tax. Any required withholding tax might be satisfied by the withholding agent through a sale of a portion of the shares you receive as a dividend or might be withheld from cash dividends or sales proceeds subsequently paid or credited to you.

Dividends that are effectively connected with a trade or business carried on by a Non-U.S. Holder of convertible preferred stock or shares of our Class A common stock within the United States, and, to the extent an applicable treaty provides, attributable to a permanent establishment maintained by the Non-U.S. Holder, will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates but will not be subject to U.S. withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to the applicable withholding agent. Under applicable Treasury Regulations, a Non-U.S. Holder (including, in certain cases of Non-U.S. Holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable tax treaty. A Non-U.S. Holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable tax treaty) on the deemed repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments.

Sale, Exchange, or Other Disposition of Convertible Preferred Stock of Shares of Our Class A Common Stock.  A Non-U.S. Holder of the convertible preferred stock or shares of our Class A common stock generally will not be subject to U.S. federal income and withholding taxes on any amount that constitutes capital gain upon a sale, exchange, redemption or other taxable disposition of the convertible preferred stock or shares of our Class A common stock, unless any of the following is true:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•	our common stock constitutes a U.S. real property interest within the meaning of the Foreign Investment in Real Property Tax Act by reason of our status as a USRPHC for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A Non-U.S. Holder of the convertible preferred stock or shares of our Class A common stock that is a foreign corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

A Non-U.S. Holder of the convertible preferred stock or shares of our Class A common stock described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain derived from the sale or other taxable disposition, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States) provided the Non-U.S. Holder timely files U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we are not, and do not anticipate that we will become, a USRPHC.

Non-U.S. Holders of the convertible notes should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Conversion of Convertible Preferred Stock into Class A Common Stock.  You generally will not recognize any gain or loss by reason of receiving shares of our Class A common stock in exchange for convertible preferred stock upon conversion of the convertible preferred stock, except gain or loss will be recognized with respect to any cash received in lieu of fractional shares. It is possible that dividend income may be recognized with respect to any shares of our Class A common stock treated as received in respect of any dividends in arrears. In such case, any withholding tax on stock treated as a dividend may be satisfied by the withholding agent through a sale of a portion of the shares you receive as a dividend or may be withheld from cash dividends, shares of our Class A common stock or sale proceeds subsequently paid or credited to you.

Adjustment of Conversion Price.  As described above under “Consequences to U.S. Holders of the Convertible Preferred Stock and Shares of Our Class A Common Stock — Adjustment of Conversion Price of the Convertible Preferred Stock,” certain adjustments in the conversion price (or failures to adjust the conversion price) could result in deemed distributions to the Non-U.S. Holder that are taxed as described under “Dividends.” It is possible that any withholding tax on such a deemed distribution might be satisfied by the withholding agent through a sale of a portion of the shares you receive as a dividend or might be withheld from cash dividends, shares of our Class A common stock or sale proceeds subsequently paid or credited to you.

Backup Withholding and Information Reporting.  Information returns will be filed with the IRS in connection with payments on the convertible preferred stock and shares of our Class A common stock. Unless the Non-U.S. Holder of the convertible preferred stock of shares of our Class A common stock complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the convertible preferred stock or shares of our Class A common stock and the Non-U.S. Holder may be subject to backup withholding on payments on the convertible preferred stock or shares of our Class A common stock or on the proceeds from a sale or other disposition thereof. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder of the convertible preferred stock or shares of our Class A common stock will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Medicare Tax

Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts for taxable years is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of the convertible notes, the convertible preferred stock or shares of our Class A common stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of such shares.

Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. A withholding tax of 30% generally will be imposed interest or dividends on, and gross proceeds from the sale or other disposition of, the convertible notes, the convertible preferred stock or shares of our Class A common stock paid to (a) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) less such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity (as the beneficial owner or, in certain cases, as an intermediary for the beneficial owners) unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. These rules generally will apply to payments of interest on the convertible notes and payments of dividends on shares of our Class A common stock made after June 30, 2014 and generally will apply to payments of gross proceeds from a sale or other disposition of the convertible notes, the convertible preferred stock or shares of our Class A common stock after December 31, 2016. However, according to administrative guidance, FATCA will not apply to interest on, or gross proceeds from the disposition of, debt instruments that are outstanding on July 1, 2014 unless such debt instruments are materially modified on or after that date and certain other conditions are met. Thus, under that guidance, FATCA generally will not apply to the convertible notes unless the terms of the convertible notes are materially modified on or after July 1, 2014. We will not pay any additional amounts in respect of any amounts withheld. Holders of the convertible notes, the convertible preferred stock or shares of our Class A common stock are encouraged to consult their tax advisors regarding the particular consequences to them of this legislation and guidance.

LEGAL MATTERS

Certain legal matters regarding the validity of the securities offered hereby will be passed upon by Proskauer Rose LLP. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

WeiserMazars LLP, an independent registered public accounting firm, has audited the consolidated financial statements of RCS Capital Corporation and Subsidiaries, which are incorporated by reference in this prospectus and registration statement. Such financial statements have been so incorporated by reference in reliance on the report of WeiserMazars LLP upon the authority of said firm as experts in accounting and auditing in giving said reports.

BDO USA, LLP, an independent registered public accounting firm, has audited the financial statements of Hatteras Investment Partners, LLC, Hatteras Investment Management, LLC, and Hatteras Capital Investment Management, LLC and their subsidiaries as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 incorporated by reference in this prospectus and registration statement as set forth in its report, which is incorporated by reference in this prospectus and registration statement. Such financial statements have been so incorporated by reference in reliance on the report of BDO USA, LLP upon the authority of said firm as experts in accounting and auditing in giving said report.

Moore Stephens Lovelace, P.A., an independent registered public accounting firm, has audited the financial statements of Summit Financial Services Group, Inc. and its subsidiaries as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 incorporated by reference in this prospectus and registration statement as set forth in its reports, which are incorporated by reference in this prospectus and registration statement. Such financial statements have been so incorporated by reference in reliance on the reports of Moore Stephens Lovelace, P.A. upon the authority of said firm as experts in accounting and auditing in giving said reports.

The financial statements Cetera Financial Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2013 and 2012, incorporated in this prospectus by reference from our Current Report on Form 8-K dated July 1, 2014, have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements Tower Square Securities, Inc. as of and for the years ended December 31, 2012 and 2011, both incorporated in this prospectus by reference from our Current Report on Form 8-K dated July 1, 2014, have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their reports, which are incorporated herein by reference (which reports express unmodified opinions and include an other matter paragraph regarding related party transactions). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements Walnut Street Securities, Inc. as of and for the year ended December 31, 2012 and 2011, both incorporated in this prospectus by reference from our Current Report on Form 8-K dated July 1, 2014, have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their reports, which are incorporated herein by reference (which reports expresses unmodified opinions and includes an other matter paragraph regarding related party transactions). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

BDO USA, LLP, an independent registered public accounting firm, has audited the financial statements of First Allied Holdings Inc. and its subsidiaries as of December 31, 2013 (successor) and 2012 (predecessor) and for the period from January 1, 2013 to September 24, 2013 (predecessor) and the period from September 25, 2013 to December 31, 2013 (successor) and for the year ended December 31, 2012 (predecessor) incorporated by reference in this prospectus and registration statement as set forth in its report, which is incorporated by reference in this prospectus and registration statement. Such financial statements have been so incorporated by reference in reliance on the report of BDO USA, LLP upon the authority of said firm as experts in accounting and auditing in giving said report.

The consolidated financial statements of Legend Group Holdings, LLC as of December 31, 2012, and for the year then ended, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

First Allied Holdings Inc. and Legend Group Holdings, LLC have agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the inclusion of its audit report on Legend Group Holdings, LLC’s December 31, 2012 financial statements incorporated by reference in this prospectus.

RCS CAPITAL CORPORATION

14,657,980 Shares of 7.00% Series A Convertible Preferred Stock
$120,000,000 5.00% Convertible Senior Notes due 2021
21,450,490 Shares of Class A Common Stock

PROSPECTUS